Exhibit 4.1

EXECUTION VERSION

MCDERMOTT INTERNATIONAL, INC.

8.000% SENIOR SECURED NOTES DUE 2021

INDENTURE

DATED AS OF APRIL 16, 2014

WELLS FARGO BANK, NATIONAL ASSOCIATION

Trustee

WELLS FARGO BANK, NATIONAL ASSOCIATION

Collateral Agent

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SECTION 12.15.	Waiver of Jury Trial	112
SECTION 12.16.	Force Majeure	112
SECTION 12.17.	Documents in English	112
SECTION 12.18.	Conversion of Currency	112
SECTION 12.19.	Service of Process	113
SECTION 12.20.	Legal Holidays	113

EXHIBITS

Exhibit A	FORM OF NOTE

Exhibit B	FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Exhibit C	FORM OF CERTIFICATE TO BE DELIVERED IN CONNECTION WITH TRANSFERS PURSUANT TO RULE 144A

Exhibit D	FORM OF CERTIFICATE TO BE DELIVERED IN CONNECTION WITH TRANSFERS PURSUANT TO REGULATION S

Exhibit E	FORM OF SECOND LIEN PLEDGE AND SECURITY AGREEMENT

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This Indenture, dated as of April 16, 2014 is by and among McDermott International, Inc., a Panamanian corporation (as further defined in Section 1.1, the “Issuer”), the Guarantors listed on the signature pages hereto, Wells Fargo Bank, National Association, as trustee (as further defined in Section 1.1, the “Trustee”), paying agent and registrar, and Wells Fargo Bank, National Association, as collateral agent (as further defined in Section 1.1, the “Collateral Agent”).

The Issuer, the Guarantors, the Trustee and the Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of (i) the Issuer’s 8.000% Senior Secured Notes due 2021 issued on the date hereof (the “Initial Notes”) and (ii) Additional Notes (as defined herein):

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1. Definitions.

“Acquired Indebtedness” means:

(1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries (including, for the avoidance of doubt, Indebtedness incurred in the ordinary course of such Person’s business to acquire assets used or useful in its business) existing at the time such Person becomes a Restricted Subsidiary; and

(2) with respect to the Issuer or any Restricted Subsidiary, any Indebtedness of a Person (including, for the avoidance of doubt, Indebtedness incurred in the ordinary course of such Person’s business to acquire assets used or useful in its business), other than the Issuer or a Restricted Subsidiary, existing at the time such Person is merged with or into the Issuer or a Restricted Subsidiary, or Indebtedness expressly assumed by the Issuer or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person.

“Additional Notes” means Notes (other than the Initial Notes) issued pursuant to Article II and otherwise in compliance with the provisions of this Indenture.

“Affiliate” of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, such Person. For purposes of this definition, “control” of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means any Registrar, Paying Agent, co-registrar or other agent appointed pursuant to this Indenture.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of:

(a) the present value at such redemption date of (i) the redemption price of such Note at May 1, 2017 (such redemption price being set forth in the table appearing in Section 3.7(b)) plus (ii) all required interest payments (excluding accrued and unpaid interest to such redemption date) due on such Note through May 1, 2017, computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of such Note.

“asset” means any asset or property, including, without limitation, Equity Interests.

“Asset Acquisition” means:

(1) an Investment by the Issuer or any Restricted Subsidiary in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary, or shall be merged with or into the Issuer or any Restricted Subsidiary;

(2) the acquisition by the Issuer or any Restricted Subsidiary of all or substantially all of the assets of any other Person (other than a Restricted Subsidiary) or any division or line of business of any such other Person (other than in the ordinary course of business); or

(3) the acquisition by the Issuer or any Restricted Subsidiary of any Vessel (whether new construction or otherwise).

“Asset Sale” means:

(1) any sale, conveyance, transfer, lease, assignment or other disposition by the Issuer or any Restricted Subsidiary to any Person other than the Issuer or any Restricted Subsidiary (including by means of a sale and leaseback transaction or a merger or consolidation), in one transaction or a series of related transactions, of any assets of the Issuer or any of its Restricted Subsidiaries other than in the ordinary course of business;

(2) any issuance of Equity Interests of a Restricted Subsidiary (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or third parties to the extent required by applicable law or any Preferred Stock of Restricted Subsidiaries issued in compliance with Section 4.9) to any Person other than the Issuer or any Restricted Subsidiary in one transaction or a series of related transactions; or

(3) an Event of Loss (the actions described in these clauses (1), (2) and (3), collectively, for purposes of this definition, a “transfer”).

For purposes of this definition, the term “Asset Sale” shall not include:

(a) transfers of cash or Cash Equivalents;

(b) transfers of all or substantially all assets (including Equity Interests) that are governed by, and made in accordance with, Section 4.14 or Section 5.1;

(c) Permitted Investments and Restricted Payments permitted under Section 4.7;

(d) the creation of or realization on any Permitted Lien and any disposition of assets resulting from the enforcement or foreclosure of any such Permitted Lien (to the extent not constituting an Event of Loss);

(e) any charter (bareboat or otherwise) or other lease of assets or property entered into in the ordinary course of business and with respect to which the Issuer or any Restricted Subsidiary is the charterer or lessor, except any such charter or lease that provides for the acquisition of such assets or property by the lessee during or at the termination thereof for an amount that is less than the Fair Market Value thereof as determined at the time the right to acquire such assets or property is exercised, in which case an Asset Sale shall be deemed to occur at the time such right is exercised;

(f) transfers or other dispositions of damaged, worn-out or obsolete equipment or assets (in each case, other than Vessels) that, in the Issuer’s reasonable judgment, are no longer used or useful in the business of the Issuer or its Restricted Subsidiaries;

(g) sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other Intellectual Property, and licenses, leases or subleases of other assets, of the Issuer or any Restricted Subsidiary to the extent not materially interfering with the business of the Issuer and the Restricted Subsidiaries;

(h) a transfer or other disposition of inventory or other assets acquired and held for resale in the ordinary course of business;

(i) a transfer or other disposition of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring and similar arrangements;

(j) a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(k) dispositions of accounts receivable and any related assets to or by the Issuer or any Restricted Subsidiary in connection with a Receivables Program; and

(l) any transfer or series of related transfers that, but for this clause (l), would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $10.0 million.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal, state or foreign law for the relief of debtors, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, winding-up, restructuring or similar debtor relief laws of the United States or other insolvency law in the applicable jurisdictions (including applicable foreign jurisdictions) from time to time in effect and affecting the rights of creditors generally.

“Beneficial Owner” has the meaning as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that, in calculating beneficial ownership for a particular person or group, such person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only upon the occurrence of a subsequent condition.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person and (ii) in any other case, the functional equivalent of the foregoing or, in each case, other than for purposes of the definition of “Change of Control,” any duly authorized committee of such body.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in the State of New York or Houston, Texas are authorized or required by law to close.

“Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP. Notwithstanding the foregoing, any lease that would have been classified as an operating lease pursuant to U.S. generally accepted accounting principles as in effect on the Issue Date shall be deemed not to be a Capitalized Lease.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means:

(1) United States dollars, or money in foreign currencies received in the ordinary course of business that are readily convertible into United States dollars;

(2) marketable obligations issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided, that the full faith and credit of such government is pledged in support thereof), maturing within one year of the date of acquisition thereof;

(3) demand and time deposits and certificates of deposit of any lender under any Credit Facility or any Eligible Bank organized under the laws of the United States, any state thereof or the District of Columbia or a U.S. branch of any other Eligible Bank maturing within one year of the date of acquisition thereof;

(4) commercial paper issued by any Person incorporated in the United States rated, at the time of acquisition thereof, at least A1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s or an equivalent rating by a nationally recognized rating agency if both S&P and Moody’s cease publishing ratings of commercial paper issuers generally, and in each case maturing not more than one year after the date of acquisition thereof;

(5) repurchase obligations with a term of not more than one year for underlying securities of the types described in clause (2) above entered into with any Eligible Bank and maturing not more than one year after such time;

(6) securities issued and fully guaranteed by any state, commonwealth or territory of the United States or by any political subdivision or taxing authority thereof, rated at least A by Moody’s or S&P and having maturities of not more than one year from the date of acquisition;

(7) (i) shares of any money market fund that has net assets of not less than $500.0 million and satisfies the requirements of rule 2a-7 under the Investment Company Act of 1940, as amended, and (ii) shares of any offshore money market fund that has net assets of not less than $500.0 million and a $1 net asset mandate;

(8) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (7) above;

(9) demand deposit accounts maintained in the ordinary course of business;

(10) in the case of the Issuer or any Subsidiary of the Issuer organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which such Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (1) through (9) above; and

(11) any other investment defined as a “Cash Equivalent” under the Credit Agreement.

“Change of Control” means the occurrence of any of the following events:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the Beneficial Owner of, or controls, directly or indirectly, Voting Stock representing more than 50.0% of the voting power of the total outstanding Voting Stock of the Issuer on a fully diluted basis, in each case other than as a result of a merger or consolidation as a result of which the beneficial owners of the Issuer’s Voting Stock immediately prior to the transaction beneficially own, immediately after the transaction, a majority of the voting power of the Voting Stock of the successor entity or any parent thereof;

(3) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Issuer (together with any new directors whose election to such Board of Directors or whose nomination for election by the stockholders of the Issuer was approved by a vote of a majority of the directors of the Issuer then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Issuer; and

(4) the adoption by the stockholders of the Issuer of a Plan of Liquidation.

“Collateral” means all property wherever located and whether now owned or at any time acquired after the Issue Date by the Issuer or a Guarantor as to which a Lien is granted or purported to be granted under the Collateral Agreements.

“Collateral Agent” means Wells Fargo Bank, National Association, in its capacity as collateral agent under this Indenture until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Collateral Agreements” means, collectively, the Intercreditor Agreement, the Second Lien Pledge and Security Agreement and each instrument or agreement (including any mortgages, pledge agreements, security agreements, deeds and control agreements) creating a security interest in the Collateral in favor of the Collateral Agent, on behalf of itself and the Secured Parties, as required by the Indenture Documents, as the same may be in force from time to time.

“Collateral Disposition” means any sale, transfer or other disposition (whether voluntary or involuntary) to the extent involving assets or other rights or property that constitute Collateral. The sale or issuance of Equity Interests in a Guarantor such that it thereafter is no longer a Guarantor shall be deemed to be a Collateral Disposition of the Collateral owned by such Guarantor.

“Common Stock” means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Amortization Expense” for any period means the amortization expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Cash Flow” for any period means, with respect to any specified Person, without duplication, the sum of the amounts for such period of:

(1) Consolidated Net Income, plus

(2) in each case only to the extent deducted in determining Consolidated Net Income:

(a) Consolidated Income Tax Expense,

(b) Consolidated Amortization Expense,

(c) Consolidated Depreciation Expense,

(d) Consolidated Interest Expense, and

(e) all other non-cash items reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, minus

(3) the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period (excluding any non-cash items to the extent they represent the reversal of an accrual of a reserve for a potential cash item that reduced Consolidated Cash Flow in any prior period); and

(4) excluding any nonrecurring or unusual gain or income (or nonrecurring or unusual loss or expense), together with any related provision for taxes on any such nonrecurring or unusual gain or income (or the tax effect of any such nonrecurring or unusual loss or expense), realized by the Issuer or any Restricted Subsidiary during such period.

“Consolidated Depreciation Expense” for any period means the depreciation expense of the Issuer and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Tax Expense” for any period means the provision for taxes of the Issuer and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, on any date of determination, with respect to any Person, the ratio of (x) Consolidated Cash Flow during the most recent four consecutive full fiscal quarters for which financial statements prepared on a consolidated basis in accordance with GAAP are available (the “Four-Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the “Transaction Date”) to (y) Consolidated Interest Expense for the Four-Quarter Period. For purposes of this definition, Consolidated Cash Flow and Consolidated Interest Expense shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence of any Indebtedness or the issuance of any Disqualified Equity Interests of the Issuer or Disqualified Equity Interests or Preferred Stock of any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment, repurchase or redemption of other Indebtedness or other Disqualified Equity Interests or Preferred Stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, repurchase, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period; and

(2) any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Cash Flow (including any pro forma expense and cost reductions that are directly attributable to any such transaction that have been realized or are reasonably expected to be realized within 12 months following the date of such transaction)) in each case occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period; provided, that such pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Issuer whether or not such pro forma adjustments would be permitted under SEC rules or guidelines.

In calculating Consolidated Interest Expense for purposes of determining the denominator (but not the numerator) of this Consolidated Interest Coverage Ratio:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

(3) notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Interest Expense” for any period means the sum, without duplication, of the total interest expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, including, without duplication:

(1) imputed interest on Capitalized Lease Obligations or Attributable Debt;

(2) commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations and receivables financings;

(3) the net costs associated with Hedging Obligations related to interest rates;

(4) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses, excluding fees relating to the issuance of the Notes;

(5) the interest portion of any deferred payment obligations;

(6) all other non-cash interest expense (except as provided below);

(7) capitalized interest;

(8) all dividend payments on any series of Disqualified Equity Interests of the Issuer or any of its Restricted Subsidiaries or any Preferred Stock of any Restricted Subsidiary (other than dividends on Equity Interests payable solely in Qualified Equity Interests of the Issuer or to the Issuer or a Restricted Subsidiary);

(9) all interest payable with respect to discontinued operations; and

(10) all interest on any Indebtedness described in clause (7), (8) or (11) of the definition of Indebtedness, and excluding, without duplication, any non-cash interest referred to in clause (10) of the definition of Consolidated Net Income and the cumulative effect of any change in accounting principles or policies. Notwithstanding the foregoing, if any lease or other liability is reclassified as indebtedness or as a Capitalized Lease Obligation due to a change in accounting principles after the Issue Date, the interest component of all payments associated with such lease or other liability shall be excluded from Consolidated Interest Expense.

“Consolidated Net Income” for any period means the net income (or loss) of such Person and its Restricted Subsidiaries, in each case for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded in calculating such net income (or loss), to the extent otherwise included therein, without duplication:

(1) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than the Issuer and the Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Issuer or any of its Restricted Subsidiaries during such period; provided, however, that there shall be included in Consolidated Net Income for such period any dividends or other distributions paid in cash to the Issuer or such Restricted Subsidiary by such Person in such period with respect to any portion of the net income of such Person allocable to the Issuer or such Restricted Subsidiary excluded from Consolidated Net Income in a previous fiscal period pursuant to the preceding provisions of this clause (1);

(2) except to the extent includible in the net income (or loss) of the Issuer pursuant to the foregoing clause (1), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Issuer or any Restricted Subsidiary;

(3) the net income of any Restricted Subsidiary other than a Guarantor during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary during such period, unless such restriction with respect to the payment of dividends has been legally waived;

(4) gains or losses attributable to discontinued operations;

(5) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Issuer or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Issuer or any Restricted Subsidiary or (b) any Asset Sale by the Issuer or any Restricted Subsidiary;

(6) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(7) unrealized gains and losses with respect to Hedging Obligations;

(8) the cumulative effect of any change in accounting principles or policies since December 31, 2013;

(9) extraordinary gains and losses and the related tax effect;

(10) non-cash interest expense attributable to the equity component of convertible debt, including under ASC Topic 470;

(11) non-cash charges or expenses with respect to the grant of stock options, restricted stock or other equity compensation awards;

(12) goodwill write-downs or other non-cash impairments of assets; and

(13) net after-tax gains or losses attributable to sales of accounts receivables under any Receivables Program will be excluded.

“Consolidated Tangible Assets” means, with respect to any Person as of any date, the amount set forth under the caption “Total Assets” (or any like caption) on the most recent available consolidated balance sheet of such Person and its Restricted Subsidiaries prepared in accordance with GAAP, less, to the extent included in a determination of such “Total Assets,” and without duplication, all goodwill, patents, tradenames, trademarks, copyrights, franchises, experimental expenses and any other amounts classified as intangible assets in accordance with GAAP, in each case as adjusted on a pro forma basis consistent with the pro forma adjustments set forth in the definition of “Consolidated Interest Coverage Ratio.”

“Corporate Trust Office” means the offices of the Trustee at which at any time its corporate trust business shall be principally administered, which office as of the date hereof is located at Wells Fargo Bank, National Association, 750 N. Saint Paul Place, Suite 1750, Dallas, Texas 75201, or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice to the Holders and the Issuer).

“Credit Agreement” means the Credit Agreement dated as of the Issue Date, by and among the Issuer, McDermott Finance L.L.C., Crédit Agricole Corporate and Investment Bank, as administrative agent and collateral agent, and the several lenders and other agents party thereto, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith, and in each case as such agreement or facility has been or may be amended (including any amendment or restatement thereof), supplemented or otherwise modified from time to time, including any agreement or indenture exchanging, extending the maturity of, refinancing, renewing, replacing, substituting or otherwise restructuring, whether in the bank or debt capital markets (or combination thereof) (including (subject to the limitations contained herein) increasing the amount of available borrowings thereunder or adding or removing Subsidiaries as borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or facility or any successor or replacement agreement or facility.

“Credit Facilities” means one or more debt facilities, indentures or commercial paper facilities (which may be outstanding at the same time and including, without limitation, the Credit Agreement) providing for revolving credit loans, debt securities, term loans, receivables financing or letters of credit or other borrowings and, in each case, as such agreements may be amended, refinanced, restated, refunded or otherwise restructured, in whole or in part from time to time (including (subject to the limitations contained herein) increasing the amount of available borrowings thereunder or adding Subsidiaries of the Issuer as additional borrowers or guarantors thereunder) with respect to all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender, group of lenders or institutional lenders or investors; provided that for purposes of the definition of “First Priority Claims” herein, Credit Facilities shall not include debt securities issued under an indenture.

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt of an Unrestricted Subsidiary, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of such Unrestricted Subsidiary, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.

“Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

“Depositary” means with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.3 hereof as the Depositary with respect to the Global Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by the Chief Financial Officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designation” has the meaning set forth in Section 4.18.

“Designation Amount” has the meaning set forth in Section 4.18.

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable (in each case, at the option of the holder thereof), is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the Stated Maturity of the Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Issuer to repurchase or redeem such Equity Interests upon the occurrence of a change in control or an Asset Sale occurring prior to the 91st day after the Stated Maturity of the Notes shall not constitute Disqualified Equity Interests if the change of control or asset sale provisions applicable to such Equity Interests are no more favorable to such holders than Section 4.14 and Section 4.10, respectively, and such Equity Interests specifically provide that the Issuer will not repurchase or redeem any such Equity Interests pursuant to such provisions prior to the Issuer’s purchase of the Notes as required pursuant to Section 4.14 and Section 4.10, respectively.

“Dollars,” “U.S. dollars,” “U.S. legal tender” or “$” means lawful money of the United States.

“DTC” means The Depository Trust Company and any successor thereto.

“Eligible Bank” means any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, capital and surplus aggregating in excess of $250.0 million (or in the equivalent thereof in a foreign currency as of the date of determination) and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization.

“Equity Interests” of any Person means (1) any and all shares, units or other equity interests (including Common Stock, Preferred Stock, limited liability company interests, trust units and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person, but excluding from all of the foregoing any debt securities convertible into Equity Interests, regardless of whether such debt securities include any right of participation with Equity Interests.

“Event of Loss” means, with respect to any property or asset, any (i) loss or destruction of, damage to, such property or asset, (ii) any pending or threatened institution of any proceedings for the condemnation or seizure of such property or asset or for the exercise of the power of eminent domain or (iii) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such asset) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction as such price is determined in good faith by management of the Issuer.

“First Priority Agent” means Crédit Agricole Corporate and Investment Bank, as collateral agent for the First Priority Secured Parties, together with its successors in such capacity.

“First Priority Claims” means (1) all Indebtedness under Credit Facilities and all other Obligations (other than principal) related to such Indebtedness and owing under the documentation relating to such Indebtedness (including all reimbursement obligations (if any) and interest thereon with respect to any letter of credit or similar instruments issued pursuant to such documentation), including any guarantees of the foregoing, to the extent the foregoing is incurred (and permitted to be incurred) pursuant to clause (1) of the definition of “Permitted Indebtedness” herein and to the extent purportedly secured by the Collateral, (2) all Hedging Obligations to the extent such obligations are secured under the First Priority Debt Documents and (3) the amount of all Obligations in respect of Treasury Management Arrangements to the extent such obligations are secured under the First Priority Debt Documents.

“First Priority Creditors” means the lenders and issuers from time to time party to the First Priority Debt Documents.

“First Priority Debt Documents” means the Credit Agreement, the First Priority Security Documents, any other Loan Documents (as defined in the Credit Agreement) and any other agreements, instruments or other documents evidencing, governing, securing or perfecting any First Priority Claims described in clause (1) of the definition of “First Priority Claims” herein.

“First Priority Liens” means Liens on the Collateral securing the First Priority Claims.

“First Priority Mortgages” means, collectively, each mortgage, deed of trust, leasehold mortgage, assignment of leases and rents, modifications and any other agreement, document or instrument pursuant to which a Lien on real property is granted by any Grantor to secure any First Priority Claims or under which rights or remedies with respect to any such Lien are governed.

“First Priority Secured Parties” means, at any time, (a) the First Priority Creditors, (b) the First Priority Agent, (c) each other Person to whom any of the First Priority Claims is owed (including any Affiliate of a First Priority Creditor to whom any First Priority Claims of the type described in clause (2) or clause (3) of the definition thereof is owed) and (d) the successors and assigns of each of the foregoing in their respective capacities as such.

“First Priority Security Agreement” means the First Lien Pledge and Security Agreement, dated as of the Issue Date, as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms of the Intercreditor Agreement.

“First Priority Security Documents” means the the First Priority Mortgages, the First Priority Security Agreement and any other agreement, document or instrument pursuant to which a Lien is granted by any Grantor to secure any First Priority Claims or under which rights or remedies with respect to any such Lien are governed.

“Funded Debt” means, with respect to any specified Person, any outstanding indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money or advances; or

(2) evidenced by loan agreements, bonds, notes, debentures or similar instruments.

For the avoidance of doubt, and notwithstanding the foregoing, letters of credit and reimbursement obligations under letters of credit do not constitute “Funded Debt.”

“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time. At any time, the Issuer may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided herein); provided that any such election, once made, shall be irrevocable; provided further that any calculation or determination herein that requires the application of GAAP for periods that include fiscal quarters ended prior to the Issuer’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Issuer shall give notice of any such election made in accordance with this definition to the Trustee.

“Global Note Legend” means the legend identified as such in Exhibit A.

“Global Notes” means the Notes that are in the form of Exhibit A issued in global form and registered in the name of the Depositary or its nominee.

“Grantors” means the Issuer and each Subsidiary that shall have created or purported to create any First Priority Lien or Second Priority Lien on all or any part of its assets to secure any First Priority Claims or any Notes Obligations.

“guarantee” means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); “guarantee,” when used as a verb, and “guaranteed” have correlative meanings.

“Guarantee” means, individually, any guarantee of payment of the Notes by a Guarantor pursuant to the terms of this Indenture and any supplemental indenture hereto, and, collectively, all such guarantees.

“Guarantors” means each Restricted Subsidiary that executes this Indenture as of the Issue Date, and each other Person that is required to, or at the election of the Issuer, does become a Guarantor by the terms of this Indenture after the Issue Date, in each case, until such Person is released from its Guarantee in accordance with the terms of this Indenture.

“Hedging Obligations” of any Person means the obligations of such Person under option, swap, cap, collar, forward purchase or similar agreements or arrangements intended to manage exposure to interest rates or currency exchange rates or commodity prices, either generally or under specific contingencies.

“Holder” means any registered holder, from time to time, of the Notes.

“IFRS” means the international accounting standards promulgated by the International Accounting Standards Board and its predecessors, as in effect from time to time.

“incur” means, with respect to any Indebtedness or Obligation, to incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided that (1) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary shall be deemed to have been incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and

(2) neither the accrual of interest nor the accretion of original issue discount or the accretion or accumulation of dividends on any Equity Interests shall be deemed to be an incurrence of Indebtedness.

“Indebtedness” of any Person at any date means, without duplication:

(1) any liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(2) any obligations of such Person evidenced by bonds, debentures, bankers’ acceptances, notes or other similar instruments;

(3) any reimbursement obligations of such Person in respect of letters of credit, letters of guaranty and similar credit transactions, excluding (without limiting clause (12) of this definition) obligations in respect of letters of credit, letters of guaranty or other similar instruments to the extent not drawn upon or presented, or, if drawn upon or presented, the resulting obligation of the Person is paid within 20 Business Days (it being understood, for the avoidance of doubt, that any reimbursement obligations in respect of letters of credit, letters of guaranty or other similar instruments not paid within 20 Business Days shall constitute “Indebtedness”);

(4) any obligations of such Person to pay the deferred and unpaid purchase price of property or services, except (i) deferred compensation, trade payables, advances on contracts and accrued expenses incurred by such Person in the ordinary course of business and not overdue by more than 180 days unless subject to a bona fide dispute and (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller;

(5) any Disqualified Equity Interests (with the amount thereof being the maximum fixed redemption or repurchase price of such Disqualified Equity Interests) of such Person or, with respect to any Subsidiary that is not a Guarantor, any Preferred Stock of such Subsidiary;

(6) any Capitalized Lease Obligations or Attributable Debt of such Person;

(7) any Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(8) any Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of the Issuer or its Subsidiaries that is guaranteed by the Issuer or the Issuer’s Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Issuer and its Subsidiaries on a consolidated basis;

(9) to the extent not otherwise included in this definition, net Hedging Obligations of such Person;

(10) any obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person;

(11) any Receivables Program Indebtedness of such Person; and

(12) the face amount of, and all obligations evidenced by or in respect of, any letters of credit (a) issued under or pursuant to a Credit Facility (whether or not any such letters of credit are drawn) or (b) issued outside of a Credit Facility to the extent, in the case of clause (b), any such letters of credit are secured by assets or property other than cash (whether or not any such letters of credit are drawn).

The amount of any Indebtedness which is incurred at a discount to the principal amount at maturity thereof as of any date shall be deemed to have been incurred at the accreted value thereof as of such date. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured and, in the case of clause (12), the stated amount or face amount of any such letters of credit referenced in such clause (unless the maximum liability of such Person in respect of any such letters of credit exceeds such stated amount or face amount, in which case, the amount of Indebtedness shall be the maximum liability of such Person in respect of any such letters of credit). For purposes of clause (5), the “maximum fixed redemption or repurchase price” of any Disqualified Equity Interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed or repurchased on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to this Indenture. For purposes of clause (12)(b) above, a letter of credit shall not be deemed to be secured solely by virtue of the fact that it is supported by another letter of credit or similar instrument in a “back to back” arrangement. Notwithstanding the foregoing, in no event shall the reclassification of any lease or other liability as indebtedness due to a change in accounting principles after the Issue Date be deemed to be an incurrence of Indebtedness for any purpose under this Indenture. The term “Indebtedness” also excludes any repayment or reimbursement obligation of such Person or any of its Restricted Subsidiaries with respect to Customary Recourse Exceptions, unless and until an event or circumstance occurs that triggers the Person’s or such Restricted Subsidiary’s direct repayment or reimbursement obligation (as opposed to contingent or performance obligations) to the lender or other Person to whom such obligation is actually owed, in which case the amount of such direct payment or reimbursement obligation shall constitute Indebtedness.

“Indenture” means this Indenture, as amended, supplemented or otherwise modified from time to time.

“Indenture Documents” means, collectively, this Indenture, the Notes, the Guarantees and the Collateral Agreements.

“Independent Director” means a director of the Issuer who is independent with respect to the transaction at issue.

“Initial Notes” has the meaning set forth in the preamble hereto. For the avoidance of doubt, the term “Initial Notes” does not include any Additional Notes.

“Intellectual Property” means all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of the Issuer’s or any Restricted Subsidiary’s business.

“Intercreditor Agreement” means the intercreditor agreement dated as of the Issue Date, as amended, restated, supplemented or otherwise modified from time to time, among the Issuer, McDermott Finance L.L.C., certain subsidiaries of the Issuer, the First Priority Agent and the Collateral Agent.

“Investment Grade Rating” means a rating equal to or higher than (i) in the case of Moody’s, Baa3 (or the equivalent) and (ii) in the case of S&P, BBB- (or the equivalent).

“Investments” of any Person means:

(1) all direct or indirect investments by such Person in any other Person (including Affiliates) in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;

(2) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person (other than any such purchase that constitutes a Restricted Payment of the type described in clause (2) of the definition thereof);

(3) all other items that would be classified as investments in another Person on a balance sheet of such Person prepared in accordance with GAAP; and

(4) the Designation of any Subsidiary as an Unrestricted Subsidiary.

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. The amount of an Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with Section 4.18. If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the Issuer shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained, directly or indirectly, by the Issuer. Notwithstanding the foregoing, purchases or redemptions of Equity Interests of the Issuer shall be deemed not to be Investments but shall be Restricted Payments.

“Issue Date” means April 16, 2014, the date on which the Initial Notes are originally issued.

“Issuer” means McDermott International, Inc., a corporation incorporated under the laws of the Republic of Panama, and any successor Person resulting from any transaction permitted by Section 5.1.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement; provided, however, that for the avoidance of doubt, the interest of a Person as owner or lessor under charters or leases of property shall not constitute “Liens” on or in respect of such property.

“merger” means a statutory merger, amalgamation, scheme of arrangement or similar transaction.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgaged Vessels” means at any time the marine vessels of the Issuer and the Guarantors that are subject to a Lien under the Collateral Agreements at such time.

“Net Available Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries from such Asset Sale (including (i) payments in respect of deferred payment obligations, when received in the form of cash or Cash Equivalents, (ii) proceeds from the conversion of other consideration received when converted to cash or Cash Equivalents and (iii) insurance proceeds with respect to an Event of Loss), net of:

(1) brokerage commissions and other fees and expenses (including fees, discounts and expenses of legal counsel, accountants and investment banks, consultants and placement agents) of such Asset Sale;

(2) provisions for taxes payable (including any withholding or other taxes paid or reasonably estimated to be payable in connection with the transfer to the Issuer of such proceeds from any Restricted Subsidiary that received such proceeds) as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(3) amounts required to be paid to any Person (other than the Issuer or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon;

(4) payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale; and

(5) appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP or amounts placed by the Issuer or any Restricted Subsidiary in escrow against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; provided, however, that any amounts remaining after the completion of all adjustments, revaluations or liquidations of such reserves or such amounts held in escrow shall constitute Net Available Proceeds.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Issuer nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness but excluding charters or commercial contracts), except for Customary Recourse Exceptions, (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Issuer or any Restricted Subsidiary to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

“Note Custodian” means the Person appointed as custodian for the Depositary with respect to the Global Notes, or any successor entity thereto.

“Notes” means the Initial Notes and any Additional Notes. The Initial Notes and the Additional Notes, if any, shall be treated as a single class for all purposes under this Indenture.

“Notes Obligations” means all Obligations of the Issuer and the Guarantors arising under the Indenture Documents plus interest and all fees, costs, charges and expenses, including legal fees, recording or filings fees, and expenses payable by the Issuer or any of the Guarantors thereunder or in connection with the transactions under the Indenture Documents, in each case whether accrued or incurred before or after the commencement of a bankruptcy, insolvency or liquidation proceeding, and whether or not allowed or allowable in such proceeding; provided that the term “Notes Obligations” shall only include Obligations relating to any Additional Notes that are actually issued to the extent the issuance of such Additional Notes was permitted under the Indenture Documents.

“Obligation” means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Circular” means the Issuer’s offering circular, dated April 10, 2014, relating to the offer and sale of the Initial Notes.

“Officer” means any of the following of the Issuer or any Guarantor: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.

“Officers’ Certificate” means a certificate signed by two Officers that meets the requirements of Section 12.4 of this Indenture.

“Opinion of Counsel” means a written opinion from legal counsel reasonably acceptable to the Trustee or the Collateral Agent, as applicable. The counsel may be an employee of or counsel to the Issuer or the Trustee or Collateral Agent, as applicable.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Paying Agent” means any Person authorized by the Issuer to pay the principal of, premium, if any, or interest on any Notes on behalf of the Issuer.

“Permitted Amount” means Liens securing obligations for borrowed money not in excess of $25.0 million at any time outstanding.

“Permitted Business” means the businesses engaged in by the Issuer or any of its Subsidiaries on the Issue Date as described in the Offering Circular and businesses that are reasonably related, incidental or ancillary thereto or reasonable extensions thereof.

“Permitted Business Investments” means Investments by the Issuer or any of its Restricted Subsidiaries in any Permitted Joint Venture, provided that:

(1) at the time of such Investment and immediately thereafter, the Issuer could incur at least $1.00 of additional Indebtedness under the Coverage Ratio Exception;

(2) if such Permitted Joint Venture has outstanding Indebtedness at the time of such Investment, either (a) all such Indebtedness is Non-Recourse Debt or (b) any such Indebtedness of such Permitted Joint Venture that is recourse to the Issuer or any of its Restricted Subsidiaries (which shall include, without limitation, all Indebtedness of such Permitted Joint Venture for which the Issuer or any of its Restricted Subsidiaries may be directly or indirectly, contingently or otherwise, obligated to pay, whether pursuant to the terms of such Indebtedness, by law or pursuant to any guarantee, including, without limitation, any “claw-back,” “make-well” or “keep-well” arrangement) could, at the time such Investment is made, be incurred at that time by the Issuer under the Coverage Ratio Exception.

“Permitted Investment” means:

(1) Investments by the Issuer or any Restricted Subsidiary in (a) any Restricted Subsidiary or (b) any Person that will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate with or into, the Issuer or any Restricted Subsidiary and any Investment held by any such Person at such time that was not incurred in contemplation of such acquisition, merger or consolidation;

(2) Investments in the Issuer by any Restricted Subsidiary;

(3) loans and advances to directors, employees and officers of the Issuer and its Restricted Subsidiaries (i) in the ordinary course of business (including payroll, travel and entertainment related advances) (other than any loans or advances to any director or executive officer (or equivalent thereof) that would be in violation of Section 402 of the Sarbanes-Oxley Act) and (ii) to purchase Equity Interests of the Issuer not in excess of $2.5 million individually and $5.0 million in the aggregate outstanding at any one time;

(4) Hedging Obligations entered into in the ordinary course of business for bona fide hedging purposes of the Issuer or any Restricted Subsidiary and not for the purpose of speculation;

(5) Investments in cash and Cash Equivalents;

(6) receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(7) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or received in compromise or resolution of litigation, arbitration or other disputes with such parties;

(8) prepaid expenses and deposits created or made in the ordinary course of business;

(9) Investments made by the Issuer or any Restricted Subsidiary as a result of non-cash consideration received in connection with (a) an Asset Sale made in compliance with Section 4.10 so long as such consideration is applied (and such Investment is made) in accordance with such covenant or (b) a transaction deemed not to be an Asset Sale pursuant to clause (l) of the definition of “Asset Sale”;

(10) lease, utility and other similar deposits in the ordinary course of business;

(11) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments;

(12) (a) Permitted Business Investments having an aggregate Fair Market Value (measured on the date each such Permitted Business Investment was made and without giving effect to subsequent changes in value) that, when taken together with all other Permitted Business Investments made pursuant to this clause (12)(a) since the Issue Date, do not exceed $200.0 million (net of, with respect to the Permitted Business Investment in any particular Person made pursuant to this clause (12)(a), the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income) not to exceed the amount of such Permitted Business Investments in such Person made after the Issue Date in reliance on this clause (12)(a)) and (b) any Permitted Business Investment if and only if, immediately after giving pro forma effect thereto and the incurrence of any Indebtedness the net proceeds of which are used to finance such Permitted Business Investment, the Secured Leverage Ratio would be less than 3.0 to 1.0;

(13) guarantees of Indebtedness of the Issuer or any of its Restricted Subsidiaries permitted in accordance with Section 4.9;

(14) repurchases of, or other Investments in, the Notes;

(15) advances or extensions of credit in the nature of accounts receivable arising from the sale or lease of goods or services, the leasing of equipment or the licensing of property in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Issuer or the applicable Restricted Subsidiary deems reasonable under the circumstances;

(16) charters of Vessels in the ordinary course of business;

(17) Investments existing on the Issue Date or made pursuant to commitments in effect on the Issue Date;

(18) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Equity Interests) of the Issuer; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under the Restricted Payments Basket;

(19) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) that, when taken together with all other Investments made pursuant to this clause (19) since the Issue Date, do not exceed $200.0 million (net of, with respect to the Investment in any particular Person made pursuant to this clause (19), the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income) not to exceed the amount of such Investments in such Person made after the Issue Date in reliance on this clause (19);

(20) performance guarantees of any trade or non-financial operating contract (other than such contract that itself constitutes Indebtedness) in the ordinary course of business;

(21) loans to a Person for the sole purpose of enabling such Person to purchase or otherwise acquire Equity Interests of a Restricted Subsidiary (other than a Guarantor) and solely for purposes of satisfying legal requirements or regulations; provided that (i) the proceeds of such loans are concurrently contributed to such Restricted Subsidiary, (ii)

the Issuer, directly or indirectly, retains a Lien on the Equity Interests of such Restricted Subsidiary to secure the unpaid amount of such loan, and (iii) substantially all dividends and distributions from such Restricted Subsidiary to such Person on account of such Equity Interests are applied to prepay such loan; and

(22) Investments arising as a result of any Receivables Program.

In determining whether any Investment is a Permitted Investment, the Issuer may allocate or reallocate all or any portion of an Investment among the clauses of this definition and any of the provisions of Section 4.7.

“Permitted Joint Venture” means, with respect to a Person, any other Person (other than a Subsidiary of such Person) engaged in a Permitted Business (1) in which the Person has (i) veto power over significant entity level joint venture decisions and (ii) board or management committee representation and (2) of which at least 20.0% of the outstanding Equity Interests of such other Person is at the time owned directly or indirectly by the specified Person.

“Permitted Liens” means the following types of Liens:

(1) Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Issuer or its Restricted Subsidiaries, as the case may be, in conformity with GAAP;

(2) Liens in respect of property of the Issuer or any Restricted Subsidiary imposed by law, which were not incurred or created to secure Indebtedness for borrowed money, such as maritime, carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, vendors’, repairmen’s and mechanics’ Liens and other similar Liens so long as all such Liens arise in the ordinary course of business, and which do not in the aggregate materially detract from the value of the property of the Issuer or its Restricted Subsidiaries, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Issuer and its Restricted Subsidiaries, taken as a whole;

(3) pledges or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or similar regulations;

(4) (i) Liens incurred in the ordinary course of business to secure the performance of tenders, bids, trade contracts, stay and customs bonds, leases, statutory obligations, surety and appeal bonds, performance bonds, statutory bonds, government contracts, performance and return money bonds and other similar obligations (in each case, exclusive of obligations for the payment of borrowed money) and (ii) Liens incurred in the ordinary course of business to secure liability for premiums to insurance carriers;

(5) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(6) Liens arising out of judgments or awards not resulting in a Default or an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(7) survey exceptions, easements, rights of way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness and (ii) in the aggregate materially interfering with the conduct of the business of the Issuer and its Restricted Subsidiaries and not materially impairing the use of such Real Property in such business;

(8) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Issuer or any Restricted Subsidiary, including rights of offset and setoff;

(9) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Issuer or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

(10) any interest or title of a lessor under any lease entered into by the Issuer or any Restricted Subsidiary not in violation of this Indenture;

(11) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases, consignments of goods or transfers of accounts, in each case to the extent not securing performance of a payment or other obligation;

(12) Liens on accounts receivable and related assets arising in connection with any Receivables Program;

(13) Liens existing on the Issue Date securing Indebtedness outstanding on the Issue Date other than Liens securing Indebtedness under Credit Facilities incurred pursuant to clause (1) of the definition of “Permitted Indebtedness” herein or the Notes; provided that (i) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase; and (ii) such Liens do not encumber any property other than the property subject thereto on the Issue Date (plus improvements, accessions, proceeds, replacements or dividends or distributions in respect thereof);

(14) Liens in favor of the Issuer or a Guarantor;

(15) (A) First Priority Liens held by the First Priority Agent for the benefit of the First Priority Secured Parties on the Collateral securing (i) First Priority Claims constituting Indebtedness under the Credit Facilities (and all other Obligations (other than principal) related to such Indebtedness and owing under the documents relating to such Indebtedness, including any guarantees of such Indebtedness) to the extent all of the foregoing is incurred (and permitted to be incurred) pursuant to clause (1) of the definition of “Permitted Indebtedness” herein (ii) First Priority Claims constituting Hedging Obligations incurred (and permitted to be incurred) under clause (5) of the definition of “Permitted Indebtedness” herein and (iii) First Priority Claims constituting Treasury Management Arrangements incurred (and permitted to be incurred) under clause (14) of the definition of “Permitted Indebtedness” herein and (B) Second Priority Liens held by the Collateral Agent on the Collateral for the benefit of the Secured Parties securing (i) the Initial Notes and the Guarantees thereof (and all other Obligations (other than principal) related to the Initial Notes and owing under the documents related thereto) to the extent all of the foregoing is incurred (and permitted to be incurred) pursuant to clause (2) of the definition of “Permitted Indebtedness” herein and (ii) any Additional Notes (and all other Obligations (other than principal) related to such Additional Notes and owing under the documents relating to such Additional Notes, including the Guarantees thereof) to the extent all of the foregoing is incurred (and permitted to be incurred) under the Coverage Ratio Exception or clause (13) of the definition of “Permitted Indebtedness” herein; provided that, with respect to this clause (B)(ii), either (a) the aggregate principal amount of such Additional Notes (when added to the aggregate principal amount of any other Additional Notes that are outstanding) does not exceed $100.0 million at any one time outstanding or (b) at the time of incurrence of such Additional Notes, on a pro forma basis giving effect to the use of proceeds thereof, the Secured Leverage Ratio would not exceed 3.0 to 1.0;

(16) Liens arising pursuant to Purchase Money Indebtedness, and Refinancing Indebtedness incurred in respect of any such Purchase Money Indebtedness, in an aggregate amount not to exceed $150.0 million at any one time outstanding; provided that (i) the Indebtedness secured by any such Lien (including refinancings thereof) does not exceed 100.0% of the cost of the property being acquired or leased at the time of the incurrence of such Indebtedness and (ii) any such Liens attach only to the property being financed pursuant to such Purchase Money Indebtedness (plus improvements, accessions, proceeds, replacements or dividends or distributions in respect thereof) and do not encumber any other property of the Issuer or any Restricted Subsidiary;

(17) Liens on property (or the property of a Person) existing at the time such property (or Person) is acquired by, or amalgamated or merged with or into or consolidated with, as applicable, the Issuer or any Restricted Subsidiary (and not created in anticipation or contemplation thereof); provided that such Liens shall be permitted under this clause (17) only to the extent they do not extend to property not subject to such Liens at the time of acquisition, amalgamation or merger (plus improvements, accessions, proceeds, replacements or dividends or distributions in respect thereof);

(18) Liens to secure Indebtedness incurred to replace or refinance Indebtedness secured by Liens referred to in the foregoing clauses (13) and (17) and this clause (18); provided that such Liens shall be permitted under this clause (18) only to the extent they do not extend to any additional assets (other than improvements, accessions, proceeds, replacements or dividends or distributions in respect thereof) and provided, further, that the amount of such Indebtedness is not increased except as necessary to pay premiums or expenses incurred in connection with such refinancing;

(19) licenses, sublicenses or leases or subleases of property, including Intellectual Property, granted by the Issuer or any Restricted Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Issuer or such Restricted Subsidiary;

(20) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(21) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of the Issuer or any Restricted Subsidiary, which defeasance is otherwise permitted under this Indenture;

(22) Liens securing Hedging Obligations entered into for bona fide hedging purposes of the Issuer or any Restricted Subsidiary and not for the purpose of speculation;

(23) Liens in favor of the Trustee as provided for in this Indenture on money or property held or collected by the Trustee in its capacity as Trustee;

(24) other Liens with respect to obligations which do not in the aggregate exceed at any time outstanding the greater of (a) $75.0 million and (b) 2.5% of the Issuer’s Consolidated Tangible Assets determined at the time of incurrence of such obligation; provided that no Liens securing Indebtedness for borrowed money may be incurred pursuant to this clause (24) other than (a) Liens securing local working capital lines of credit and Purchase Money Indebtedness (and Refinancing Indebtedness in respect thereof), in each case encumbering property or assets (other than Collateral) of non-wholly-owned Restricted Subsidiaries that are organized outside the United States and not Guarantors and (b) the Permitted Amount; provided further that, notwithstanding the foregoing, no Liens may be incurred pursuant to this clause (24) on the North Ocean 102 Vessel, the North Ocean 105 Vessel or on the equity interests of any entities holding such Vessels;

(25) any pledge of the Equity Interests of an Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary, to the extent such pledge constitutes an Investment permitted under the covenant described in Section 4.7; and

(26) (i) Liens on the Deepwater Lay Vessel 2000 (and any related equipment and spare parts) securing Indebtedness incurred by the special purpose vehicle Subsidiary of the Issuer whose purpose is to own and operate the Deepwater Lay Vessel 2000 to finance the construction and purchase of the Deepwater Lay Vessel 2000 (and such related equipment and spare parts) and (ii) Liens on the Equity Interests of the special purpose vehicle Subsidiary that incurs such Indebtedness; provided that the Indebtedness secured by any such Lien does not exceed 80.0% of the cost of the Deepwater Lay Vessel 2000 (and such related equipment and spare parts).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, mutual fund trust or government or other agency or political subdivision thereof or other legal entity of any kind.

“Plan of Liquidation” with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to holders of Equity Interests of such Person.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other Equity Interests (however designated) of such Person whether now outstanding or issued after the Issue Date that is preferred as to the payment of dividends or distributions upon liquidation, dissolution or winding up, over another class of Equity Interests of such Person.

“principal” means, with respect to the Notes, the principal of, and premium, if any, on the Notes.

“Purchase Money Indebtedness” means Indebtedness, including Capitalized Lease Obligations, of the Issuer or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of the Issuer or any Restricted Subsidiary or the cost of installation, construction or improvement thereof; provided, however, that (except in the case of Capitalized Lease Obligations) the amount of such Indebtedness shall not exceed such purchase price or cost.

“Qualified Equity Interests” of any Person means Equity Interests of such Person other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of such Person or financed, directly or indirectly, using funds (1) borrowed from such Person or any Subsidiary of such Person until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by such Person or any Subsidiary of such Person (including, without limitation, in respect of any employee stock ownership or benefit plan). Unless otherwise specified, Qualified Equity Interests refer to Qualified Equity Interests of the Issuer.

“Qualified Equity Offering” means the issuance and sale of Qualified Equity Interests of the Issuer (or any direct or indirect parent of the Issuer to the extent the net proceeds therefrom are contributed to the common equity capital of the Issuer or used to purchase Qualified Equity Interests of the Issuer), other than (a) any issuance pursuant to employee benefit plans or otherwise in compensation to officers, directors, trustees or employees, or (b) public offerings with respect to the Issuer’s Qualified Equity Interests (or options, warrants or rights with respect thereto) registered on Form S-4 or S-8.

“Rating Agencies” means Moody’s and S&P.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Program” means any program providing for the sale or other disposition of trade or other receivables entered into by the Issuer or a Restricted Subsidiary on terms customary for such financing transactions, the terms of which arrangement do not impose any recourse or repurchase obligations upon the Issuer or any Restricted Subsidiary except for reasonably customary representations, warranties, covenants and indemnities by the Issuer or a Restricted Subsidiary in connection therewith.

“Receivables Program Indebtedness” means, at any time, the liabilities of the Issuer or a Restricted Subsidiary under a Receivables Program that would be outstanding at such time thereunder if the same were structured as a secured lending arrangement rather than a purchase and sale arrangement.

“Redesignation” has the meaning set forth in Section 4.18.

“refinance” means to refinance, repay, prepay, replace, renew or refund.

“Refinancing Indebtedness” means Indebtedness of the Issuer or a Restricted Subsidiary incurred in exchange for, or the proceeds of which are used to redeem, refinance, replace, defease, discharge, refund or otherwise retire for value, in whole or in part, any Indebtedness of the Issuer or any Restricted Subsidiary (the “Refinanced Indebtedness”); provided that:

(1) the principal amount (or accreted value, in the case of Indebtedness issued at a discount) of the Refinancing Indebtedness does not exceed the principal amount of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any premium paid to the holders of the Refinanced Indebtedness and reasonable expenses incurred in connection with the incurrence of the Refinancing Indebtedness;

(2) the obligors of the Refinancing Indebtedness do not include any Person (other than the Issuer or any Guarantor) that is not an obligor of the Refinanced Indebtedness;

(3) if the Refinanced Indebtedness was subordinated in right of payment to the Notes or the Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Notes or the Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness;

(4) the Refinancing Indebtedness has a Stated Maturity either (a) no earlier than the Refinanced Indebtedness being repaid or amended or (b) no earlier than 91 days after the maturity date of the Notes;

(5) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the Notes; and

(6) the proceeds of the Refinancing Indebtedness shall be used substantially concurrently with the incurrence thereof to redeem, refinance, replace, defease, discharge, refund or otherwise retire for value the Refinanced Indebtedness, unless the Refinanced Indebtedness is not then due and is not redeemable or prepayable at the option of the obligor thereof or is redeemable or prepayable only with notice, in which case such proceeds shall be held until the Refinanced Indebtedness becomes due or redeemable or prepayable or such notice period lapses and then shall be used to refinance the Refinanced Indebtedness; provided that in any event the Refinanced Indebtedness shall be redeemed, refinanced, replaced, defeased, discharged, refunded or otherwise retired for value within one year of the incurrence of the Refinancing Indebtedness.

“Regulation S Legend” means the legend identified as such in Exhibit A.

“Responsible Officer” means, when used with respect to the Trustee, any officer assigned to the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Notes Legend” means the legend identified as such in Exhibit A.

“Restricted Payment” means any of the following:

(1) the declaration or payment of any dividend or any other distribution (whether made in cash, securities or other property) on or in respect of Equity Interests of the Issuer or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries but excluding (a) dividends or distributions payable solely in Qualified Equity Interests or through accretion or accumulation of such dividends on such Equity Interests and (b) in the case of any Restricted Subsidiary, any dividend or distribution to the holders of its Equity Interests on a pro rata basis or a basis more favorable to the Issuer;

(2) the purchase, redemption, defeasance or other acquisition or retirement for value of any Equity Interests of the Issuer or any direct or indirect parent of the Issuer held by Persons other than the Issuer or a Restricted Subsidiary (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer);

(3) any Investment other than a Permitted Investment; or

(4) any principal payment on, purchase, redemption, defeasance, prepayment, decrease or other acquisition or retirement for value prior to any scheduled maturity in respect of any Subordinated Indebtedness (other than any such payment made within one year of any such scheduled maturity and other than any Subordinated Indebtedness owed to and held by the Issuer or any Restricted Subsidiary permitted under clause (6) of the definition of “Permitted Indebtedness” herein).

“Restricted Payments Basket” has the meaning set forth in Section 4.7(a).

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary. Unless otherwise specified, “Restricted Subsidiary” refers to a Restricted Subsidiary of the Issuer.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and its successors.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Lien Pledge and Security Agreement” means the Second Lien Pledge and Security Agreement, dated as of the Issue Date, by and among, the Issuer, the Grantors party thereto and the Collateral Agent, as amended, restated, supplemented or otherwise modified from time to time and substantially in the form of Exhibit E to this Indenture.

“Second Priority Liens” means Liens on the Collateral securing the Notes Obligations.

“Secured Parties” means the holders of the Notes Obligations (including the Holders, the Trustee and the Collateral Agent).

“Secretary’s Certificate” means a certificate signed by the Secretary of the Issuer.

“Secured Leverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of Indebtedness for borrowed money (which, notwithstanding anything to the contrary, shall include reimbursement obligations in respect of any letters of credit that have been drawn upon or presented and not paid within five Business Days) of the Issuer and the Restricted Subsidiaries that is secured by a Lien on property or assets of the Issuer or a Restricted Subsidiary to (y) Consolidated Cash Flow of the Issuer for the four most recent fiscal quarters for which internal financial statements are available immediately preceding the date on which such calculation is being made, in each case determined on a pro forma basis consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Interest Coverage Ratio.”

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Rule 1–02 of Regulation S-X promulgated pursuant to the Securities Act as such Regulation was in effect on the Issue Date.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means Indebtedness of the Issuer or any Guarantor that is expressly contractually subordinated in right of payment to the Notes or the Guarantees, respectively.

“Subsidiary” means, with respect to any Person:

(1) any corporation, limited liability company, association, trust or other business entity of which more than 50.0% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

provided that any reference herein to a “Subsidiary” of the Issuer shall (i) exclude any Person whose financial statements are not at that time consolidated with the financial statements of the Issuer in accordance with GAAP and (ii) include any Person whose financial statements are at that time consolidated with the financial statements of the Issuer in accordance with GAAP.

Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Issuer.

“Tangible Equity Units” means the 11,500,000 6.25% tangible equity units issued by the Issuer on April 7, 2014.

“Transfer Restricted Notes” means Notes that bear or are required to bear the Restricted Notes Legend.

“Treasury Management Arrangement” means any arrangement for credit card, cash management, clearing house, wire transfer, depository, treasury or investment services in connection with any transfer or disbursement of funds through an automated clearinghouse or on a same day or immediate or accelerated availability basis (including all monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise of the Issuer or any of its Restricted Subsidiaries arising out of any cash management, clearing house, wire transfer, depository, treasury or investment services) provided to the Issuer or any of its Restricted Subsidiaries.

“Trustee” means Wells Fargo Bank, National Association, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Treasury Rate” means, as of any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to May 1, 2017; provided, however, that if the period from the redemption date to May 1, 2017 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to May 1, 2017 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“United States” or “U.S.” means the United States of America.

“Unrestricted Subsidiary” means (a) Boudin Insurance Company, Ltd., (b) any other Subsidiary of the Issuer that at the time of determination shall have been designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in accordance with Section 4.18 and (c) any Subsidiary of an Unrestricted Subsidiary. Notwithstanding the preceding, if at any time any Unrestricted Subsidiary would fail to meet the requirements of an Unrestricted Subsidiary described in Section 4.18, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture.

“Unsecured Notes” means the senior amortizing notes due 2017 in original aggregate principal amount of approximately $47.5 million initially comprising part of the Tangible Equity Units and issued by the Issuer on April 7, 2014 (but not any additional senior amortizing notes).

“U.S. Government Obligations” means direct non-callable obligations of, or guaranteed by, the United States for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“Vessel” means any marine vessel used or useful in the business of the Issuer or its Restricted Subsidiaries, together with all related spares, equipment and any additions or improvements thereto.

“Voting Stock” with respect to any Person, means securities of any class of Equity Interests of such Person entitling the holders thereof at such time (without regard to the occurrence of any contingency) to vote in the election of members of the Board of Directors of such Person.

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at Stated Maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

SECTION 1.2. Other Definitions.

Term	Defined in Section
“acceleration declaration”	6.2
“Act”	12.14(a)
“Additional Amounts”	2.17(1)(a)
“Affiliate Transaction”	4.11(a)
“Change of Control Offer”	4.14(2)
“Change of Control Payment Date”	4.14(2)
“Change of Control Purchase Price”	4.14
“Covenant Defeasance”	8.3
“Covenant Suspension Event”	4.21(a)
“Coverage Ratio Exception”	4.9(a)
“Deposit Trustee”	8.5
“EDGAR”	4.3
“Event of Default”	6.1
“Excess Proceeds”	4.10(b)
“Four-Quarter Period”	1.1
“Judgment Currency”	12.18
“Legal Defeasance”	8.2
“Net Proceeds Offer”	4.10(c)
“Net Proceeds Offer Amount”	4.10(d)
“Net Proceeds Offer Period”	4.10(d)
“Net Proceeds Purchase Date”	4.10(d)
“Non-Guarantor Debt Cap”	4.9(b)
“Permitted Indebtedness”	4.9(b)
“QIBs”	2.1(b)
“Refinanced Indebtedness”	1.1
“Registrar”	2.3
“Regulation S”	2.1(b)
“Regulation S Global Note”	2.1(b)
“Restricted Period”	2.15(a)(i)
“Reversion Date”	4.21(b)

Term	Defined in Section
“Rule 144A”	2.1(b)
“Rule 144A Global Note”	2.1(b)
“Specified Tax Jurisdiction”	2.17(1)
“Surviving Entity”	5.1(a)(1)(b)
“Suspended Covenants”	4.21(a)
“Suspension Period”	4.21(c)
“Transaction Date”	1.1

SECTION 1.3. Rules of Construction. Unless the context otherwise requires:

(1) a term has the meaning assigned to it herein;

(2) an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) unless otherwise specified, any reference to Section, Article or Exhibit refers to such Section, Article or Exhibit, as the case may be, of this Indenture;

(6) provisions apply to successive events and transactions;

(7) all amounts expressed in this Indenture or in any of the Notes in terms of money refer to the lawful currency of the United States;

(8) references to agreements, documents and other instruments herein include amendments, supplements, restatements and waivers to such agreements, documents or instruments but only to the extent any such amendments, supplements, restatements and waivers are not prohibited by the Indenture Documents; and

(9) references to sections of or rules under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

ARTICLE II

THE NOTES

SECTION 2.1. Form and Dating. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes will be issued in registered form, without coupons, and in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The registered Holder will be treated as the owner of such Note for all purposes.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Issuer and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(a) The Notes shall be issued initially in the form of one or more Global Notes, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Note Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

Each Global Note shall represent such of the outstanding Notes as shall be specified therein, and each shall provide that it shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions and transfers of interests. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee or the Note Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.6.

(b) The Initial Notes are being issued by the Issuer only (i) to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act (“Rule 144A”)) (“QIBs”) and (ii) in reliance on Regulation S under the Securities Act (“Regulation S”). After such initial issuance, Initial Notes that are Transfer Restricted Notes may be transferred to QIBs in reliance on Rule 144A or outside the United States pursuant to Regulation S or to the Issuer, in accordance with certain transfer restrictions. Initial Notes that are offered in reliance on Rule 144A shall be issued in the form of one or more permanent Global Notes substantially in the form set forth in Exhibit A and bear the Restricted Notes Legend (collectively, the “Rule 144A Global Note”), deposited with the Note Custodian, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. Initial Notes that are offered in offshore transactions in reliance on Regulation S shall be issued in the form of one or more permanent Global Notes substantially in the form set forth in Exhibit A and bear the Regulation S Legend (collectively, the “Regulation S Global Note”), deposited with the Note Custodian. The Rule 144A Global Note and the Regulation S Global Note shall each be issued with separate CUSIP numbers. The aggregate principal amount of each Global Note may from time to time be increased or decreased by adjustments made on the records of the Note Custodian. Transfers of Notes among QIBs and to or by purchasers pursuant to Regulation S shall be represented by appropriate increases and decreases to the respective amounts of the appropriate Global Notes, as more fully provided in Section 2.15.

(c) Section 2.1(b) shall apply only to Global Notes deposited with or on behalf of the Depositary.

The Issuer shall execute and the Trustee shall, in accordance with Section 2.1(a) and Section 2.1(b) and this Section 2.1(c) and Section 2.2, authenticate and deliver the Global Notes that (i) shall be registered in the name of the Depositary or the nominee of the Depositary and (ii) shall be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instructions or held by the Note Custodian for the Depositary.

SECTION 2.2. Execution and Authentication. An Officer shall sign the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of a Responsible Officer of the Trustee. The signature of a Responsible Officer of the Trustee shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall, upon receipt of a written order of the Issuer signed by one Officer directing the Trustee to authenticate the Notes and certifying that all conditions precedent to the issuance of the Notes contained herein have been complied with and receipt of an Opinion of Counsel, authenticate Notes for original issue in the aggregate principal amount stated in such written order.

The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent or agents. An authenticating agent has the same rights as an Agent to deal with Holders or the Issuer or an Affiliate of the Issuer.

SECTION 2.3. Registrar; Paying Agent. The Issuer shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and (ii) an office or agency where Notes may be presented for payment to a Paying Agent. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional Paying Agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional Paying Agent. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer and/or any Restricted Subsidiary may act as Paying Agent or Registrar.

The Issuer shall notify the Trustee in writing, and the Trustee shall notify the Holders, of the name and address of any Agent not a party to this Indenture. The Issuer shall enter into an appropriate agency agreement with any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such, and shall be entitled to appropriate compensation in accordance with Section 7.6.

The Issuer initially appoints the Trustee to act as the Registrar and Paying Agent.

The Issuer initially appoints DTC to act as the Depositary with respect to the Global Notes.

SECTION 2.4. Paying Agent to Hold Money in Trust. The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium or interest on the Notes, and shall notify the Trustee of any Default by the Issuer in making any such payment. While any such Default continues, the Trustee may require a Paying Agent to pay to the Trustee all money held by it in trust for the benefit of the Holders or the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it in trust for the benefit of the Holders or the Trustee to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary) shall have no further liability for such money. If the Issuer or any of its Restricted Subsidiaries acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon the occurrence of any of the events specified in Section 6.1, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.5. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least seven (7) Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders, including the aggregate principal amount of the Notes held by each Holder thereof.

SECTION 2.6. Book-Entry Provisions for Global Notes.

(a) Each Global Note shall (i) be registered in the name of the Depositary for such Global Notes or the nominee of such Depositary, (ii) be delivered to the Note Custodian for such Depositary and (iii) bear the Global Note legends as required by Section 2.6(e).

Members of, or Participants in, the Depositary shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Note Custodian, or under such Global Note, and the Depositary may be treated by the Issuer, and any Trustee or Agent and any of their respective agents, as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any Agent or their respective agents from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants, the operation of customary practices governing the exercise of the rights of an owner of a beneficial interest in any Global Note.

Neither the Trustee nor any Agent shall have any responsibility or obligation to any Holder that is a member of (or a Participant in) the Depositary or any other Person with respect to the accuracy of the records of the Depositary (or its nominee) or of any member or Participant thereof, with respect to any ownership interest in the Notes or with respect to the delivery of any notice (including any notice of redemption) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to the Notes. Each of the Trustee and the Agents may rely (and shall be fully protected in relying) upon information furnished by the Depositary with respect to its members, Participants and any beneficial owners in the Notes.

Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary (or its nominee).

(b) Transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to the Depositary, its successors or their respective nominees. Interests of beneficial owners in a Global Note may be transferred in accordance with Section 2.15 and the rules and procedures of the Depositary. In addition, certificated Notes shall be transferred to beneficial owners in exchange for their beneficial interests only if (i) the Depositary notifies the Issuer that it is unwilling or unable to continue as Depositary for the Global Notes and a successor depositary is not appointed by the Issuer within ninety (90) days of such notice or (ii) there shall have occurred and be continuing an Event of Default and the Depositary shall have requested the issuance of certificated Notes.

(c) In connection with the transfer of the entire Global Note to beneficial owners pursuant to clause (b) of this Section 2.6, such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and the Trustee shall authenticate and deliver to each beneficial owner identified by the Depositary in exchange for its beneficial interest in such Global Note an equal aggregate principal amount of certificated Notes of authorized denominations.

(d) The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Participants and Persons that may hold interest through Participants, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(e) Each Global Note shall bear the Global Note Legend on the face thereof.

(f) At such time as all beneficial interests in Global Notes have been exchanged for certificated Notes, redeemed, repurchased or cancelled, all Global Notes shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for certificated Notes, redeemed, repurchased or cancelled, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note, by the Trustee or the Note Custodian, at the direction of the Trustee, to reflect such reduction.

(g) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and certificated Notes at the Registrar’s request.

(2) No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any stamp or transfer tax or similar governmental charge payable in connection therewith (other than any such stamp or transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Section 2.10, Section 2.16, Section 3.6, Section 4.10, Section 4.14 and Section 9.4 hereof).

(3) All Global Notes and certificated Notes issued upon any registration of transfer or exchange of Global Notes or certificated Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes (or interests therein) or certificated Notes surrendered upon such registration of transfer or exchange.

(4) The Registrar is not required (A) to issue, to register the transfer of or to exchange Notes during a period beginning at the opening of business fifteen (15) days before the day of any selection of Notes for redemption and ending at the close of business on the day of such selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(5) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent, or the Issuer shall be affected by notice to the contrary.

(6) The Trustee shall authenticate Global Notes and certificated Notes in accordance with the provisions of Section 2.2. Except as provided in Section 2.6(b), neither the Trustee nor the Registrar shall authenticate or deliver any certificated Note in exchange for a Global Note.

(7) Neither the Trustee nor any Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(8) Each Holder agrees to indemnify the Issuer and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Indenture and/or applicable United States Federal or state securities law.

SECTION 2.7. Replacement Notes. If any mutilated Note is surrendered to the Trustee, or the Issuer and the Trustee receive evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon the written order of the Issuer signed by an Officer of the Issuer, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer, the Trustee and the Agents may charge for their expenses in replacing a Note.

Every replacement Note is an additional obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.8. Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.8 as not outstanding. Except as set forth in Section 2.9, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.7, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on or after the maturity date, any redemption date or date for purchase of the Notes pursuant to an offer to purchase, money sufficient to pay the amounts under the Notes payable on such date, then on and after that date such Notes payable on such date shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.9. Treasury Notes. In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or by any Affiliate of the Issuer shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes of which a Responsible Officer of the Trustee has written notice as being so owned shall be so disregarded. Notwithstanding the foregoing, Notes that are to be acquired by the Issuer or an Affiliate of the Issuer pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by such entity until legal title to such Notes passes to such entity.

SECTION 2.10. Temporary Notes. Until certificated Notes are ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Notes upon a written order of the Issuer signed by one Officer of the Issuer. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall upon receipt of a written order of the Issuer signed by one Officer, authenticate certificated Notes in certificate form in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

SECTION 2.11. Cancellation. The Issuer at any time may deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder or which the Issuer may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly cancelled by the Trustee. All Notes surrendered for registration of transfer, exchange or payment, if surrendered to any Person other than the Trustee, shall be delivered to the Trustee. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation. Subject to Section 2.7, the Issuer may not issue new Notes to replace Notes that it has redeemed or paid or that have been delivered to the Trustee for cancellation. All cancelled Notes held by the Trustee shall be disposed of in accordance with its customary practice, and certification of their disposal delivered to the Issuer upon its written request therefor.

SECTION 2.12. Defaulted Interest. If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, which date shall be the earliest practicable date but in all events at least five (5) Business Days prior to the payment date, in each case at the rate provided in the Notes and in Section 4.1. The Issuer shall fix or cause to be fixed each such special record date and payment date and shall promptly thereafter notify the Trustee of any such date. At least fifteen (15) days before the special record date, the Issuer (or the Trustee, in the name and at the expense of the Issuer) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

SECTION 2.13. Computation of Interest. Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

SECTION 2.14. CUSIP Number. The Issuer in issuing the Notes may use a “CUSIP” number, and if it does so, the Trustee shall use the CUSIP number in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP number printed in the notice or on the Notes and that reliance may be placed only on the other identification numbers printed on the Notes. The Issuer shall promptly notify the Trustee in writing of any change in any CUSIP number.

SECTION 2.15. Special Transfer Provisions. Each Note issued pursuant to an exemption from registration under the Securities Act (other than in reliance on Regulation S) will constitute a Transfer Restricted Note and be required to bear the Restricted Notes Legend until the date that is one year after the later of the date of original issue and the last date on which the Issuer or any affiliate (within the meaning of Rule 405 under the Securities Act) of the Issuer was the owner of such Notes (or any predecessor thereto), unless and until such Transfer Restricted Note is transferred or exchanged pursuant to an effective registration statement under the Securities Act.

(a) Transfers to QIBs. The following provisions shall apply with respect to the registration of any proposed transfer of a Note issued in reliance on Regulation S to a QIB:

(i) The Registrar shall register the transfer of a Note issued in reliance on Regulation S by a Holder to a QIB if such transfer is being made by a proposed transferor who has provided the Registrar with (a) an appropriately completed certificate of transfer in the form attached to the Note and (b) a letter substantially in the form set forth in Exhibit C from the proposed transferor; provided that the letter required by paragraph 2.5(a)(i)(b) shall only be required on or prior to the 40th day after the later of the commencement of the offering of such Note and the issue date of such Note (such period through and including such 40th day, the “Restricted Period”). The Issuer shall provide written notice to the Trustee of the date that constitutes the final day of the Restricted Period in respect of any Notes issued in reliance on Regulation S; provided, however, that no such notice shall be required with respect to any Initial Notes issued in reliance on Regulation S and May 26, 2014 shall constitute the final day of the Restricted Period for such Initial Notes.

(ii) If the proposed transferee is a Participant and the Note to be transferred consists of an interest in the Regulation S Global Note, upon receipt by the Registrar of (x) the items required by paragraph (i) above and (y) instructions given in accordance with the Depositary’s and the Registrar’s procedures therefor, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Rule 144A Global Note in an amount equal to the principal amount of the beneficial interest in the Regulation S Global Note to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of such Regulation S Global Note in an amount equal to the principal amount of the beneficial interest in such Regulation S Global Note to be so transferred.

(b) Transfers Pursuant to Regulation S. The following provisions shall apply with respect to registration of any proposed transfer of a Transfer Restricted Note pursuant to Regulation S:

(i) The Registrar shall register any proposed transfer of a Transfer Restricted Note by a Holder pursuant to Regulation S upon receipt of (a) an appropriately completed certificate of transfer in the form attached to the Note and (b) a letter substantially in the form set forth in Exhibit D hereto from the proposed transferor.

(ii) If the proposed transferee is a Participant and the Transfer Restricted Note to be transferred consists of an interest in the Rule 144A Global Note upon receipt by the Registrar of (x) the letter, if any, required by paragraph (i) above and (y) instructions in accordance with the Depositary’s and the Registrar’s procedures therefor, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Regulation S Global Note in an amount equal to the principal amount of the beneficial interest in the Rule 144A Global Note to be transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Rule 144A Global Note in an amount equal to the principal amount of the beneficial interest in such Rule 144A Global Note to be transferred.

(c) In the event that a Global Note is exchanged for Notes in certificated, registered form pursuant to Section 2.6, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of clauses (a) and (b) above (including the certification requirements intended to ensure that such transfers comply with Rule 144A or Regulation S, as the case may be) and such other procedures as may from time to time be adopted by the Issuer and notified to the Trustee in writing.

(d) Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing the Restricted Notes Legend, the Registrar shall deliver Notes that do not bear the Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes bearing the Restricted Notes Legend, the Registrar shall deliver only Notes that bear the Restricted Notes Legend unless there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Issuer to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.

(e) Regulation S Legend. Upon the transfer, exchange or replacement of Notes not bearing the Regulation S Legend, the Registrar shall deliver Notes that do not bear the Regulation S Legend. Upon the transfer, exchange or replacement of Notes bearing the Regulation S Legend, the Registrar shall deliver only Notes that bear the Regulation S Legend unless there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Issuer to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.

(f) General. By its acceptance of any Note bearing the Restricted Notes Legend or the Regulation S Legend, as applicable, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Restricted Notes Legend or the Regulation S Legend, as applicable, and agrees that it shall transfer such Note only as provided in this Indenture. A transfer of a beneficial interest in a Global Note that does not involve an exchange of such interest for a certificated Note or a beneficial interest in another Global Note shall be subject to compliance with applicable law and the applicable procedures of the Depositary but is not subject to any procedure required by this Indenture.

In connection with any proposed transfer pursuant to Regulation S or pursuant to any other available exemption from the registration requirements of the Securities Act (other than pursuant to Rule 144A), the Issuer may require the delivery of an Opinion of Counsel, other certifications or other information satisfactory to the Issuer.

The Registrar shall retain copies of all letters, notices and other written communications received pursuant to this Section 2.15.

SECTION 2.16. Issuance of Additional Notes. The Issuer shall be entitled to issue Additional Notes in an unlimited aggregate principal amount under this Indenture that shall have identical terms as the Initial Notes, other than with respect to the date of issuance, issue price, amount of interest payable on the first interest payment date applicable thereto and transfer restrictions; provided that such issuance is not prohibited by the terms of this Indenture, including Section 4.9 and Section 4.12, provided further that Additional Notes will not be issued with the same CUSIP, if any, as any Notes then existing unless such Additional Notes are fungible with such Notes then existing for U.S. federal income tax purposes. The Initial Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture.

With respect to any Additional Notes, the Issuer shall set forth in a resolution of its Board of Directors and in an Officers’ Certificate, a copy of each of which shall be delivered to the Trustee, the following information:

(1) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(2) the issue price, the issue date, the CUSIP number of such Additional Notes, the first interest payment date and the amount of interest payable on such first interest payment date applicable thereto and the date from which interest shall accrue;

(3) whether such Additional Notes shall be Transfer Restricted Notes; and

(4) that such issuance is not prohibited by this Indenture.

The Trustee shall, upon receipt of the resolution of the Issuer’s Board of Directors and Officers’ Certificate, authenticate the Additional Notes in accordance with the provisions of Section 2.2 of this Indenture.

SECTION 2.17. Payment of Additional Amounts.

(1) All payments made by or on behalf of the Issuer under or with respect to the Notes or by or on behalf of any Guarantor pursuant to its Guarantee, will be made without withholding or deduction for or on account of any taxes imposed or levied by or on behalf of any Panamanian taxing authority or any political subdivision or any authority or agency therein or thereof having power to tax, or any other jurisdiction in which the Issuer or any Guarantor (including any successor entity) is organized, incorporated, engaged in business or is otherwise resident or treated as resident for tax purposes, or any jurisdiction from or through which payment is made (including, without limitation, the jurisdiction of each paying agent) (each, a “Specified Tax Jurisdiction”), unless required by law or regulation of any such taxing authority. If the Issuer or a Guarantor is obligated to withhold or deduct any amount on account of taxes imposed by any Specified Tax Jurisdiction from any payment made with respect to the Notes, the Issuer or such Guarantor will:

(a) subject to the limitations below, pay to each Holder such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each Holder (including Additional Amounts) after such withholding or deduction will not be less than the amount such Holder would have received if such taxes had not been withheld or deducted;

(b) furnish to the Trustee for the benefit of the Holders, within 60 days after the date payment of any taxes is due pursuant to applicable law, certified copies of an official receipt of the relevant government authorities for all amounts deducted or withheld pursuant to applicable law, or if such receipts are not readily obtainable without significant expense (as reasonably determined by the Issuer), other evidence of payment by the Issuer or such Guarantor of those taxes reasonably satisfactory to the Trustee which the Trustee will make available to the Holders or beneficial owners of Notes upon reasonable request; and

(c) at least 15 days prior to each date on which any Additional Amounts are payable, deliver to the Trustee an Officers’ Certificate setting forth the calculation of the Additional Amounts to be paid and such other information as the Trustee may request to enable the Trustee to pay such Additional Amounts to Holders on the payment date. The Issuer agrees to indemnify the Trustee and each Paying Agent for, and to hold each harmless against, any loss, liability or expense reasonably incurred without bad faith on its part arising out of or in connection with actions taken or omitted by it in reliance on any such Officers’ Certificate or any failure to furnish such a certificate. The obligations of the Issuer hereunder shall survive the payment of the Notes, the resignation or removal of the Trustee or any Paying Agent and/or termination of this Indenture.

(2) Notwithstanding the foregoing, neither the Issuer nor any Guarantor will pay Additional Amounts with respect to a payment made to any Holder or beneficial owner of a Note:

(a) which is subject to such taxes by reason of the Holder or the beneficial owner being a resident, domicile or national of, or engaged in business or maintaining a permanent establishment or other physical presence in or otherwise having some connection with the relevant Specified Tax Jurisdiction otherwise than by the mere acquisition, holding or disposition of the Notes, enforcement of rights hereunder or the receipt of payments thereunder;

(b) for or on account of any taxes imposed or deducted or withheld by reason of the failure of the Holder or beneficial owner of the Notes to complete, execute and deliver to the Issuer or a Guarantor, as the case may be, any customary form or document, to the extent applicable to such Holder or beneficial owner, that may be required by law (including any applicable tax treaty) or by reason of administration of such law and which is reasonably requested in writing to be delivered to the Issuer or such Guarantor in order to enable the Issuer or such Guarantor to make payments on the Notes or pursuant to any Guarantee, as the case may be, without deduction or withholding for taxes, or with deduction or withholding of a lesser amount, which form or document shall be delivered within 60 days of a written request therefor by the Issuer or such Guarantor;

(c) for or on account of any estate, inheritance, gift, sales, transfer, capital gains, excise, personal property or similar tax, assessment or other governmental charge;

(d) for or on account of any tax, duty, assessment or other governmental charge that is payable otherwise than by withholding from payments under or with respect to the Notes;

(e) where the payment could have been made without deduction or withholding if the beneficiary of the payment had presented the Note for payment within 30 days after the date on which such payment or such Note became due and payable or the date on which payment thereof is duly provided for, whichever is later;

(f) if the Holder is a fiduciary, partnership or person other than the sole beneficial owner of that payment, to the extent that such payment would be required to be included in income under the laws of the relevant taxing jurisdiction for tax purposes, of a beneficiary or settler with respect to such fiduciary, a member of such partnership or a beneficial owner who, in each case, would not have been entitled to such Additional Amounts had such beneficiary, settler, partner or beneficial owner been the Holder thereof; or

(g) any combination of the instances described in the foregoing clauses (a) through (f).

(3) Any reference in this Indenture or the Notes to the payment of principal, premium, if any, interest, purchase price, redemption price or any other amount payable under or with respect to any Note, will be deemed to include the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof. The Issuer’s and the Guarantors’ obligation to make payments of Additional Amounts will survive any termination of this Indenture or the defeasance of any rights hereunder.

(4) The Issuer will promptly pay when due any present or future stamp, issue, registration, documentation, court or similar documentary taxes or any other excise or property taxes, charges or similar levies (including interest and penalties with respect thereto) that arise in a Specified Tax Jurisdiction from the execution, delivery or registration of each Note or any other document or instrument referred to herein or therein.

ARTICLE III

REDEMPTION AND PREPAYMENT

SECTION 3.1. Notices to Trustee. If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.7, it shall furnish to the Trustee, at least three (3) Business Days (or such shorter period as is acceptable to the Trustee) prior to the giving of notice of redemption, an Officers’ Certificate setting forth the (i) section of this Indenture pursuant to which the redemption shall occur, (ii) redemption date, (iii) principal amount of Notes to be redeemed and (iv) redemption price (provided that, with respect to any redemption pursuant to Section 3.7(a), the redemption price need only be included in such notice to the extent the redemption price has been determined at the time of such notice (and if not so determined at such time, such notice shall then include the manner in which the redemption price will be calculated)).

If the Issuer is required to make an offer to purchase Notes pursuant to Section 4.10 or Section 4.14, it shall furnish to the Trustee, at least three (3) Business Days (or such shorter period as is acceptable to the Trustee) prior to the giving of notice of the offer to purchase, an Officers’ Certificate setting forth the (i) section of this Indenture pursuant to which the offer to purchase shall occur, (ii) terms of the offer, (iii) principal amount of Notes to be purchased, (iv) purchase price and (v) purchase date and further setting forth a statement to the effect that (a) the Issuer or one of its Restricted Subsidiaries has effected an Asset Sale and there are Excess Proceeds aggregating an amount equal to or more than $25.0 million or (b) a Change of Control has occurred, as applicable.

The Issuer will also provide the Trustee with any additional information that the Trustee reasonably requests in connection with any redemption or offer.

SECTION 3.2. Selection of Notes to Be Redeemed. If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis (subject to the procedures of the Depositary), by lot or by such method as the Trustee, in its sole discretion, may deem fair and appropriate; provided, however that no Notes of $2,000 in original principal amount or less shall be redeemed in part. In addition, if a partial redemption is made pursuant to Section 3.7(c), selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of the Depositary), unless that method is otherwise prohibited.

On and after the redemption date, interest will cease to accrue on Notes or portions of them called for redemption so long as the Issuer has complied with Section 3.5 in connection with such redemption. The Trustee shall make the selection from the Notes outstanding and not previously called for redemption as long as the Issuer has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to this Indenture and shall promptly notify the Issuer in writing of the Notes selected for redemption. The Trustee may select for redemption portions (equal to $1,000 or any integral multiples of $1,000 thereof) of the principal of the Notes that have denominations larger than $2,000.

SECTION 3.3. Notice of Redemption. Subject to the provisions of Section 4.10 and Section 4.14, the Issuer shall deliver or cause to be delivered in accordance with Section 12.1, a notice of redemption to each Holder whose Notes are to be redeemed (with a copy to the Trustee), at least thirty (30) days but not more than sixty (60) days before a redemption date (except that notices may be delivered more than sixty (60) days before a redemption date if the notice is issued in accordance with Section 8.8).

The notice shall identify the Notes (including CUSIP numbers) to be redeemed and shall state:

(1) the redemption date;

(2) the redemption price; provided that, with respect to any redemption pursuant to Section 3.7(a), the redemption price need only be included in the notice of redemption to the extent the redemption price has been determined at the time of such notice of redemption (and if not so determined at such time, the notice of redemption shall then include the manner in which the redemption price will be calculated);

(3) if any Note is being redeemed in part, the portion of the principal amount of such Notes to be redeemed and that, after the redemption date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate);

(4) the name and address of the Trustee;

(5) that Notes called for redemption must be surrendered to the Trustee to collect the redemption price;

(6) that, unless the Issuer defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(9) if applicable, any conditions to such redemption.

At the Issuer’s written request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense; provided, however, that the Issuer shall have delivered to the Trustee, at least three (3) Business Days prior to the giving of notice of redemption (or such shorter period as is acceptable to the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in the notice as provided in the preceding paragraph. The notice delivered in the manner herein provided shall be deemed to have been duly given whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note shall not affect the validity of the proceeding for the redemption of any other Note.

SECTION 3.4. Effect of Notice of Redemption. Except with respect to notices of redemption given in accordance with Section 3.7(d), once notice of redemption is delivered in accordance with Section 3.3, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price plus accrued and unpaid interest to (but excluding) such date unless the redemption is subject to a condition precedent that has not been satisfied or waived. Notice of redemption may, at the Issuer’s option and discretion, be subject to one or more conditions precedent as set forth in Section 3.7(f).

SECTION 3.5. Deposit of Redemption Price. On or before 10:00 a.m. (New York City time) on the Business Day prior to each redemption date or the date on which Notes must be accepted for purchase pursuant to Section 4.10 or Section 4.14, the Issuer shall deposit with the

Trustee or with the Paying Agent (other than the Issuer or an Affiliate of the Issuer) money sufficient to pay the redemption price of and accrued and unpaid interest, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of (including any applicable premium), and accrued interest, if any, on, all Notes to be redeemed or purchased.

If Notes called for redemption or tendered in a Net Proceeds Offer or Change of Control Offer are paid or if the Issuer has deposited with the Trustee or Paying Agent money sufficient to pay the redemption or purchase price of, and unpaid and accrued interest, if any, on, all Notes to be redeemed or purchased, on and after the redemption or purchase date, interest, if any, shall cease to accrue on the Notes or the portions of Notes called for redemption or tendered and not withdrawn in a Net Proceeds Offer or Change of Control Offer (regardless of whether certificates for such securities are actually surrendered). If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case, at the rate provided in the Notes and in Section 4.1.

SECTION 3.6. Notes Redeemed in Part. Upon surrender and cancellation of a Note that is redeemed in part, the Issuer shall issue and, upon the written request of an Officer of the Issuer, the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered and canceled; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

SECTION 3.7. Optional Redemption.

(a) The Notes may be redeemed, in whole or in part, at any time prior to May 1, 2017 at the option of the Issuer upon notice in accordance with the provisions of Section 3.3, at a redemption price equal to 100.0% of the principal amount of the Notes redeemed plus the Applicable Premium (calculated by the Issuer) as of, and accrued and unpaid interest, if any, to (but excluding), the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(b) The Notes are subject to redemption, at the option of the Issuer, in whole or in part, at any time or from time to time on or after May 1, 2017, upon notice in accordance with the provisions of Section 3.3, at the following redemption prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, on the Notes to be redeemed to (but excluding) the applicable redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period beginning May 1 of the years indicated below:

Year	Redemption Price
2017	104.000%
2018	102.000%
2019 and thereafter	100.000%

(c) At any time or from time to time prior to May 1, 2017, the Issuer, at its option, may on any one or more occasions, upon notice in accordance with the provisions of Section 3.3, redeem up to 35.0% of the aggregate principal amount of the outstanding Notes issued under this Indenture (calculated after giving effect to any issuance of Additional Notes) with the net cash proceeds of one or more Qualified Equity Offerings (which have not been applied to permanently repay other Indebtedness) at a redemption price equal to 108.000% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to (but excluding) the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:

(1) at least 65.0% of the aggregate principal amount of Notes issued under this Indenture on the Issue Date remains outstanding immediately after giving effect to any such redemption; and

(2) the redemption occurs not more than 180 days after the date of the closing of any such Qualified Equity Offering.

(d) If the Issuer becomes obligated to pay any Additional Amounts as a result of a change in the laws or regulations of any Specified Tax Jurisdiction, or a change in any official position regarding the application or interpretation thereof (including a holding by a court of competent jurisdiction), which is publicly announced or becomes effective on or after the Issue Date (or, if later, on or after the date the relevant Specified Tax Jurisdiction first becomes a Specified Tax Jurisdiction) and such Additional Amounts cannot (as certified in an Officers’ Certificate to the Trustee) be avoided by the use of reasonable measures available to the Issuer, then the Issuer may, at its option, redeem the Notes, in whole but not in part, upon notice in accordance with the provisions of Section 3.3 (such notice to be provided not more than 90 days before the next date on which the Issuer would be obligated to pay Additional Amounts), at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but excluding) the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date). Notice of the Issuer’s intent to redeem the Notes shall not be effective until such time as it delivers to the Trustee an Opinion of Counsel stating that the Issuer is obligated to pay Additional Amounts because of an amendment to or change in law or regulation or position as described in this paragraph.

(e) Any redemption pursuant to this Section 3.7 shall be made in accordance with the applicable provisions of Sections 3.1 through 3.6.

(f) Any redemption and any notice of any redemption (other than, in each case, a redemption under Section 3.7(d)) may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a Qualified Equity Offering, other offering, issuance of Indebtedness or other corporate transaction or event. Notice of any redemption in respect thereof may be given prior to the completion thereof and may be partial as a result of only some of the conditions being satisfied.

ARTICLE IV

COVENANTS

SECTION 4.1. Payment of Notes.

(a) The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid for all purposes hereunder on the date the Trustee or the Paying Agent, if other than the Issuer or a Restricted Subsidiary thereof, holds, as of 10:00 a.m. (New York City time) on the Business Day prior to the relevant payment date, U.S. dollars deposited by the Issuer in immediately available funds and designated for and sufficient to pay all such principal, premium, if any, and interest then due.

(b) The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

SECTION 4.2. Maintenance of Office or Agency. The Issuer shall maintain an office or agency where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer and Guarantors in respect of the Notes and this Indenture (other than the type contemplated by Section 12.19) may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish to the Trustee the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.3.

SECTION 4.3. Provision of Financial Information.

Whether or not required by the SEC, so long as any Notes are outstanding, the Issuer will furnish to the Trustee and the Holders, or, to the extent permitted by the SEC, file electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system) (“EDGAR”) within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Issuer were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file such reports.

If the Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries, and such Unrestricted Subsidiaries, individually or taken together, would constitute a Significant Subsidiary of the Issuer, then the quarterly and annual financial information required by this Section 4.3 will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries excluding the Unrestricted Subsidiaries.

For so long as any Notes remain outstanding and are “restricted securities” within the meaning of Rule 144(A)(3), and the Issuer and the Guarantors are not required to file the reports required by this Section 4.3 with the SEC, the Issuer shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

The Issuer will be deemed to have furnished the reports required to be furnished to the Trustee and the Holders pursuant to this Section 4.3 if it has filed such reports with the SEC using the EDGAR filing system or if it has made such reports publicly available on its website.

In the event that:

(i) the rules and regulations of the SEC permit the Issuer and any direct or indirect parent company of the Issuer to report at such parent entity’s level on a consolidated basis and such parent entity of the Issuer is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the Voting Stock of the Issuer, or

(ii) any direct or indirect parent of the Issuer becomes a Guarantor,

such consolidated reporting at such parent entity’s level in a manner consistent with that described in this covenant for the Issuer will satisfy this covenant; provided that such financial information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Issuer and its Subsidiaries, on the one hand, and the information relating to the Issuer and its Subsidiaries on a stand-alone basis, on the other hand.

The Issuer shall notify the Trustee in writing if the Issuer is not permitted by the SEC to file, or has not filed, electronically with the SEC through EDGAR (or any successor system) the information and reports referred to in clauses (1) and (2) of this Section 4.3. The Trustee shall have no obligation to determine if and when the Issuer’s information is available on the SEC’s website.

Delivery of the above reports to the Trustee is for informational purposes only and the Trustee’s receipt of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants in this Indenture (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates) or any other agreement or document.

SECTION 4.4. Compliance Certificate. The Issuer shall deliver to the Trustee, within 90 days after the end of each fiscal year beginning with the fiscal year ended December 31, 2014, an Officers’ Certificate stating that a review of the activities of the Issuer and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether each has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that, to his or her knowledge, each entity has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto) and that, to his or her knowledge, no event has occurred and remains in existence by reason of which payments on account of the principal of, premium, if any, or interest on the Notes is prohibited or if such event has occurred, a description of the event and what action the Issuer is taking or proposes to take with respect thereto.

The Issuer shall, so long as any of the Notes are outstanding, deliver to the Trustee, within 30 days after any Officer becomes aware of any Default, an Officers’ Certificate specifying such Default and what action the Issuer is taking or proposes to take with respect thereto.

SECTION 4.5. Taxes. The Issuer shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency all material taxes, assessments and governmental levies, except such as are contested in good faith and by appropriate proceedings and with respect to which appropriate reserves have been taken in accordance with GAAP or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

SECTION 4.6. Stay, Extension and Usury Laws. The Issuer and each of the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture, and the Issuer and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.7. Limitation on Restricted Payments.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment (and after giving pro forma effect to such Restricted Payment):

(1) a Default shall have occurred and be continuing or shall occur as a consequence thereof;

(2) the Issuer is not able to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

(3) the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Issue Date (other than Restricted Payments made pursuant to clauses (2) through (11) of Section 4.7(b), exceeds the sum (the “Restricted Payments Basket”) of (without duplication):

(A) 50.0% of Consolidated Net Income of the Issuer and the Restricted Subsidiaries for the period (taken as one accounting period) commencing on April 1, 2014 to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100.0% of such deficit), plus

(B) 100.0% of (A) (i) the aggregate net cash proceeds and (ii) the Fair Market Value of (x) marketable securities (other than marketable securities of the Issuer), (y) Equity Interests of a Person (other than the Issuer or a Subsidiary of the Issuer) engaged in a Permitted Business and (z) other assets used in any Permitted Business, in each case received by the Issuer or its Restricted Subsidiaries after the Issue Date as a contribution to its common equity capital or from the issue or sale of Qualified Equity Interests (other than (a) the Tangible Equity Units (or the component parts thereof) and (b) Qualified Equity Interests to the extent, in the case of clause (b), the proceeds thereof are applied to redeem the Notes in accordance with the provisions set forth under Section 3.7(c)), plus

(C) 100.0% of the aggregate amount by which Indebtedness (including Disqualified Equity Interests but other than Indebtedness held by a Subsidiary of the Issuer) of the Issuer or any Restricted Subsidiary is reduced on the Issuer’s consolidated balance sheet upon the conversion or exchange after the Issue Date of any such Indebtedness into or for Qualified Equity Interests, plus

(D) in the case of the disposition or repayment of or return on any Investment that was treated as a Restricted Payment made by the Issuer after the Issue Date, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of (i) 100.0% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash or other property (valued at the Fair Market Value thereof) as the return of capital with respect to such Investment and (ii) the amount of such Investment that was treated as a Restricted Payment, plus

(E) upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of (i) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation, and (ii) the aggregate amount of the Issuer’s Investments in such Subsidiary to the extent such Investments reduced the Restricted Payments Basket and were not previously repaid or otherwise reduced, provided that, notwithstanding the foregoing, there shall be no increase to the Restricted Payments Basket in respect of the issuance of the Tangible Equity Units or any Qualified Equity Interests purchased (or to be purchased) pursuant to the Tangible Equity Units or the component parts thereof.

(b) Notwithstanding the foregoing, Section 4.7(a) will not prohibit:

(1) the payment of any dividend or redemption payment or the making of any distribution within 60 days after the date of declaration thereof if, on the date of declaration, the dividend, redemption or distribution payment, as the case may be, would have complied with the provisions of this Indenture;

(2) any Restricted Payment made in exchange for, or out of the proceeds of, the substantially concurrent issuance of Qualified Equity Interests;

(3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under Section 4.9 and the other terms of this Indenture;

(4) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary (a) at a purchase price not greater than 101.0% of the principal amount of such Subordinated Indebtedness in the event of a Change of Control in accordance with provisions similar to Section 4.14 or (b) at a purchase price not greater than 100.0% of the principal amount thereof in accordance with provisions similar to Section 4.10; provided that, prior to or concurrently with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Issuer has made the Change of Control Offer or Net Proceeds Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Net Proceeds Offer;

(5) the redemption, repurchase or other acquisition or retirement for value of Equity Interests of the Issuer held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates), either (x) upon any such individual’s death, disability, retirement, severance or termination of employment or service or (y) pursuant to any equity subscription agreement, stock option agreement, stockholders’ agreement or similar agreement; provided, in any case, that the aggregate cash consideration paid for all such redemptions, repurchases or other acquisitions or retirements shall not exceed (A) $10.0 million during any calendar year (with unused amounts in any calendar year being carried forward to the next succeeding calendar year; provided that the maximum amount that may be redeemed, repurchased, acquired or retired pursuant to this clause (A) in any calendar year, after giving effect to any and all carry-forwards of unused amounts in a prior calendar year, is $20.0 million) plus (B) the amount of any net cash proceeds received by or contributed to the Issuer from the issuance and sale after the Issue Date of Qualified Equity Interests to its officers, directors or employees that have not been applied to the payment of Restricted Payments pursuant to this clause (5), plus (C) the net cash proceeds of any “key-man” life insurance policies that have not been applied to the payment of Restricted Payments pursuant to this clause (5); and provided further that cancellation of Indebtedness owing to the Issuer from members of management of the Issuer or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Issuer will not be deemed to constitute a Restricted Payment for purposes of this Section 4.7 or any other provision of this Indenture;

(6) (a) repurchases, redemptions or other acquisitions or retirements for value of Equity Interests of the Issuer deemed to occur upon the exercise of stock options, warrants, rights to acquire Equity Interests of the Issuer or other convertible securities to the extent such Equity Interests of the Issuer represent a portion of the exercise or exchange price thereof and (b) any repurchases, redemptions or other acquisitions or retirements for value of Equity Interests of the Issuer made in lieu of withholding taxes in connection with any vesting of restricted Equity Interests or any exercise, vesting or exchange of stock options, warrants or other similar rights;

(7) dividends or distributions on Disqualified Equity Interests of the Issuer or any Restricted Subsidiary or on any Preferred Stock of any Restricted Subsidiary, in each case issued in compliance with Section 4.9 to the extent such dividends or distributions are included in the definition of Consolidated Interest Expense;

(8) the payment of cash in lieu of fractional Equity Interests of the Issuer;

(9) payments or distributions to dissenting stockholders pursuant to applicable law in connection with a merger, consolidation or transfer of assets that complies with Section 5.1;

(10) cash distributions by the Issuer to the holders of Equity Interests of the Issuer in accordance with a distribution reinvestment plan or dividend reinvestment plan to the extent such payments are applied to the purchase of Equity Interests directly from the Issuer; and

(11) so long as no Default has occurred and is continuing or would be caused thereby, the payment of other Restricted Payments from time to time in an aggregate amount not to exceed since the Issue Date the sum of (a) $100.0 million plus (b) an additional $150.0 million; provided that a Restricted Payment may only be made pursuant to clause (b) of this clause (11) if and only if after giving pro forma effect to the applicable Restricted Payment and the incurrence of any Indebtedness the net proceeds of which would be used to finance such Restricted Payment, the Secured Leverage Ratio would be less than 3.0 to 1.0;

provided that no issuance and sale of Qualified Equity Interests used to make a payment pursuant to clauses (2) or (5)(B) above shall increase the Restricted Payments Basket to the extent of such payment.

For the avoidance of doubt, payments by the Issuer on, or with respect to, the Unsecured Notes, including any payments of interest, amortization payments and early payments of principal, shall not constitute Restricted Payments.

For the purposes of determining compliance with any U.S. dollar denominated restriction on Restricted Payments denominated in a foreign currency, the U.S. dollar equivalent amount of such Restricted Payment shall be calculated based on the relevant currency exchange rate in effect on the date that such Restricted Payment was made.

The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to Section 4.18. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments, as determined by the Issuer, in an amount determined as set forth in the definition of “Investment.” Such designation will be permitted only if a Restricted Payment and Permitted Investments, as applicable, in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

SECTION 4.8. Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries. The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions on or in respect of its Equity Interests to the Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Equity Interests);

(b) make loans or advances, or pay any Indebtedness or other obligation owed, to the Issuer or any other Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Issuer or any Restricted Subsidiary to other Indebtedness or obligations incurred by the Issuer or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(c) transfer any of its property or assets to the Issuer or any other Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (a) or (b) above);

except for, in each case:

(1) encumbrances or restrictions existing under agreements existing on the Issue Date (including, without limitation, the Credit Agreement) as in effect on that date;

(2) encumbrances or restrictions existing under this Indenture, the Notes and the Guarantees;

(3) any instrument governing Acquired Indebtedness or Equity Interests of a Person acquired by the Issuer or any of its Restricted Subsidiaries, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(4) any agreement or other instrument of a Person acquired by the Issuer or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired (including after acquired property);

(5) any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement referred to in clauses (1), (2), (3), (4), (5) or (11); provided, however, that such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, not materially more restrictive than the encumbrances and restrictions contained in the agreements referred to in such clauses on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable;

(6) encumbrances or restrictions existing under or by reason of applicable law, regulation, order, approval, license or similar restriction;

(7) non-assignment provisions of any contract or any lease entered into in the ordinary course of business;

(8) in the case of clause (c) above, Liens permitted to be incurred under the provisions of Section 4.12 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(9) encumbrances or restrictions arising or agreed to in the ordinary course of business (i) that restrict in a customary manner the chartering, subletting, assignment or transfer of any property or asset that is subject to a lease or license or (ii) not relating to Indebtedness and that do not, individually or in the aggregate, detract from the value of property or assets of the Issuer or the Restricted Subsidiaries in any manner material to the Issuer and the Restricted Subsidiaries, taken as a whole;

(10) restrictions imposed under any agreement to sell Equity Interests or assets, as permitted under this Indenture, to any Person pending the closing of such sale;

(11) any other agreement governing Indebtedness or other obligations entered into after the Issue Date that either (A) contains encumbrances and restrictions that in the good faith judgment of the Issuer are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date or (B) any such encumbrance or restriction contained in such Indebtedness that is customary and does not prohibit (except upon a default or an event of default thereunder) the payment of dividends in an amount sufficient, as determined by the Issuer in good faith, to make scheduled payments of cash interest and principal on the Notes when due;

(12) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements, shareholder agreements and other similar agreements that in each case restrict the disposition or distribution of ownership interests in or assets of the partnership, limited liability company, joint venture, corporation or similar Person governed thereby;

(13) Purchase Money Indebtedness and any Refinancing Indebtedness in respect thereof incurred in compliance with Section 4.9 that imposes restrictions of the nature described in Section 4.8(c) on the assets acquired;

(14) restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business; and

(15) restrictions pursuant to any Receivables Program.

SECTION 4.9. Limitations on Additional Indebtedness.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness); provided that the Issuer or (subject to the Non-Guarantor Debt Cap) any Restricted Subsidiary may incur additional Indebtedness (including Acquired Indebtedness), in each case, if, after giving effect thereto on a pro forma basis (including giving pro forma effect to the application of the proceeds thereof), the Consolidated Interest Coverage Ratio would be at least 2.00 to 1.00 (the “Coverage Ratio Exception”).

(b) Notwithstanding the above, each of the following incurrences of Indebtedness shall be permitted (the “Permitted Indebtedness”):

(1) the incurrence of Indebtedness by the Issuer and (subject to the Non-Guarantor Debt Cap) the Restricted Subsidiaries under one or more Credit Facilities in an aggregate principal amount at any time outstanding, including the issuance and creation of letters of credit thereunder (with letters of credit being deemed to have a principal amount equal to the face amount thereof), not to exceed $900.0 million; provided that, notwithstanding the foregoing, not more than $375.0 million in aggregate principal amount of Funded Debt may be incurred or outstanding pursuant to this clause (1) at any time;

(2) Indebtedness of the Issuer and the Guarantors under (a) the Initial Notes and (b) the Guarantees of the Initial Notes;

(3) Indebtedness of the Issuer and its Restricted Subsidiaries to the extent outstanding on the Issue Date (including the Unsecured Notes but excluding any Indebtedness described in another clause of this Section 4.9(b));

(4) (a) guarantees of Indebtedness of the Issuer or a Restricted Subsidiary permitted to be incurred in accordance with the provisions of this Indenture; provided that in the event such Indebtedness that is being guaranteed is Subordinated Indebtedness, the related guarantee shall be subordinated in right of payment to the Notes or the Guarantee, as the case may be;

(5) Indebtedness under Hedging Obligations entered into for bona fide hedging purposes of the Issuer or any Restricted Subsidiary in the ordinary course of business and not for the purpose of speculation; provided that, in the case of Hedging Obligations relating to interest rates, (a) such Hedging Obligations relate to payment obligations on Indebtedness not prohibited to be incurred by this Section 4.9 and (b) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(6) Indebtedness of the Issuer owed to and held by a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to and held by the Issuer or any other Restricted Subsidiary; provided, however, that

(a) if the Issuer is the obligor on Indebtedness and a Restricted Subsidiary that is not a Guarantor is the obligee, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

(b) if a Guarantor is the obligor on such Indebtedness and a Restricted Subsidiary that is not a Guarantor is the obligee, such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; and

(c)

(i) any subsequent issuance or transfer of Equity Interests or any other event which results in any such Indebtedness being held by a Person other than the Issuer or any other Restricted Subsidiary; and

(ii) any sale or other transfer of any such Indebtedness to a Person other than the Issuer or any other Restricted Subsidiary shall be deemed, in each case of this clause (c), to constitute an incurrence of such Indebtedness not permitted by this clause (6);

(7) Indebtedness in respect of workers’ compensation claims, bank guarantees, warehouse receipt or similar facilities, property, casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations or completion, performance, bid performance, customs, appeal or surety bonds, in each case incurred in the ordinary course of business, including guarantees or obligations with respect to letters of credit supporting such workers’ compensation claims, bank guarantees, warehouse receipt or similar facilities, property, casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations or completion, performance, bid performance, customs, appeal or surety bonds;

(8) Purchase Money Indebtedness incurred by the Issuer or any Restricted Subsidiary after the Issue Date, and Refinancing Indebtedness in respect thereof, in an aggregate principal amount not to exceed at any time outstanding the greater of (a) $100.0 million and (b) 3.5% of the Issuer’s Consolidated Tangible Assets determined at the time of incurrence;

(9) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;

(10) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(11) Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the Coverage Ratio Exception or pursuant to clause (2), (3) or this clause (11), or clause (15) below;

(12) indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of the Issuer or any Restricted Subsidiary or Equity Interests of a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing or in contemplation of any such acquisition; provided that (a) any amount of such obligations included on the face of the balance sheet of the Issuer or any Restricted Subsidiary shall not be permitted under this clause (12) (contingent obligations referred to on the face of a balance sheet or in a footnote thereto and not otherwise quantified and reflected on the balance sheet will not be deemed “included on the face of the balance sheet” for purposes of the foregoing) and (b) in the case of a disposition, the maximum aggregate liability in respect of all such obligations outstanding under this clause (12) shall at no time exceed the gross proceeds actually received by the Issuer and the Restricted Subsidiaries in connection with such disposition;

(13) additional Indebtedness of the Issuer or (subject to the Non-Guarantor Debt Cap) any Restricted Subsidiary, and Refinancing Indebtedness in respect thereof, in an aggregate principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (13) and then outstanding, does not exceed the greater of (a) $150.0 million and (b) 5.5% of the Issuer’s Consolidated Tangible Assets determined at the time of incurrence;

(14) Indebtedness in respect of Treasury Management Arrangements;

(15) subject to the Non-Guarantor Debt Cap, Indebtedness of Persons incurred and outstanding on the date on which such Person was acquired by the Issuer or any Restricted Subsidiary, or merged or consolidated with or into the Issuer or any Restricted Subsidiary (other than Indebtedness incurred in connection with, or in contemplation of, such acquisition, merger or consolidation); provided, however, that at the time such Person or assets is/are acquired by the Issuer or a Restricted Subsidiary, or merged or consolidated with the Issuer or any Restricted Subsidiary and after giving pro forma effect to the incurrence of such Indebtedness pursuant to this clause (15) and any other related Indebtedness, either: (i) the Issuer would have been able to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or (ii) the Consolidated Interest Coverage Ratio of the Issuer and its Restricted Subsidiaries would be greater than or equal to such Consolidated Interest Coverage Ratio immediately prior to such acquisition, merger or consolidation;

(16) Indebtedness representing deferred compensation to directors, officers, members of management or employees (in their capacities as such) of the Issuer or any Restricted Subsidiary and incurred in the ordinary course of business;

(17)(a) the incurrence by the Issuer or any of its Restricted Subsidiaries of any Receivables Program Indebtedness and (b) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness provided by the shipyard of the Deepwater Lay Vessel 2000 (or the financier of such shipyard) and incurred solely to finance the construction, equipping and commissioning of the Deepwater Lay Vessel 2000; provided that, in the case of clause (b), such Indebtedness (i) is repaid in full concurrently with delivery to the Issuer or any of its Subsidiaries of the Deepwater Lay Vessel 2000 and (ii) does not exceed at any time outstanding the lesser of (x) the cost of constructing, equipping and commissioning the Deepwater Lay Vessel 2000 and (y) $400.0 million; and

(18) Indebtedness of the Issuer or (subject to the Non-Guarantor Debt Cap) any Restricted Subsidiary consisting of the guarantee of Indebtedness of Permitted Joint Ventures or Unrestricted Subsidiaries in an aggregate principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (18) and then outstanding, does not exceed the greater of (i) $150.0 million and (ii) 5.5% of the Issuer’s Consolidated Tangible Assets determined at the time of incurrence.

Notwithstanding anything to the contrary, a Restricted Subsidiary that is not a Guarantor may not (and the Issuer will not permit any Restricted Subsidiary that is not a Guarantor to) incur any Indebtedness pursuant to the Coverage Ratio Exception or clause (1), (13), (15) or (18) of this Section 4.9(b) if after giving effect to such incurrence on a pro forma basis (including giving pro forma effect to the application of the proceeds thereof), more than an aggregate of $175.0 million of Indebtedness of Restricted Subsidiaries that are not Guarantors would be outstanding pursuant to the Coverage Ratio Exception and clauses (1), (13), (15) and (18) of this Section 4.9(b) (this paragraph is referred to as the “Non-Guarantor Debt Cap”).

Neither the Issuer nor any Guarantor will incur any Indebtedness that pursuant to its terms is subordinate or junior in right of payment to any other Indebtedness of the Issuer or such Guarantor, as applicable, unless such Indebtedness is subordinated in right of payment to the Notes and the Guarantees of the Notes to the same extent; provided that Indebtedness will not be considered subordinate or junior in right of payment to any other Indebtedness solely by virtue of being unsecured or secured to a greater or lesser extent or with greater or lower priority or by virtue of structural subordination or with different collateral or as a result of provisions that apply proceeds or amounts received by the borrower, obligor or issuer following a default or exercise of remedies in a certain order of priority.

For purposes of determining compliance with this Section 4.9, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (18) above or is entitled to be incurred pursuant to the Coverage Ratio Exception, the Issuer shall, in its sole discretion, classify such item of Indebtedness and may divide and classify such Indebtedness in more than one of the types of Indebtedness described (except that Indebtedness incurred (or outstanding) under the Credit Agreement on the Issue Date shall be deemed to have been incurred under clause (1) above), and may later reclassify any item of Indebtedness described in clauses (1) through (18) above (provided that at the time of reclassification it meets the criteria in such category or categories). In addition, for purposes of determining any particular amount of Indebtedness under this Section 4.9, (i) guarantees or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have incurred such Indebtedness; and (ii) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

For the purposes of determining compliance with any U.S. dollar denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the U.S. dollar equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the earlier of the date that such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Notwithstanding any other provision of this Section 4.9, in no event shall the reclassification of any lease or other liability as indebtedness due to a change in accounting principles after the Issue Date be deemed to be an incurrence of Indebtedness.

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary then outstanding shall be deemed to be incurred by a Restricted Subsidiary as of such time (and, if such Indebtedness is not permitted to be incurred as of such time under this Section 4.9, the Issuer shall be in Default of this Section 4.9).

SECTION 4.10. Limitations on Asset Sales.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Sale or, in circumstances where the Issuer or such Restricted Subsidiary grants a third party the right to purchase an asset, the date of such grant) of the shares and assets subject to such Asset Sale; and

(2) at least 75.0% of the total consideration from such Asset Sale and all other Asset Sales on a cumulative basis since the Issue Date received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents.

For purposes of clause (2) above and for no other purpose, the following shall be deemed to be cash:

(A) the amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness or intercompany Indebtedness) of the Issuer or such Restricted Subsidiary that is expressly assumed by the transferee of any such assets pursuant to a written agreement that releases the Issuer or such Restricted Subsidiary from further liability therefor,

(B) the amount of any securities, notes or other obligations received from such transferee that are within 180 days after such Asset Sale converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash actually so received),

(C) any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this Section 4.10(a)(2)(C) that is at that time outstanding, not to exceed the greater of (i) $75.0 million and (ii) 2.5% of the Issuer’s Consolidated Tangible Assets at the time of receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, provided that if the applicable Asset Sale is a Collateral Disposition, (x) any assets received pursuant to this clause (C) must become Collateral in which the Collateral Agent has a Second Priority Lien concurrently with such receipt, which Second Priority Lien shall be perfected to the extent required by the Indenture Documents, and

(D) the Fair Market Value of (i) any assets (other than securities) received by the Issuer or any Restricted Subsidiary to be used by it in a Permitted Business, (ii) Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary concurrently with the acquisition of such Person by the Issuer or (iii) a combination of (i) and (ii); provided that if the applicable Asset Sale is a Collateral Disposition, (x) any assets received pursuant to clause (i) of this clause (D) must become Collateral in which the Collateral Agent has a Second Priority Lien concurrently with such receipt, (y) any Equity Interests received pursuant to clause (ii) of this clause (D) must become Collateral in which the Collateral Agent has a Second Priority Lien concurrently with such receipt, which Second Priority Lien in the case of clauses (x) and (y) shall be perfected to the extent required by the Indenture Documents, and (z) to the extent any Person acquired pursuant to clause (ii) of this clause (D) becomes a wholly owned Restricted Subsidiary, such Person shall become a Guarantor.

If at any time any non-cash consideration received by the Issuer or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this Section 4.10.

Any Asset Sale pursuant to an Event of Loss shall not be required to satisfy the conditions set forth in clauses (1) and (2) of this Section 4.10(a).

Notwithstanding the foregoing, the 75.0% limitation referred to above shall be deemed satisfied with respect to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the foregoing provisions on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75.0% limitation.

(b) If the Issuer or any Restricted Subsidiary engages in an Asset Sale, the Issuer or such Restricted Subsidiary may, no later than 365 days following the consummation thereof, apply all or any of the Net Available Proceeds therefrom to:

(1) (A) if the Asset Sale is a Collateral Disposition, repay, redeem, cash collateralize or otherwise retire any Indebtedness that constitutes First Priority Claims or Notes Obligations or (B) if the Asset Sale is not a Collateral Disposition, repay, redeem or otherwise retire any Indebtedness of the Issuer or a Restricted Subsidiary (other than any Disqualified Equity Interests or Subordinated Indebtedness of the Issuer or a Guarantor, and other than Indebtedness owed to the Issuer or an Affiliate of the Issuer); provided that, for purposes of clauses (A) and (B), any repayment, redemption or retirement of Indebtedness under or in respect of a revolving Credit Facility shall be accompanied by a permanent termination of the corresponding amount of commitments thereunder; or

(2) (A) if the Asset Sale is a Collateral Disposition (i) make any capital expenditure with respect to Collateral or otherwise invest all or any part of the Net Available Proceeds thereof in the purchase of assets (other than securities and excluding working capital or current assets for the avoidance of doubt) to be used by the Issuer or any Guarantor in a Permitted Business and that constitute Collateral, (ii) acquire Qualified Equity Interests held by a Person other than the Issuer or any of its Restricted Subsidiaries in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business, which Qualified Equity Interests shall be pledged as Collateral to the Collateral Agent upon such consummation (and if such acquired Person becomes a wholly owned Restricted Subsidiary, such acquired Person shall become a Guarantor) or (iii) a combination of (i) and (ii) or (B) if the Asset Sale is not a Collateral Disposition, (i) make any capital expenditure or otherwise invest all or any part of the Net Available Proceeds thereof in the purchase of assets (other than securities and excluding working capital or current assets for the avoidance of doubt) to be used by the Issuer or any Restricted Subsidiary in a Permitted Business, (ii) acquire Qualified Equity Interests held by a Person other than the Issuer or any of its Restricted Subsidiaries in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary concurrently with the consummation of such acquisition or (iii) a combination of (i) and (ii).

The amount of Net Available Proceeds not applied or invested as provided in clauses (1) or (2) of this Section 4.10(b) shall constitute “Excess Proceeds.”

(c) On the 366th day after an Asset Sale (or, at the Issuer’s option, an earlier date), if the aggregate amount of Excess Proceeds equals or exceeds $25.0 million, the Issuer shall be required to make an offer to purchase or redeem (a “Net Proceeds Offer”) from all Holders the maximum principal amount of Notes to which the Net Proceeds Offer applies that may be purchased or redeemed out of the Excess Proceeds, at an offer price in cash in an amount equal to 100.0% of the principal amount of Notes plus accrued and unpaid interest thereon to (but excluding) the date of purchase, in accordance with the procedures set forth in this Indenture in denominations of $2,000 or integral multiples of $1,000 in excess thereof.

To the extent that the sum of the aggregate principal amount of Notes so validly tendered pursuant to a Net Proceeds Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds, or a portion thereof, for any purposes not otherwise prohibited by the provisions of this Indenture. If the aggregate principal amount of Notes so validly tendered pursuant to a Net Proceeds Offer exceeds the amount of Excess Proceeds, the Issuer shall select the Notes to be purchased on a pro rata basis on the basis of the aggregate outstanding principal amount of Notes. Upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Net Proceeds Offer was made shall be deemed to be zero.

(d) The Net Proceeds Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Net Proceeds Offer Period”). No later than five Business Days after the termination of the Net Proceeds Offer Period (the “Net Proceeds Purchase Date”), the Issuer will purchase the principal amount of Notes required to be purchased pursuant to this Section 4.10 (the “Net Proceeds Offer Amount”) or, if less than the Net Proceeds Offer Amount has been so validly tendered, all Notes validly tendered in response to the Net Proceeds Offer.

If the Net Proceeds Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Net Proceeds Offer.

Pending the final application of any Net Available Proceeds pursuant to this Section 4.10, the Issuer or the Restricted Subsidiary, as applicable, may apply such Net Available Proceeds temporarily to reduce Indebtedness outstanding under a revolving Credit Facility or otherwise invest such Net Available Proceeds in any manner not prohibited by this Indenture.

On or before the Net Proceeds Purchase Date, the Issuer will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Net Proceeds Offer Amount of Notes or portions of Notes so validly tendered and not properly withdrawn pursuant to the Net Proceeds Offer, or if less than the Net Proceeds Offer Amount has been validly tendered and not properly withdrawn, all Notes so validly tendered and not properly withdrawn, in each case in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Issuer or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Net Proceeds Offer Period) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Issuer for purchase, and the Issuer will promptly issue a new Note, and the Trustee, upon delivery of an Officers’ Certificate from the Issuer, will authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any Note not so accepted will be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer will publicly announce the results of the Net Proceeds Offer on the Net Proceeds Purchase Date.

Notwithstanding the foregoing, the sale, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, will be governed by Section 4.14 and/or Section 5.1 and not by this Section 4.10.

The Issuer shall comply with all applicable securities laws and regulations in the United States, including, without limitation, the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with this Section 4.10, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.10 by virtue of such compliance.

SECTION 4.11. Limitation on Transactions with Affiliates.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (an “Affiliate Transaction”), unless:

(1) the terms of such Affiliate Transaction are not materially less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than those that could reasonably be expected to have been obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate or are otherwise fair to the Issuer or such Restricted Subsidiary from a financial point of view; and

(2) the Issuer delivers to the Trustee, with respect to any Affiliate Transaction involving aggregate value in excess of $25.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above and, with respect to any Affiliate Transaction involving aggregate value in excess of $40.0 million, a Secretary’s Certificate which sets forth and authenticates a resolution that has been adopted by a majority of the Independent Directors approving such Affiliate Transaction.

(b) The foregoing restrictions shall not apply to:

(1) transactions to the extent between or among (a) the Issuer and one or more Restricted Subsidiaries or (b) Restricted Subsidiaries;

(2) director, officer, employee and consultant compensation (including bonuses) and other benefits (including pursuant to any employment agreement or arrangement, severance agreement, consulting agreement or any retirement, health, stock option, other equity award or other benefit plan), payments or loans (or cancellation of loans) to employees of the Issuer and indemnification arrangements, including reimbursement or advance of out-of-pocket expenses and provision of officers’ and directors’ liability insurance;

(3) the entering into of a tax sharing agreement, or payments pursuant thereto, between the Issuer and/or one or more Subsidiaries, on the one hand, and any other Person with which the Issuer or such Subsidiaries are required or permitted to file a consolidated tax return or with which the Issuer or such Subsidiaries are part of a consolidated group for tax purposes to be used by such Person to pay taxes, and which payments by the Issuer and the Restricted Subsidiaries, collectively, are not in excess of the tax liabilities that would have been payable by them, collectively, on a stand-alone basis;

(4) any Permitted Investments (other than pursuant to clause (1) of the definition thereof);

(5) any Restricted Payments which are made in accordance with Section 4.7;

(6) any agreement, arrangement or commitment in effect on the Issue Date or as thereafter amended or replaced in any manner that, taken as a whole, is not more disadvantageous to the Issuer in any material respect than such agreement as it was in effect on the Issue Date;

(7) any transaction with a Person (other than an Unrestricted Subsidiary) which would constitute an Affiliate of the Issuer solely because the Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such Person;

(8) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the applicable terms of this Indenture; provided that in the reasonable determination of the Board of Directors of the Issuer or the senior management of the Issuer, such transactions are on terms not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Issuer;

(9) (a) any transaction with an Affiliate where the only consideration paid by the Issuer or any Restricted Subsidiary is Qualified Equity Interests and (b) the issuance or sale of any Qualified Equity Interests and the granting of registration and other customary rights in connection therewith;

(10) pledges by the Issuer or any Restricted Subsidiary of Equity Interests in Unrestricted Subsidiaries for the benefit of lenders or other creditors of the Unrestricted Subsidiaries;

(11) transactions entered into by a Person prior to the time such Person becomes a Subsidiary or is merged or consolidated into the Issuer or a Restricted Subsidiary (provided that such transaction is not entered into in contemplation of such event);

(12) dividends and distributions to the Issuer or a Restricted Subsidiary by any Unrestricted Subsidiary or Permitted Joint Venture; and

(13) transactions entered into as part of a Receivables Program.

SECTION 4.12. Limitations on Liens. The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien (other than Permitted Liens) upon any of their property or assets (including Equity Interests of any Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, which Lien secures Indebtedness.

SECTION 4.13. Payments for Consent. The Issuer will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SECTION 4.14. Offer to Purchase upon Change of Control. Upon the occurrence of any Change of Control, unless the Issuer has previously or concurrently exercised its right to redeem all of the Notes as described under Section 3.7, each Holder will have the right to require that the Issuer purchase all or any portion (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes for a cash price (the “Change of Control Purchase Price”) equal to 101.0% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon to (but excluding) the date of purchase.

Not later than 30 days following any Change of Control, the Issuer will deliver, or cause to be delivered, to the Holders, with a copy to the Trustee, a notice:

(1) describing the transaction or transactions that constitute the Change of Control;

(2) offering to purchase, pursuant to the procedures required by this Indenture and described in the notice (a “Change of Control Offer”), on a date specified in the notice, which shall be a Business Day not earlier than 30 days, nor later than 60 days, from the date the notice is delivered (the “Change of Control Payment Date”), and for the Change of Control Purchase Price, all Notes properly tendered by such Holder pursuant to such Change of Control Offer prior to 5:00 p.m. New York time on the second Business Day preceding the Change of Control Payment Date; and

(3) describing the procedures, as determined by the Issuer, consistent with this Indenture, that Holders must follow to accept the Change of Control Offer.

On or before the Change of Control Payment Date, the Issuer will, to the extent lawful, deposit with the Paying Agent an amount equal to the Change of Control Purchase Price in respect of the Notes or portions of Notes properly tendered.

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes (of $2,000 or integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer; and

(2) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

The Paying Agent will promptly deliver to each Holder who has so tendered Notes the Change of Control Purchase Price for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes so tendered, if any; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest will be paid on the relevant interest payment date to the Person in whose name a Note is registered at the close of business on such record date.

A Change of Control Offer shall remain open for at least 20 Business Days or for such longer period as is required by applicable law. The Issuer shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the date of purchase.

The Issuer’s obligation to make a Change of Control Offer shall be satisfied if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.

If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer will have the right, upon not less than 30 days’ nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all of the Notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Purchase Price plus, to the extent not included in the Change of Control Purchase Price, accrued and unpaid interest to (but excluding) the date of redemption.

The Issuer shall comply with all applicable securities legislation in the United States, including, without limitation, the requirements of Rule 14e-l under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with this Section 4.14, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.14 by virtue of such compliance.

The provisions under this Indenture relating to the Issuer’s obligation to make a Change of Control Offer may be waived, modified or terminated with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

SECTION 4.15. Corporate Existence. Subject to Section 4.14 and Article V, as the case may be, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or any such Restricted Subsidiary and the rights (charter and statutory), licenses and franchises of the Issuer and its Restricted Subsidiaries; provided that the Issuer shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the Board of Directors of the Issuer shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.

SECTION 4.16. Business Activities. The Issuer shall engage, and shall cause its Restricted Subsidiaries to engage, in businesses that, when considered together as a single enterprise, are primarily the Permitted Business.

SECTION 4.17. Additional Guarantees. If any Restricted Subsidiary, other than a Guarantor, shall guarantee any Indebtedness of the Issuer or any Guarantor under a Credit Facility, then the Issuer shall, within 30 days thereof, cause such Restricted Subsidiary to execute and deliver to the Trustee a supplemental indenture in substantially the form attached hereto as Exhibit B, pursuant to which such Restricted Subsidiary shall become a Guarantor with respect to the Notes, upon the terms and subject to the release provisions and other limitations described under Section 10.1.

SECTION 4.18. Limitations on Designation of Unrestricted Subsidiaries. The Board of Directors of the Issuer may designate any Subsidiary (including any newly formed or newly acquired Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) of the Issuer as an “Unrestricted Subsidiary” under this Indenture (a “Designation”) only if:

(1) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(2) the Issuer would be permitted to make, at the time of such Designation, (a) a Permitted Investment or (b) an Investment pursuant to Section 4.7, in either case, in an amount (the “Designation Amount”) equal to the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary on such date.

No Subsidiary shall be Designated as an “Unrestricted Subsidiary” unless:

(1) all of the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of Designation, consist of Non-Recourse Debt, except for any guarantee given solely to support the pledge by the Issuer or any Restricted Subsidiary of the Equity Interests of such Unrestricted Subsidiary, which guarantee is not recourse to the Issuer or any Restricted Subsidiary, and except for any guarantee of Indebtedness of such Subsidiary by the Issuer or a Restricted Subsidiary that is permitted as both an incurrence of Indebtedness and an Investment (in each case in an amount equal to the amount of such Indebtedness so guaranteed) permitted by Sections 4.7 and 4.9;

(2) on the date such Subsidiary is Designated an Unrestricted Subsidiary, such Subsidiary is not party to any agreement, contract, arrangement or understanding (other than a guarantee permitted under clause (1) above) with the Issuer or any Restricted Subsidiary unless the terms of the agreement, contract, arrangement or understanding are not materially less favorable to the Issuer or the Restricted Subsidiary than those that could reasonably be expected to have been obtained at the time from Persons who are not Affiliates of the Issuer, as determined in good faith by the Issuer; and

(3) such Subsidiary is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests of such Person or (b) to maintain or preserve the Person’s financial condition or to cause the Person to achieve any specified levels of operating results (in each case other than a guarantee permitted under clause (1) above).

Any such Designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Issuer giving effect to such Designation and an Officers’ Certificate certifying that such Designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary at such time and, if the Indebtedness is not permitted to be incurred under Section 4.9 or the Lien is not permitted under Section 4.12, the Issuer shall be in default of the applicable covenant. Notwithstanding anything to the contrary, no Guarantor may be designated as an Unrestricted Subsidiary if it provides (or continues to provide) a guarantee of any Credit Facility unless such Guarantor is substantially concurrently being designated as an “unrestricted subsidiary” under such Credit Facility.

The Board of Directors of the Issuer may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if:

(1) no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

(2) all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of this Indenture.

Any such Redesignation shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such Redesignation complies with the foregoing conditions.

SECTION 4.19. Further Assurances. (a) The Issuer and the Guarantors shall, at their expense and to the extent not in violation of the Intercreditor Agreement, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts (i) as may be reasonably necessary or proper to carry out more effectively the purposes of this Indenture or (ii) as the Collateral Agent may reasonably request to grant, evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral in favor of the Collateral Agent for its benefit and for the benefit of the Holders and any other Secured Parties and the Trustee, and to otherwise effectuate the provisions or purposes of this Indenture and the Collateral Agreements.

(b) The Issuer and the Guarantors will (i) maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as, in the reasonable determination of the Issuer, is usually carried out by companies engaged in similar businesses and owning similar properties in the same general areas in which the Issuer or such Subsidiary operates; provided that, with respect to the Mortgaged Vessels, the Issuer shall be required to provide or cause to be provided only such insurance as is required by the Collateral Agreements, and (ii) cause all property and general liability insurance policies to name the Collateral Agent on behalf of the Secured Parties as additional insured (with respect to liability and property policies), loss payee (with respect to property policies) or lender’s loss payee (with respect to property policies), as appropriate, and to provide that no cancellation, material addition in amount or material change in coverage shall be effective until after 30 days’ written notice to the Collateral Agent. So long as an Event of Default is not then continuing, the Collateral Agent, on behalf of the Secured Parties, agrees to promptly release, endorse and turn over to the Issuer or the applicable Subsidiary any insurance proceeds received by the Collateral Agent.

SECTION 4.20. After-Acquired Collateral; Additional Security Interests. From and after the Issue Date, if and to the extent that the Issuer or any Guarantor executes and delivers any First Priority Security Documents (including any amendments, supplements or modifications to any First Priority Security Documents) or takes any other actions (including any actions taken in the United States of America or in any other jurisdiction) to grant a perfected security interest in any property or asset (including a marine vessel) to secure the First Priority Claims (including in connection with any acquisition by the Issuer or any Guarantor of any property or asset after the Issue Date), the Issuer shall, and shall cause such Guarantor to, promptly (but in any event not later than the date that is 10 Business Days after the date on which such First Priority Security Documents are executed and delivered or such other actions are taken with respect to the First Priority Liens), to the extent a Second Priority Lien may be granted or perfected in such property or asset, (a) execute and deliver to the Collateral Agent such Collateral Agreements (including any amendments and supplements thereto) and take such other actions to grant the Collateral Agent a perfected Second Priority Lien in such Collateral to secure the Notes Obligations (in each case, to the same extent as any First Priority Security Documents were executed and delivered and any other actions were taken in connection with granting a perfected security interest in such property or asset to secure the First Priority Claims) and (b) cause to be delivered to the Collateral Agent legal opinions and other deliverables related thereto (in each case, to the extent such legal opinions and other deliverables were delivered to the First Priority Agent in connection with granting a perfected security interest in such property or asset to secure the First Priority Claims). The Issuer will not, and will not permit its Subsidiaries to, take any action, or knowingly omit to take any action, which action or omission would have the result of materially impairing the validity, perfection or priority of the security interests in the Collateral created by the Collateral Agreements (except as permitted in this Indenture, the Intercreditor Agreement or the other Collateral Agreements). Notwithstanding anything to the contrary contained herein, to the extent that any Lien on any Collateral is perfected by the First Priority Agent (or any of its agents or bailees) by obtaining “control” (as defined in the UCC) of such Collateral, the obligation of the Issuer and the Guarantors to grant the Collateral Agent, or to cause the Collateral Agent to obtain, such “control” of such Collateral shall be limited to using their commercially reasonable efforts to grant the Collateral Agent, or to cause the Collateral Agent to obtain, such “control” of such Collateral.

SECTION 4.21. Covenant Suspension.

(a) If on any date following the Issue Date (i) the Notes have an Investment Grade Rating from both Rating Agencies and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Issuer and the Restricted Subsidiaries will not be subject to the following covenants (collectively, the “Suspended Covenants”):

(1) Section 4.7;

(2) Section 4.8;

(3) Section 4.9;

(4) Section 4.10;

(5) Section 4.11;

(6) Section 4.16; and

(7) Section 5.1(a)(3).

(b) In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events.

(c) The Issuer shall promptly notify the Trustee of the existence, and of the termination of any Covenant Suspension Event or Reversion Date by filing with the Trustee an Officers’ Certificate certifying the same; provided, however, that the Trustee shall have no obligation to discover or verify the existence or termination of any Covenant Suspension Event or Reversion Date.

(d) The period of time between the occurrence of a Covenant Suspension Event and the Reversion Date is referred to herein as the “Suspension Period.” Solely for the purpose of determining the amount of Permitted Liens in accordance with the provisions of Section 4.12 during any Suspension Period and without limiting the Issuer’s or any Restricted Subsidiary’s ability to incur Indebtedness without restriction during any Suspension Period, to the extent that calculations as set forth in the definition of “Permitted Liens” refer to the covenant set forth in Section 4.9, such calculations shall be made as though the covenant set forth in Section 4.9 remains in effect during the Suspension Period. Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds shall be reset at zero.

(e) In the event of any reinstatement of the Suspended Covenants, from and after the Reversion Date, no action taken or omitted to be taken by the Issuer or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default under this Indenture with respect to Notes; provided, however, that with respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments made will be calculated as though the covenant as set forth in Section 4.7 had been in effect prior to, but not during, the Suspension Period. No Subsidiaries shall be designated as Unrestricted Subsidiaries during the Suspension Period. All Indebtedness incurred during the Suspension Period will be classified to have been incurred or issued pursuant to clause (3) of the definition of “Permitted Indebtedness” herein. Any Affiliate Transaction entered into after the Reversion Date pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to clause (6) of Section 4.11(b).

ARTICLE V

SUCCESSORS

SECTION 5.1. Consolidation, Merger, Conveyance, Transfer or Lease.

(a) The Issuer shall not, directly or indirectly, in a single transaction or a series of related transactions, consolidate or merge with or into another Person (whether or not the Issuer is the surviving Person), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Issuer and its Restricted Subsidiaries (taken as a whole) to any Person unless:

(1) either:

(a) the Issuer shall be the surviving or continuing Person; or

(b) the Person (if other than the Issuer) formed by or surviving or continuing from such consolidation or merger or to which such sale, lease, transfer, conveyance or other disposition or assignment shall be made is a corporation, limited liability company or limited partnership organized and existing under the laws of the United States or of any State of the United States or the District of Columbia, any member state of the European Union, Bermuda, the British Virgin Islands, the Cayman Islands, Curaçao, or Sint Maarten and such

Person expressly assumes, by agreements in form and substance reasonably satisfactory to the Trustee, all of the obligations of the Issuer under the Notes, this Indenture and the Collateral Agreements to which it is a party (such surviving or continuing Person pursuant to clause (a) or (b), the “Surviving Entity”); provided, that if the Surviving Entity is not a corporation, a Restricted Subsidiary that is a corporation expressly assumes as co-obligor all of the obligations of the Issuer under this Indenture and the Notes pursuant to a supplemental indenture to this Indenture executed and delivered to the Trustee and under the Collateral Agreements pursuant to appropriate documentation executed and delivered to the Trustee;

(2) immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(b) above (if applicable) and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, no Default shall have occurred and be continuing;

(3) immediately after giving pro forma effect to such transaction and the assumption of the obligations as set forth in clause (1)(b) above (if applicable) and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, (i) the Surviving Entity could incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception or (ii) the Consolidated Interest Coverage Ratio for the Surviving Entity and its Restricted Subsidiaries would be greater than or equal to such Consolidated Interest Coverage Ratio prior to such transaction;

(4) each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall continue to apply to the Surviving Entity’s obligations under the Indenture Documents;

(5) any Collateral owned by or transferred to the Surviving Entity shall (a) continue to constitute Collateral under this Indenture and the Collateral Agreements, (b) be subject to the Lien in favor of the Collateral Agent and (c) not be subject to any Lien (other than Permitted Liens);

(6) the property and assets of the Person which is merged or consolidated with or into the Surviving Entity, to the extent that they are property or assets of the types which would constitute Collateral under the Collateral Agreements, shall be treated as after-acquired property and the Surviving Entity shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Liens of the Collateral Agreements in the manner and to the extent required under the Collateral Agreements; and

(7) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel to the effect that such merger, consolidation or transfer and such agreement and/or supplemental indenture (if any) comply with the Indenture Documents.

For purposes of this Section 5.1, any Indebtedness of the Surviving Entity which was not Indebtedness of the Issuer immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

(b) Except in circumstances which provide for the release of the Guarantee of a Guarantor in accordance with the provisions of Section 10.5, no Guarantor shall, and the Issuer shall not permit any Guarantor to, directly or indirectly, in a single transaction or a series of related transactions, consolidate or merge with or into another Person (whether or not the Guarantor is the surviving Person), unless either:

(1)

(a) (i) such Guarantor shall be the surviving or continuing Person; or (ii) the Person (if other than such Guarantor) formed by or surviving any such consolidation or merger is the Issuer or another Guarantor or assumes, by agreements in form and substance reasonably satisfactory to the Trustee, all of the obligations of such Guarantor under the Guarantee of such Guarantor and this Indenture and the Collateral Agreements to which it is a party;

(b) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

(c) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such merger or consolidation and such agreements and/or supplemental indenture (if any) comply with the Indenture Documents; or

(2) the transaction is made in compliance with Section 4.10.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Issuer, the Equity Interests of which constitute all or substantially all of the properties and assets of the Issuer, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

(c) Upon any consolidation or merger of the Issuer or a Guarantor, or any transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing, in which the Issuer or such Guarantor is not the continuing obligor under the Notes or its Guarantee, as applicable, the surviving entity formed by such consolidation or merger or into which the Issuer or such Guarantor is merged or the Person to which the sale, conveyance, lease, transfer, disposition or assignment is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Guarantor under this Indenture, the Notes and the Guarantees with the same effect as if such surviving entity had been named therein as the Issuer or such Guarantor and, so long as the Issuer’s or the applicable Guarantor’s obligations under the Indenture Documents are assumed as provided above, except in the case of a lease, the Issuer or such Guarantor, as the case may be, shall be released from the obligation to pay the principal of and interest on the Notes or in respect of its Guarantee, as the case may be, and all of the Issuer’s or such Guarantor’s other obligations and covenants under the Notes, this Indenture and its Guarantee, if applicable.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.1. Events of Default. Each of the following is an “Event of Default”:

(1) failure to pay interest on any of the Notes when the same becomes due and payable and the continuance of any such failure for 30 days;

(2) failure to pay principal of or premium, if any, on any of the Notes when it becomes due and payable, whether at Stated Maturity, upon redemption, upon purchase, upon acceleration or otherwise;

(3) failure by the Issuer or any of its Restricted Subsidiaries to comply with any of their respective agreements or covenants described in Section 5.1, or failure by the Issuer to comply in respect of its obligations to make a Change of Control Offer pursuant to Section 4.14;

(4) (a) except with respect to Section 4.3, failure by the Issuer or any Restricted Subsidiary to comply with any other agreement or covenant in the Indenture Documents and continuance of this failure for 60 days after notice of the failure has been given to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 25.0% of the aggregate principal amount of the Notes then outstanding, or (b) failure by the Issuer for 120 days after notice of the failure has been given to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 25.0% of the aggregate principal amount of the Notes then outstanding to comply with Section 4.3;

(5) default by the Issuer or any Restricted Subsidiary under any mortgage, indenture or other instrument or agreement under which there is issued or by which there is secured or evidenced Indebtedness for borrowed money by the Issuer or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default:

(a) is caused by a failure to pay at its Stated Maturity principal on such Indebtedness within the applicable express grace period and any extensions thereof, or

(b) results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other Indebtedness with respect to which an event described in clause (a) or (b) has occurred and is continuing, aggregates $55.0 million or more;

(6) one or more judgments (to the extent not covered by insurance) for the payment of money in an aggregate amount in excess of $55.0 million shall be rendered against the Issuer, any of its Significant Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed;

(7)

(a) the Issuer or any Restricted Subsidiary that is a Significant Subsidiary of the Issuer or group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary of the Issuer, pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case,

(ii) consents to the entry of an order for relief against it in an involuntary case,

(iii) consents to the appointment of a custodian of it or for all or substantially all of its property,

(iv) makes a general assignment for the benefit of its creditors, or

(v) generally is not paying its debts as they become due; or

(b) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Issuer or any Restricted Subsidiary that is a Significant Subsidiary of the Issuer or group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary of the Issuer, in an involuntary case;

(ii) appoints a custodian of the Issuer or any Restricted Subsidiary that is a Significant Subsidiary of the Issuer or group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary of the Issuer, or for all or substantially all of the property of the Issuer or any of its Restricted Subsidiaries; or

(iii) orders the liquidation of the Issuer or any Restricted Subsidiary that is a Significant Subsidiary of the Issuer or group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary of the Issuer, and the order or decree remains unstayed and in effect for 60 consecutive days; or

(8) (a) any Guarantee from any Restricted Subsidiary that is a Significant Subsidiary of the Issuer or group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary of the Issuer ceases to be in full force and effect (other than in accordance with the terms of such Guarantee and this Indenture) or is declared null and void and unenforceable or found to be invalid, or (b) any Guarantor denies its liability under the Guarantee of such Guarantor (other than by reason of release of such Guarantor from its Guarantee in accordance with the terms of this Indenture and the Guarantee); or

(9) the Collateral Agreements shall for any reason cease to create a valid and perfected second-priority Lien (subject to the terms of the Intercreditor Agreement and Permitted Liens) on any portion of the Collateral having a Fair Market Value in excess of $25.0 million (in each case, other than (a) the failure to perfect Liens that are not required to be perfected by the terms of this Indenture or the Collateral Agreements or (b) in accordance with the terms of this Indenture, the Intercreditor Agreement or the terms of the Collateral Agreements).

SECTION 6.2. Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.1(7) with respect to the Issuer) shall have occurred and be continuing under this Indenture, the Trustee, by written notice to the Issuer, or the Holders of at least 25.0% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer and the Trustee, may declare (an “acceleration declaration”) all amounts owing under the Notes to be due and payable. Upon such acceleration declaration, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall become due and payable immediately.

If an Event of Default specified in clause (7) of Section 6.1 occurs with respect to the Issuer, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of the Notes or any other action or notice, to the extent permitted by applicable law.

After any acceleration described above in this Section 6.2, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Notes then outstanding may rescind and annul such acceleration if:

(1) the rescission would not conflict with any judgment or decree;

(2) all existing Events of Default have been cured or waived other than nonpayment of accelerated principal and interest;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) the Issuer has paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default (other than an Event of Default described in clauses (1), (2) or (7) of Section 6.1), the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

SECTION 6.3. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.4. Waiver of Past Defaults. Subject to Section 9.2, the Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default and its consequences under this Indenture except a continuing Default in the payment of interest or premium on, or the principal of, the Notes, which shall require the consent of all of the Holders of the Notes then outstanding.

SECTION 6.5. Control by Majority. The Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. However, (i) the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such direction prejudices the rights of such Holders) and (ii) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with any such direction received from the Holders.

SECTION 6.6. Limitation on Suits. A Holder may pursue a remedy with respect to this Indenture or the Notes only if:

(a) the Holder gives to the Trustee written notice of a continuing Event of Default;

(b) the Holder or Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder or Holders offer the Trustee and Collateral Agent indemnity satisfactory to the Trustee and Collateral Agent, as applicable, against any costs, liability or expense;

(d) the Trustee does not comply with the request within sixty (60) days after receipt of the request and the offer of indemnity; and

(e) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such use by a Holder prejudices the rights of any other Holders or obtains priority or preference over such other Holders).

SECTION 6.7. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, shall not be impaired or affected without the consent of the Holder.

SECTION 6.8. Collection Suit by Trustee. If an Event of Default specified in Section 6.1(1) or Section 6.1(2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.9. Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other securities or property payable or deliverable upon the conversion or exchange of the Notes or on any such claims, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.6. To the extent that the payment of any such compensation, expenses, disbursements and advances to the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.6 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding, whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10. Priorities. Subject to the terms of the Intercreditor Agreement, if the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money and property in the following order:

First: to the Trustee and the Collateral Agent, their agents and attorneys for amounts due under Section 7.6 and 11.5, as applicable, including payment of all reasonable compensation, expenses and liabilities incurred, and all advances made, by the Trustee or the Collateral Agent and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively;

Third: without duplication, to the Holders for any other Obligations owing to the Holders under this Indenture and the Notes; and

Fourth: to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

SECTION 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE VII

TRUSTEE

SECTION 7.1. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein); however, the Trustee shall examine the certificates and opinions furnished to it to determine whether or not they conform to the requirements of this Indenture.

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section 7.1;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Trustee, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5; and

(iv) no provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability.

(d) The Trustee shall not be liable for interest on or the investment of any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(e) Each of the Trustee and the Collateral Agent is hereby authorized to execute this Indenture and any other Collateral Agreement to which it may be a party and perform its obligations in accordance with their respective terms, and the rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be compensated, reimbursed and indemnified, are extended to the Trustee’s execution and performance of each such agreement. Similarly, the rights, privileges, protections, immunities and benefits given to the Collateral Agent, including its rights to be compensated, reimbursed and indemnified under any Collateral Agreement, are extended to the Collateral Agent’s execution and performance of this Indenture and each such other Collateral Agreement, and any other instrument, power of attorney or other agreement incidental to any Collateral Agreement in respect of the Collateral, and shall apply mutatis mutandis hereunder and under each such other agreement.

(f) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a) through (d) of this Section 7.1.

SECTION 7.2. Rights of Trustee.

(a) The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting on any resolution, certificate, statement, instrument, opinion, notice, report, request, direction, consent, order, bond, debenture or other document (whether in original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated therein.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. Prior to taking, suffering or admitting any action, the Trustee may consult with counsel of the Trustee’s own choosing, and the Trustee shall be fully protected from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in conclusive reliance on the advice or opinion of such counsel.

(c) The Trustee may act through its attorneys, attorneys-in-fact and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer or a Guarantor shall be sufficient if signed by an Officer of the Issuer or such Guarantor.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or documents, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine during normal business hours the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer, and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, the Collateral Agent, the Agents and each other agent, attorney, attorney-in-fact, custodian and Person employed to act hereunder.

(i) The Trustee may request that the Issuer and each of the Guarantors shall deliver to the Trustee an Officers’ Certificate setting forth the names of individuals and/or titles of Officers of the Issuer and each Guarantor, as applicable, authorized at such time to take specified actions pursuant to this Indenture, the Notes and the Guarantees, which Officers’ Certificate may be signed by any Person authorized to sign an Officers’ Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(j) The Trustee shall not be deemed to have notice or be charged with knowledge of any Default unless a Responsible Officer of the Trustee has actual knowledge thereof or the Trustee shall have received from the Issuer or any other obligor upon the Notes or from any Holder written notice thereof at its address set forth in Section 12.1 and such notice references the Notes and this Indenture. In the absence of such actual knowledge or such notice, the Trustee may conclusively assume that no such Default exists.

(k) In no event shall the Trustee be responsible or liable for special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(l) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

SECTION 7.3. Individual Rights of the Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest, it must eliminate such conflict within ninety (90) days, apply to the SEC for permission to continue as Trustee (if this Indenture has been qualified under the Trust Indenture Act of 1939, as amended) or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.9 hereof.

SECTION 7.4. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes or any Guarantee, it shall not be accountable for the use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes, any Officers’ Certificate delivered to the Trustee hereunder, or any other document in connection with the sale of the Notes or pursuant to this Indenture other than the Trustee’s certificate of authentication hereunder.

SECTION 7.5. Notice of Defaults. If a Default occurs and is continuing and if it is known to the Trustee, the Trustee shall deliver to Holders a notice of the Default within 60 days after it occurs. Except in the case of a Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as the board of directors, the executive committee or a trust committee of directors or Responsible Officers of the Trustee in good faith determines that withholding the notice is in the interests of the Holders.

SECTION 7.6. Compensation and Indemnity. The Issuer shall pay to the Trustee from time to time compensation for its acceptance of this Indenture and for all services rendered by it hereunder as agreed upon in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services, except any such disbursements, expenses and advances as may be attributable to the Trustee’s gross negligence, bad faith or willful misconduct. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

Each of the Issuer and the Guarantors, jointly and severally, shall indemnify the Trustee (which for purposes of this Section 7.6 shall include its officers, directors, employees and agents) against any and all claims, damages, losses, liabilities, costs or expenses incurred by it (including, without limitation, the fees and expenses of its agents and counsel) arising out of or in connection with the acceptance or administration of its duties under this Indenture, the performance of its obligations and/or exercise of its rights hereunder, including the costs and expenses of enforcing this Indenture against the Issuer or any Guarantor (including this Section 7.6) and defending itself against any claim (whether asserted by the Issuer or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, claim, damage, liability or expense shall be caused by its own gross negligence, bad faith or willful misconduct. The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Trustee may have one separate counsel in each relevant jurisdiction, and the Issuer shall pay the reasonable fees and expenses of such counsel for the Trustee. The Issuer need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Issuer and the Guarantors under this Section 7.6 shall survive the discharge of this Indenture, the payment of the Notes or the resignation or removal of the Trustee.

To secure the Issuer’s payment obligations in this Section 7.6, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal or interest, if any, on particular Notes. Such Lien shall survive the discharge of this Indenture, the payment of the Notes and the resignation or removal of the Trustee.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.1(7) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

SECTION 7.7. Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor trustee’s acceptance of appointment as provided in this Section 7.7.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.9 hereof;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to such Trustee under any Bankruptcy Law;

(c) a custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of the Trustee for any reason, the Issuer shall promptly appoint a successor trustee. Within one year after the successor trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor trustee to replace the successor trustee appointed by the Issuer.

If a successor trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.9 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor trustee.

A successor trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor trustee shall have all the rights, powers and the duties of the Trustee under this Indenture. The successor trustee shall mail a notice of its succession to the Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.6. Notwithstanding replacement of the Trustee pursuant to this Section 7.7, the Issuer’s and the Guarantors’ obligations under Section 7.6 shall continue for the benefit of the retiring Trustee.

SECTION 7.8. Successor Trustee by Merger, Etc. If the Trustee or any Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including this transaction) to, another corporation, the successor corporation without any further act shall be the successor Trustee or Agent, as applicable.

SECTION 7.9. Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States or of any state thereof that is authorized under such laws to exercise corporate trustee power and that is subject to supervision or examination by federal or state authorities. Such Trustee together with its affiliates shall at all times have a combined capital surplus of at least $50.0 million as set forth in its most recent annual report of condition.

ARTICLE VIII

DEFEASANCE; DISCHARGE OF THIS INDENTURE

SECTION 8.1. Option to Effect Legal Defeasance or Covenant Defeasance. The Issuer may, at the option of its Board of Directors and evidenced by a board resolution and an Officers’ Certificate, at any time, elect to have either Section 8.2 or Section 8.3 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.2. Legal Defeasance. Upon the Issuer’s exercise under Section 8.1 of the option applicable to this Section 8.2, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.4, be deemed to have been discharged from their obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire Obligations represented by the Notes and the Guarantees, which shall thereafter be deemed to be outstanding only for the purposes of Section 8.5 and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all of its other Obligations under such Notes, Guarantees and this Indenture (and the Trustee, on written demand of and at the expense of the Issuer, shall execute instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, and interest and premium, if any, on such Notes when such payments are due from the trust referred to in Section 8.4(1); (b) the Issuer’s obligations with respect to such Notes under Section 2.2, Section 2.3, Section 2.4, Section 2.5, Section 2.6, Section 2.7, Section 2.10, Section 2.15, Section 2.17, Section 4.1 and Section 4.2; (c) the rights, powers, trusts, benefits, duties and immunities of the Trustee, including without limitation thereunder, under Section 7.6, Section 8.5 and Section 8.7 and the obligations of the Issuer and the Guarantors in connection therewith; and (d) the provisions of this Article VIII. Subject to compliance with this Article VIII, the Issuer may exercise its option under this Section 8.2 notwithstanding the prior exercise of its option under Section 8.3.

SECTION 8.3. Covenant Defeasance. Upon the Issuer’s exercise under Section 8.1 above of the option applicable to this Section 8.3, the Issuer shall, subject to the satisfaction of the conditions set forth in Section 8.4 below, be released from its obligations under Section 4.3, Section 4.7, Section 4.8, Section 4.9, Section 4.10, Section 4.11, Section 4.12, Section 4.14, Section 4.16, Section 4.17, Section 4.18, Section 4.19, Section 4.20 and Section 5.1 (a)(3) with respect to the outstanding Notes and the Collateral Agreements (other than the Intercreditor Agreement) shall automatically terminate, in each case, on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not outstanding for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed outstanding for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer or any of its Subsidiaries may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.1 of the option applicable to this Section 8.3, subject to the satisfaction of the conditions set forth in Section 8.4, Section 6.1(3), Section 6.1(4), Section 6.1(5), Section 6.1 (6), Section 6.1(8) and Section 6.1(9) shall not constitute Events of Default.

Notwithstanding any discharge or release of any obligations pursuant to Section 8.2 or Section 8.3, the Issuer’s and the Guarantors’ obligations, as applicable, in Section 2.5, Section 2.6, Section 2.7, Section 2.10, Section 2.15, Section 2.17, Section 4.1, Section 4.2, Section 7.6, Section 8.5 and Section 8.7 shall survive until the Notes are no longer outstanding pursuant to the last paragraph of Section 2.8. After the Notes are no longer outstanding, the Issuer’s obligations in Section 7.6, Section 8.5 and Section 8.7 shall survive.

SECTION 8.4. Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 8.2 or Section 8.3 to the outstanding Notes:

(1) the Issuer must irrevocably deposit with the Trustee, as trust funds, in trust solely for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants selected by the Issuer which is delivered to the Trustee, to pay the principal of and interest on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be,

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that:

(A) the Issuer has received from, or there has been published by the United States Internal Revenue Service, a ruling, or

(B) since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon, such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred,

(4) no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and the granting of any Lien securing such borrowings),

(5) the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound (other than this Indenture),

(6) the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by it with the intent of preferring the Holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others, and

(7) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each to the effect that the conditions precedent provided for in clauses (1) through (6) have been complied with.

SECTION 8.5. Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.6, all U.S. legal tender and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively, for purposes of this Section 8.5, the “Deposit Trustee”) pursuant to Section 8.4 in respect of the outstanding Notes shall be held in trust, shall not be invested, and shall be applied by the Deposit Trustee in accordance with the provisions of such Notes and this Indenture to the payment, either directly or through any Paying Agent (including the Issuer or any Subsidiary acting as Paying Agent) as the Deposit Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Deposit Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Obligations deposited pursuant to Section 8.4 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article VIII to the contrary notwithstanding, the Deposit Trustee shall deliver or pay to the Issuer from time to time upon the written request of the Issuer and be relieved of all liability with respect to any U.S. legal tender or non-callable U.S. Government Obligations held by it as provided in Section 8.4 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Deposit Trustee (which may be the opinion delivered under Section 8.4(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

If the funds deposited with the Deposit Trustee to effect Covenant Defeasance or Legal Defeasance are insufficient to pay the principal of and interest on the Notes when due, then the Issuer’s obligations and the obligations of the Guarantors under this Indenture will be revived and no such defeasance will be deemed to have occurred.

SECTION 8.6. Repayment to Issuer. Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall be paid to the Issuer on its written request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuer for payment thereof; and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Issuer.

SECTION 8.7. Reinstatement. If the Trustee or Paying Agent is unable to apply any U.S. dollars or U.S. Government Obligations in accordance with Section 8.2, Section 8.3 or Section 8.8, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations of the Issuer and the Guarantors under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.2, Section 8.3 or Section 8.8 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2, Section 8.3 or Section 8.8, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

SECTION 8.8. Discharge. This Indenture shall be discharged and shall cease to be of further effect (except as to rights of registration of transfer or exchange of Notes which shall survive until all Notes have been canceled and the rights, protections and immunities of the Trustee) as to all outstanding Notes when either:

(a) all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust), have been delivered to the Trustee for cancellation; or

(b)

(1)	all Notes not delivered to the Trustee for cancellation otherwise (i) have become due and payable (by reason of the making of a notice of redemption or otherwise), (ii) will become due and payable within one year, (iii) have been called for redemption pursuant to Section 3.7 or (iv) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and, in any case in clauses (i)-(iv), the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the Notes not theretofore delivered to the Trustee for cancellation;

(2)	the Issuer has paid or caused to be paid all other sums payable by it under this Indenture; and

(3)	the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be.

In addition, the Issuer must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to the discharge of this Indenture pursuant to this Section 8.8 have been complied with.

In the case of clause (b) of this Section 8.8, and subject to the next sentence and notwithstanding the foregoing paragraph, the Issuer’s and the Guarantors’ obligations, as applicable, in Section 2.2, Section 2.3, Section 2.4, Section 2.5, Section 2.6, Section 2.7, Section 2.10, Section 2.12, Section 2.15, Section 2.17, Section 4.1, Section 4.2, Section 4.15 (as to legal existence of the Issuer only), Section 7.6, Section 8.5 and Section 8.7 shall survive until the Notes are no longer outstanding pursuant to the last paragraph of Section 2.8. After the Notes are no longer outstanding, the Issuer’s and the Guarantors’ obligations in Section 7.6, Section 8.5 and Section 8.7 shall survive any discharge pursuant to this Section 8.8.

After such delivery or irrevocable deposit and receipt of the Officers’ Certificate and Opinion of Counsel, the Trustee, upon written request, shall acknowledge in writing the discharge of the Issuer’s obligations under the Notes and this Indenture except for those surviving obligations specified above.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.1. Without Consent of Holders of the Notes. Notwithstanding Section 9.2, without the consent of any of the Holders, the Issuer, the Guarantors and the Trustee and, to the extent applicable, the Collateral Agent, at any time and from time to time, may amend or supplement this Indenture, the Guarantees, the Notes issued hereunder or the Collateral Agreements for any of the following purposes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Issuer’s or a Guarantor’s obligations to the Holders in the case of a merger, consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets or sale, lease, transfer, conveyance or other disposition or assignment in accordance with Section 5.1;

(4) to add any Guarantee or to effect the release of any Guarantor from any of its obligations under its Guarantee or the provisions of this Indenture (to the extent in accordance with this Indenture);

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the rights of any Holder;

(6) to effect or maintain the qualification of this Indenture under the Trust Indenture Act;

(7) to add to the Collateral securing the Notes Obligations;

(8) to evidence and provide for the acceptance of appointment by a successor trustee or Collateral Agent;

(9) to conform the text of this Indenture, the Guarantees, the Notes or the Collateral Agreements to any provision of the “Description of the Notes” contained in the Offering Circular, to the extent that such provision in such “Description of the Notes” purports to describe a provision of this Indenture, the Guarantees, the Notes or the Collateral Agreements;

(10) to provide for the issuance of Additional Notes in accordance with this Indenture;

(11) with respect to the Collateral Agreements, as provided in the Intercreditor Agreement; or

(12) to provide for the release of Collateral from the Liens securing the Notes when permitted by the Collateral Agreements or this Indenture or required by the Intercreditor Agreement.

In addition to the foregoing, any Collateral Agreement may be amended or supplemented or replaced without the consent of Holders to the extent necessary or appropriate to maintain the Liens of the Collateral Agent in connection with the issuance of Additional Notes in accordance with this Indenture.

After an amendment under this Indenture becomes effective, the Issuer shall deliver to Holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

SECTION 9.2. With Consent of Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), the Issuer, the Guarantors and the Trustee and, to the extent applicable, the Collateral Agent may amend or supplement this Indenture, the Notes, the Guarantees or the Collateral Agreements, or, subject to Section 6.4 and Section 6.7, waive any existing Default or compliance with any provision of this Indenture or the Notes; provided, however, that without the consent of each affected Holder, no amendment, supplement or waiver under this Section 9.2 may (with respect to any Notes held by a non-consenting Holder):

(1) reduce, or change the maturity of, the principal of any Note;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce any premium payable upon redemption of the Notes or change the date on which any Notes are subject to redemption (other than the notice provisions) or waive any payment with respect to the redemption of the Notes; provided, however, that solely for the avoidance of doubt, and without any other implication, any purchase or repurchase of Notes (including pursuant to Section 4.10 and Section 4.14) shall not be deemed a redemption of the Notes;

(4) make any Note payable in money or currency other than that stated in the Notes;

(5) modify or change any provision of this Indenture or the related definitions to affect the ranking of the Notes or any Guarantee in a manner that adversely affects the Holders;

(6) reduce the percentage of Holders necessary to consent to an amendment or waiver to this Indenture or the Notes;

(7) waive a default in the payment of principal of or premium, if any, or interest on any Notes (except a rescission of acceleration of the Notes by the Holders thereof as provided in this Indenture and a waiver of the payment default that resulted from such acceleration);

(8) impair the rights of Holders to receive payments of principal of or interest on the Notes on or after the due date therefor or to institute suit for the enforcement of any payment on the Notes;

(9) release any Guarantor from any of its obligations under its Guarantee or this Indenture, except as permitted by this Indenture; or

(10) make any change in these amendment and waiver provisions.

In addition, the consent of Holders representing at least 66 2/3% of the outstanding Notes shall be required to release the Liens for the benefit of the Holders of the Notes on all or substantially all of the Collateral, other than any such release in accordance with this Indenture, the Intercreditor Agreement and the Collateral Agreements.

It shall not be necessary for the consent of the Holders under this Section 9.2 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

SECTION 9.3. Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. When an amendment, supplement or waiver becomes effective in accordance with its terms, it thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for determining which Holders consent to such amendment, supplement or waiver. If the Issuer fixes a record date, the record date shall be fixed at (i) the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation pursuant to Section 2.5 or (ii) such other date as the Issuer shall designate.

SECTION 9.4. Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.5. Trustee to Sign Amendments, Etc. The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In signing or refusing to sign any amendment or supplemental indenture, the Trustee shall be provided with and (subject to Section 7.1) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amendment or supplemental indenture is authorized or permitted by this Indenture, that all conditions precedent thereto have been met or waived, that such amendment or supplemental indenture is not inconsistent herewith and that it will be valid and binding upon the Issuer and the Guarantors in accordance with its terms.

ARTICLE X

GUARANTEES

SECTION 10.1. Guarantees.

(a) Each Guarantor hereby jointly and severally, fully and unconditionally guarantees the Notes and obligations of the Issuer hereunder and thereunder, and guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee, that: (i) the principal of and premium, if any, and interest on the Notes shall be paid in full when due, whether at Stated Maturity, by acceleration, call for redemption or otherwise (including, without limitation, the amount that would become due but for the operation of the automatic stay under Section 362(a) of Title 11 of the U.S. Code), together with interest on the overdue principal, if any, and interest on any overdue interest, to the extent lawful, and all other Obligations of the Issuer to the Holders or the Trustee under this Indenture or the Notes shall be paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Each of the Guarantees shall be a guarantee of payment and not of collection.

(b) Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(c) Each Guarantor hereby waives the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer or any other Person, any right to request the division of the payment obligations among the Guarantors, any right to request that any Collateral be foreclosed upon, protest, notice and all demands whatsoever and covenants that the Guarantee of such Guarantor shall not be discharged as to any Note or this Indenture except by complete performance of the obligations contained in such Note and this Indenture and such Guarantee. Each of the Guarantors hereby agrees that, in the event of a Default in payment of principal or premium, if any, or interest on any Note, whether at its Stated Maturity, by acceleration, call for redemption, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Note, subject to the terms and conditions set forth in this Indenture, directly against each of the Guarantors to enforce each such Guarantor’s Guarantee without first proceeding against the Issuer or any other Guarantor. Each Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Notes, to collect interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, such Guarantor shall pay to the Trustee for the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders and any other amounts due and owing to the Trustee under this Indenture.

(d) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer or any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or any Guarantor, any amount paid by any of them to the Trustee or such Holder, the Guarantee of each of the Guarantors, to the extent theretofore discharged, shall be reinstated in full force and effect. This paragraph (d) shall remain effective notwithstanding any contrary action which may be taken by the Trustee or any Holder in reliance upon such amount required to be returned. This paragraph (d) shall survive the termination of this Indenture.

(e) Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of the Guarantee of such Guarantor, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article VI, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of the Guarantee of such Guarantor.

(f) Each Guarantor acknowledges that each Guarantee will be a general obligation of such Guarantor and will rank senior in right of payment to all future Obligations of such Guarantor that are, by their terms, expressly subordinated in right of payment to such Guarantee and equal in right of payment with all existing and future obligations of such Guarantor that are not so subordinated.

(g) Each Guarantee will be secured by a second-priority Lien on the Collateral owned by such Guarantor, subject to the terms of the Intercreditor Agreement.

(h) Each Guarantor that makes a payment for distribution under its Guarantee is entitled upon payment in full of all guaranteed obligations under this Indenture to seek contribution from each other Guarantor in a pro rata amount of such payment based on the respective net assets of all the Guarantors at the time of such payment in accordance with GAAP or applicable law.

SECTION 10.2. Execution and Delivery of Guarantee. To evidence its Guarantee set forth in Section 10.1, each Guarantor agrees that this Indenture or a supplemental indenture in substantially the form attached hereto as Exhibit B shall be executed on behalf of such Guarantor by an Officer of such Guarantor (or, if an officer is not available, by a board member or director) on behalf of such Guarantor by manual or facsimile signature. Each Guarantor hereby agrees that its Guarantee set forth in Section 10.1 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes. In case the Officer, board member or director of such Guarantor whose signature is on this Indenture or supplemental indenture, as applicable, no longer holds office at the time the Trustee authenticates any Note, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.17 hereof, the Issuer shall cause each Restricted Subsidiary described in Section 4.17 hereof to comply with the provisions of Section 4.17 hereof and this Article X, to the extent applicable.

SECTION 10.3. Severability. In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 10.4. Limitation of Guarantors’ Liability. (a) Each Guarantor and by its acceptance hereof each Holder confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law or the provisions of its local law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor under its Guarantee (other than a company that is a direct or indirect parent of the Issuer) shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee, result in the obligations of such Guarantor under its Guarantee constituting a fraudulent conveyance, fraudulent preference, or fraudulent transfer or otherwise reviewable transaction under applicable law.

(b) Notwithstanding anything set out to the contrary in this Indenture or any other Indenture Document, the obligations and liabilities of J. Ray McDermott (Norway) AS under any provision of this Indenture or any other Indenture Document to which it is a party shall not include any obligations or liabilities to the extent they would constitute unlawful financial assistance within the meaning of Section 8-7 and/or 8-10, cfr. Section 1-4, of the Norwegian Companies Act of 13 June 1997 no. 44, and the obligations and liabilities of J. Ray McDermott (Norway) AS under this Indenture or any other Indenture Document only apply to the extent permitted by those provisions of the Norwegian Companies Act of 13 June 1997 no. 44.

(c) The total liability of J. Ray McDermott (Norway) AS under this Indenture or any other Indenture Document to which it is a party shall never exceed $1,000,000,000 plus interest thereon and fees, costs and expenses as set out in this Indenture or any other Indenture Document.

SECTION 10.5. Releases. A Guarantor shall be released and relieved of any Obligations under its Guarantee and this Indenture:

(a) upon any sale, exchange or transfer (by merger, consolidation or otherwise) of the Equity Interests of such Guarantor after which the applicable Guarantor is no longer a Restricted Subsidiary, which sale, exchange or transfer does not violate this Indenture;

(b) upon designation by the Board of Directors of the Issuer as an Unrestricted Subsidiary in accordance with the terms of this Indenture;

(c) in the case of any Restricted Subsidiary that after the Issue Date is required to guarantee the Notes pursuant to the requirements of Section 4.17, upon the release or discharge of such Restricted Subsidiary’s guarantee of Indebtedness of the Issuer or any Guarantor that resulted in the obligation of such Restricted Subsidiary to guarantee the Notes pursuant to such Section 4.17, except if any such release or discharge is by or as a result of payment under such other guarantee; provided that no continuing Event of Default relating to the failure to make required payments on the Notes exists;

(d) if the Issuer exercises its Legal Defeasance option or its Covenant Defeasance option pursuant to Section 8.2 or Section 8.3 or if this Indenture is discharged in accordance with Section 8.8;

(e) upon dissolution of such Guarantor, which dissolution does not violate the provisions of this Indenture;

(f) in accordance with the provisions of Article IX; or

(g) as otherwise provided in the Intercreditor Agreement, including, without limitation, with respect to any Guarantor that is released from its obligations to guarantee the First Priority Claims to the extent set forth in the Intercreditor Agreement.

Upon delivery to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that all conditions precedent to the release of a Guarantor’s Guarantee set forth in this Indenture have been satisfied, the Trustee shall execute any documents reasonably requested by the Issuer in writing in order to evidence the release of any Guarantor from its obligations under its Guarantee.

Any Guarantor not released from its obligations under its Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article X.

SECTION 10.6. Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its guarantee and waivers pursuant to its Guarantee are knowingly made in contemplation of such benefits.

ARTICLE XI

COLLATERAL AND SECURITY

SECTION 11.1. Security Interest. The Notes Obligations are secured by Second Priority Liens on the Collateral as provided in the Collateral Agreements. Each Holder, by its acceptance of a Note, consents and agrees to the terms of the Collateral Agreements (including the provisions providing for foreclosure and release of Collateral by the Collateral Agent, relating to ranking of Second Priority Liens and order of application of proceeds from enforcement of Second Priority Liens) as the same may be in effect or may be amended, amended and restated, modified, renewed, restated or replaced from time to time in accordance with their terms and each Holder and the Trustee hereby authorizes and appoints Wells Fargo Bank, National Association, as Collateral Agent, and each Holder and the Trustee direct the Collateral Agent to enter into the Collateral Agreements and to perform its obligations and exercise its rights thereunder in accordance therewith and to exercise such powers as are delegated to the Trustee and the Collateral Agent by the terms thereof, together with such actions and powers as are reasonably incidental thereto. The Issuer and each of the applicable Guarantors consents and agrees to be bound by the terms of the Collateral Agreements, as the same may be in effect from time to time, and agrees to perform its obligations thereunder in accordance therewith. Each Holder agrees that all Notes Obligations shall be and are secured equally and ratably by all Second Priority Liens at any time granted by the Issuer or any Guarantor to secure any Notes Obligations and all such Second Priority Liens shall be enforceable by the Collateral Agent for the benefit of all holders of Notes Obligations.

SECTION 11.2. Intercreditor Agreement. THIS INDENTURE, THE NOTES AND THE COLLATERAL AGREEMENTS ARE SUBJECT TO THE TERMS, LIMITATIONS AND CONDITIONS SET FORTH IN THE INTERCREDITOR AGREEMENT. THE TRUSTEE AND EACH HOLDER, BY ITS ACCEPTANCE OF A NOTE, IS DEEMED TO HAVE AUTHORIZED AND INSTRUCTED THE COLLATERAL AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT ON ITS BEHALF. Each Holder, by its acceptance of a Note, agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of this Indenture and the provisions of the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control. Nothing in the Indenture Documents (a) impairs, as between the Issuer and the Holders, the obligation of the Issuer to pay principal of and interest, premium, if any, on the Notes in accordance with their terms, (b) impairs, as between the Issuer and the Holders, subject to the preceding sentence, any other obligation of the Issuer or any Guarantor under the Indenture Documents, (c) restricts the right of any Holder to sue for payments that are then due and owing (but not the right to enforce any judgment in respect thereof against any Collateral to the extent prohibited by the Intercreditor Agreement) or (d) restricts or prevents any Holder or any other Person from exercising any of its rights or remedies upon a Default or in any insolvency or liquidation proceeding not restricted or prohibited by the Intercreditor Agreement.

SECTION 11.3. Release of Liens in Respect of the Notes. The Liens on Collateral securing the Notes Obligations will be entitled to be released upon any one or more of the following circumstances:

(1) in connection with a sale or other disposition of Collateral to a Person that is not the Issuer or a Restricted Subsidiary in accordance with the provisions of Section 4.10;

(2) if the Issuer exercises its Legal Defeasance option or its Covenant Defeasance option pursuant to Section 8.2 or Section 8.3 or if this Indenture is discharged in accordance with Section 8.8;

(3) in the event that the owner thereof is properly designated as an Unrestricted Subsidiary;

(4) in the event that the owner thereof ceases to be a Guarantor in accordance with this Indenture; provided that no continuing Event of Default relating to the failure to make required payments on the Notes exists;

(5) in whole or in part, in accordance with the provisions of Article IX; or

(6) otherwise as provided in the Intercreditor Agreement.

SECTION 11.4. Collateral Agent. (a) Each of the Holders by acceptance of the Notes hereby designates and appoints the Collateral Agent as its agent under this Indenture, the Collateral Agreements and the Intercreditor Agreement and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Collateral Agent to take such action on its behalf under the provisions of this Indenture and the Collateral Agreements (including the Intercreditor Agreement) and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Indenture and the Collateral Agreements (including the Intercreditor Agreement), and consents and agrees to the terms of the Intercreditor Agreement and each Collateral Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The provisions of this Section 11.4 are solely for the benefit of the Collateral Agent and none of the Trustee, any of the Holders nor any of the Guarantors or the Grantors shall have any rights as a third party beneficiary of any of the provisions contained herein. Each Holder agrees that any action taken by the Collateral Agent in accordance with the provisions of this Indenture and the Collateral Agreements (including the Intercreditor Agreement), and the exercise by the Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture and the Collateral Agreements (including the Intercreditor Agreement), the duties of the Collateral Agent shall be ministerial and administrative in nature, and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Indenture Documents to which the Collateral Agent is a party, nor shall the Collateral Agent have or be deemed to have any trust or fiduciary relationship with the Trustee, any Holder, any Guarantor or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture and the Collateral Agreements (including the Intercreditor Agreement) or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Subject to the provisions of the applicable Collateral Agreement, each Holder, by acceptance of the Notes, agrees that the Collateral Agent shall execute and deliver the Intercreditor Agreement and the other Collateral Agreements to which it is a party and all agreements, power of attorney, documents and instruments incidental thereto, and act in accordance with the terms thereof. The Collateral Agent shall hold (directly or through any

Agent) and is directed by each Holder to so hold, and shall be entitled to enforce on behalf of the holders of Notes Obligations all Second Priority Liens on the Collateral created by the Collateral Agreements for their benefit, subject to the provisions of the Intercreditor Agreement.

(c) The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, unless the Collateral Agent shall have received written notice from the Trustee or the Issuer referring to this Indenture, describing such Default and stating that such notice is a “notice of default.” The Collateral Agent shall take such action with respect to such Default as may be requested by the Trustee in accordance with Article VI or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 11.4).

(d) If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Notes Obligations except for any such proceeds or payments received by the Trustee from the Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article VI, the Trustee shall promptly turn the same over to the Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Collateral Agent, such proceeds to be applied by the Collateral Agent pursuant to the terms of this Indenture, the Intercreditor Agreement and the other Collateral Agreements.

(e) The Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Grantor or Guarantor or is cared for, protected, or insured or has not been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Grantor’s property constituting Collateral intended to be subject to the Lien and security interest of the Collateral Agreements has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to this Indenture, the Intercreditor Agreement or any other Collateral Agreements other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Collateral Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Collateral Agent shall have no other duty or liability whatsoever to the Trustee or any Holder or any Grantor or Guarantor as to any of the foregoing.

(f) The Collateral Agent may resign at any time by notice to the Trustee and the Issuer, such resignation to be effective upon the acceptance of a successor agent to its appointment as Collateral Agent. If the Collateral Agent resigns under this Indenture, the Issuer shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Collateral Agent (as stated in the notice of resignation), the Collateral Agent may appoint, after consulting with the Trustee, subject to the consent of the Issuer (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor collateral agent. If no successor collateral agent is appointed and consented to by the Issuer pursuant to the preceding sentence within thirty

(30) days after the intended effective date of resignation (as stated in the notice of resignation) the Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent, and the term “Collateral Agent” shall mean such successor collateral agent, and the retiring Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated. After the retiring Collateral Agent’s resignation hereunder, the provisions of this Section 11.4 (and Article VI) shall continue to inure to its benefit and the retiring Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Indenture.

(g) Notwithstanding anything to the contrary in this Indenture or any other Indenture Document, in no event shall the Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the other Indenture Documents (including without limitation the filing or continuation of any UCC financing statements, mortgages, security agreements or similar documents or instruments in any U.S. or foreign jurisdiction), nor shall the Collateral Agent or the Trustee be responsible for, and neither the Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Collateral Agreements or the security interests or Liens intended to be created thereby.

(h) Notwithstanding anything to the contrary contained herein, the Collateral Agent shall act pursuant to the instructions of the Holders and the Trustee solely with respect to this Indenture, the Collateral Agreements and the Collateral.

SECTION 11.5. Compensation and Indemnity. (a) The Issuer and the Guarantors shall pay to the Collateral Agent from time to time such compensation as the Issuer and the Collateral Agent shall from time to time agree in writing for its services rendered under this Indenture, the Collateral Agreements and the Intercreditor Agreement. The Issuer and the Guarantors shall reimburse the Collateral Agent promptly upon request for all reasonable disbursements, expenses and advances incurred or made by it in addition to the compensation for its services, except any such disbursements, expenses and advances as may be attributable to the Collateral Agent’s gross negligence, bad faith or willful misconduct. Such expenses shall include the reasonable fees and expenses of the Collateral Agent’s agents, attorneys-in-fact and counsel, including but not limited to counsel in any U.S. or foreign jurisdiction.

(b) Each of the Issuer and the Guarantors, jointly and severally, shall indemnify the Collateral Agent (which for purposes of this Section 11.5(b) shall include its affiliates and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of the Collateral Agent and its affiliates) against any and all claims, damages, losses, liabilities, costs or expenses incurred by it (including, without limitation, the fees and expenses of its agents, attorneys-in-fact and counsel) arising out of or in connection with the acceptance or administration of its duties under the Indenture Documents, the performance of its obligations and/or exercise of its rights under any Indenture Document, including the costs and expenses of enforcing this Indenture or any Collateral Agreement against the Issuer or any Guarantor (including this Section 11.5(b)) and defending itself against any claim (whether asserted by the Issuer or any Holder or any other

Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, claim, damage, liability or expense shall be caused by its own gross negligence, bad faith or willful misconduct. The Collateral Agent shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Collateral Agent to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Collateral Agent may have one separate counsel in each relevant jurisdiction, and the Issuer shall pay the fees and expenses of such counsel for the Collateral Agent. The Issuer need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. The obligations of the Issuer and the Guarantors under this Section 11.5(b) shall survive the discharge of this Indenture, the payment of the Notes, the release or termination of any Second Priority Liens or the resignation or removal of the Collateral Agent.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1. Notices. Any notice, request, direction, instruction or communication by the Issuer, any Guarantor, the Trustee or the Collateral Agent to the others is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the addresses set forth below:

If to the Issuer or any Guarantor:

McDermott International, Inc.

P.O. Box 940519

Houston, Texas 77094-7519

Facsimile: (281) 870-5755

Attention: Liane K. Hinrichs

With a copy to:

Baker Botts L.L.P.

One Shell Plaza

910 Louisiana

Houston, Texas 77002-4995

Facsimile: (713) 229-7738

Attention: Ted W. Paris

If to the Trustee:

Wells Fargo Bank, National Association

750 N. Saint Paul Place

Suite 1750

Dallas, Texas 75201

Facsimile: (214) 756-7401

Attention: Patrick Giordano

and

If to the Collateral Agent

Wells Fargo Bank, National Association

750 N. Saint Paul Place

Suite 1750

Dallas, Texas 75201

Facsimile: (214) 756-7401

Attention: Patrick Giordano

The parties hereto, by written notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier promising next Business Day delivery.

Any notice or communication to a Holder shall be mailed by first class mail or by overnight air courier promising next Business Day delivery to its address shown on the register kept by the Registrar. As long as the Notes are Global Notes, notices to be given to the Holders shall be given to the Depositary, in accordance with its applicable policies as in effect from time to time. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

In respect of this Indenture, neither the Trustee nor the Collateral Agent shall have any duty or obligation to verify or confirm that the Person sending instructions, directors, reports, notices or other communications or information by electronic transmission is, in fact, a Person authorized to give such instructions, directors, reports notices or other communications or information on behalf of the party purporting to send such electronic transmission; and neither the Trustee nor the Collateral Agent shall have any liability for any losses, liability, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions directors, reports, notices or other communications or information. Each other party, agrees to assume all risks arising out of the use of electronic methods to submit instructions, directions, reports, notices or other communications or indemnifications to the Trustee or the Collateral Agent, including without limitation the risk of the Trustee or the Collateral Agent acting on unauthorized instructions, notices, reports or other communications or information, and the risks of interception and misuse by third parties.

If a notice or communication is delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it, except in the case of notices or communications given to the Trustee or the Collateral Agent, which shall be effective only upon actual receipt.

If the Issuer delivers a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

SECTION 12.2. Communication by Holders with Other Holders. Holders may communicate with other Holders with respect to their rights under this Indenture or the Notes.

SECTION 12.3. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee to take any action under this Indenture (other than in connection with the issuance of the Initial Notes) or by the Issuer or any Grantor to the Collateral Agent to take any action under or pursuant to a Collateral Agreement, the Issuer and such Grantor shall furnish to the Trustee or the Collateral Agent, as applicable, upon request:

(a) an Officers’ Certificate (which shall include the statements set forth in Section 12.4) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in the Indenture Documents relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel (which shall include the statements set forth in Section 12.4) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

SECTION 12.4. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include substantially:

(a) a statement that the Person making such certificate or opinion has read and understands such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

SECTION 12.5. Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. Each of the Agents may make reasonable rules and set reasonable requirements for its functions.

SECTION 12.6. Interest Act (Canada) Disclosure. For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Indenture and the Notes (and stated herein or therein, as applicable, to be computed on the basis of a 360 day year or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or the actual number of days in such other period of time, respectively.

SECTION 12.7. No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor (in its capacity as such) will have any liability for any indebtedness, obligations or liabilities of the Issuer under the Notes or this Indenture or of any Guarantor under its Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guarantees.

SECTION 12.8. Governing Law; Consent to Jurisdiction. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES, THE GUARANTEES AND THE INTERCREDITOR AGREEMENT. Each of the parties to this Indenture each hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to the Notes, the Guarantees, this Indenture or the Intercreditor Agreement, and all such parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court and hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding, and, in the case of the Guarantors organized under the laws of Mexico, the right to any other jurisdiction.

Nothing in this Indenture or any other Indenture Document or otherwise shall affect any right that the Trustee, the Collateral Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Indenture or any other Indenture Document against the Issuer, any Guarantor or any of their respective properties in the courts of any jurisdiction.

SECTION 12.9. No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 12.10. Successors. All agreements of the Issuer and the Guarantors in this Indenture and the Notes and the Guarantees, as applicable, shall bind their respective successors and assigns. All agreements of any Trustee in this Indenture shall bind its respective successors and assigns.

SECTION 12.11. Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 12.12. Counterpart Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 12.13. Table of Contents, Headings, Etc. The Table of Contents and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 12.14. Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 12.14.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such officer the execution thereof. Where such execution is by a signer acting in a capacity other than such signer’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of such signer’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the register maintained by the Registrar hereunder.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e) If the Issuer shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Issuer may, at its option, by or pursuant to a board resolution of the Issuer’s Board of Directors, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Issuer shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the outstanding Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than six months after the record date.

SECTION 12.15. Waiver of Jury Trial. EACH OF THE ISSUER, THE GUARANTORS, THE TRUSTEE AND THE COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE GUARANTEES, THE INTERCREDITOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 12.16. Force Majeure. In no event shall the Trustee, the Collateral Agent or any Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, fire, riots, strikes, or stoppages for any reason, embargoes, governmental actions, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Trustee or the Collateral Agent, as applicable, shall use reasonable efforts which are consistent with accepted practices in the U.S. banking industry to resume performance as soon as practicable under the circumstances.

SECTION 12.17. Documents in English. The parties to this Indenture have expressly requested that this Indenture and all related notices, amendments and other documents be drafted in the English language.

SECTION 12.18. Conversion of Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due under this Indenture to the Holder from U.S. dollars to another currency, the Issuer and each Guarantor has agreed, and each Holder by holding such Note will be deemed to have agreed, to the fullest extent that the Issuer, each Guarantor and they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures such Holder could purchase U.S. dollars with such other currency in New York City, New York on the Business Day preceding the day on which final judgment is given.

The Issuer’s and Guarantors’ obligations to any Holder will, notwithstanding any judgment in a currency (the “Judgment Currency”) other than U.S. dollars, be discharged only to the extent that on the Business Day following receipt by such Holder or the Trustee, as the case may be, of any amount in such Judgment Currency, such Holder may in accordance with normal banking procedures purchase U.S. dollars with the judgment currency. If the amount of the

U.S. dollars so purchased is less than the amount originally to be paid to such Holder or the Trustee in the Judgment Currency (as determined in the manner set forth in the preceding paragraph), as the case may be, each of the Issuer and the Guarantors, jointly and severally, agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Holder and the Trustee, as the case may be, against any such loss. If the amount of the U.S. dollars so purchased is more than the amount originally to be paid to such Holder or the Trustee, as the case may be, such Holder or the Trustee, as the case may be, will pay the Issuer and the Guarantors, such excess; provided that such Holder or the Trustee, as the case may be, shall not have any obligation to pay any such excess as long as a Default under the Notes or this Indenture has occurred and is continuing or if the Issuer or the Guarantors shall have failed to pay any Holder or the Trustee any amounts then due and payable under such Note or this Indenture, in which case such excess may be applied by such Holder or the Trustee to such Obligations.

SECTION 12.19. Service of Process. Each of the Issuer and each non-U.S. Guarantor hereby appoints McDermott, Inc., as its agent for service of process in any suit, action or proceeding with respect to this Indenture, the Notes or the Guarantees and for actions brought under federal or state securities laws brought in any federal or state court located in The City of New York.

SECTION 12.20. Legal Holidays. If any payment date falls on a day that is not a Business Day, the payment to be made on such payment date will be made on the next succeeding Business Day with the same force and effect as if made on such payment date, and no additional interest will accrue solely as a result of such delayed payment.

[Signatures on following page]

Dated as of the date first written above.

MCDERMOTT INTERNATIONAL, INC.

By:	/s/ PERRY L. ELDERS
Name:	Perry L. Elders
Title:	Senior Vice President and Chief Financial Officer

GUARANTORS:

MCDERMOTT FINANCE L.L.C.

By:	/s/ PERRY L. ELDERS
Name:	Perry L. Elders
Title:	Senior Vice President and Chief Financial Officer

DEEPSEA (AMERICAS) LLC
DEEPSEA (EUROPE) LIMITED
DEEPSEA (HOLLAND) B.V.
DEEPSEA (UK) LIMITED
DEEPSEA (US) INCORPORATED
J. RAY MCDERMOTT (LUXEMBOURG), S.AR.L.
J. RAY MCDERMOTT (NIGERIA) LIMITED
J. RAY MCDERMOTT INVESTMENTS B.V.
MCDERMOTT HOLDINGS (U.K.) LIMITED
MCDERMOTT INTERNATIONAL B.V.
MCDERMOTT INTERNATIONAL MARINE INVESTMENTS N.V.
MC DERMOTT OVERSEAS INVESTMENT CO. N.V.
MCDERMOTT SERVICOS OFFSHORE DO BRASIL LTDA.
PT. BAJA WAHANA INDONESIA
SINGAPORE HUANGDAO PTE. LTD.
VARSY INTERNATIONAL N.V.

By:	/s/ JAMES P. GOODWIN
Name:	James P. Goodwin
Title:	Authorized Officer

Signature Page to Indenture

CHARTERING COMPANY (SINGAPORE) PTE. LTD.
DEEPSEA GROUP LIMITED
EASTERN MARINE SERVICES, INC.
GLOBAL ENERGY - MCDERMOTT LIMITED
HYDRO MARINE SERVICES, INC.
INTERNATIONAL VESSELS LTD.
J. RAY HOLDINGS, INC.
J. RAY MCDERMOTT (AUST.) HOLDING PTY. LIMITED
J. RAY MCDERMOTT (CASPIAN), INC.
J. RAY MCDERMOTT (QINGDAO) PTE. LTD.
J. RAY MCDERMOTT CANADA HOLDING, LTD.
J. RAY MCDERMOTT CANADA, LTD.
J. RAY MCDERMOTT CONTRACTORS, INC.
J. RAY MCDERMOTT ENGINEERING SERVICES PRIVATE LIMITED
J. RAY MCDERMOTT FAR EAST, INC.
J. RAY MCDERMOTT INTERNATIONAL VESSELS, LTD.
J. RAY MCDERMOTT INTERNATIONAL, INC.
J. RAY MCDERMOTT KAZAKHSTAN LIMITED LIABILITY PARTNERSHIP
J. RAY MCDERMOTT LOGISTIC SERVICES PVT. LIMITED
J. RAY MCDERMOTT SOLUTIONS, INC.
J. RAY MCDERMOTT TECHNOLOGY, INC.
J. RAY MCDERMOTT UNDERWATER SERVICES, INC.
J. RAY MCDERMOTT WEST AFRICA HOLDINGS, INC.
J. RAY MCDERMOTT (NORWAY) AS

By:	/s/ STEVEN D. OLDHAM
Name:	Steven D. Oldham
Title:	Treasurer

Signature Page to Indenture

J. RAY MCDERMOTT WEST AFRICA, INC.

MALMAC SDN. BHD.

MCDERMOTT ASIA PACIFIC PTE. LTD.

MCDERMOTT AUSTRALIA PTY. LTD.

MCDERMOTT CASPIAN CONTRACTORS, INC.

MCDERMOTT CAYMAN LTD.

MCDERMOTT EASTERN HEMISPHERE, LTD.

MCDERMOTT ENGINEERING, LLC

MCDERMOTT FAR EAST, INC.

MCDERMOTT GULF OPERATING COMPANY, INC.

MCDERMOTT INTERNATIONAL INVESTMENTS CO., INC.

MCDERMOTT INTERNATIONAL TRADING CO., INC.

MCDERMOTT INTERNATIONAL VESSELS, INC.

MCDERMOTT MARINE CONSTRUCTION LIMITED

MCDERMOTT MIDDLE EAST, INC.

MCDERMOTT OFFSHORE SERVICES COMPANY, INC.

MCDERMOTT OLD JV OFFICE, INC.

MCDERMOTT OVERSEAS, INC.

MCDERMOTT SUBSEA ENGINEERING, INC.

MCDERMOTT TRADE CORPORATION

NORTH ATLANTIC VESSEL, INC.

OFFSHORE PIPELINES INTERNATIONAL, LTD.

OPI VESSELS, INC.

OPMI, LTD.

SABINE RIVER REALTY, INC.

SPARTEC, INC.

By:	/s/ STEVEN D. OLDHAM
Name:	Steven D. Oldham
Title:	Treasurer

J. RAY MCDERMOTT HOLDINGS, LLC J. RAY MCDERMOTT, S.A. MCDERMOTT INVESTMENTS, LLC MCDERMOTT, INC.

By:	/s/ STEVEN D. OLDHAM
Name:	Steven D. Oldham
Title:	Vice President, Treasurer

Signature Page to Indenture

MCDERMOTT INTERNATIONAL MANAGEMENT, S. DE RL.

By:	/s/ STEVEN D. OLDHAM
Name:	Steven D. Oldham
Title:	Vice President, Treasurer and Investor Relations

Signature Page to Indenture

J. RAY MCDERMOTT DE MEXICO, S.A. DE C.V.
MCDERMOTT MARINE MEXICO, S.A. DE C.V.
SERVICIOS PROFESIONALES DE ALTAMIRA, S.A. DE C.V.
SERVICIOS DE FABRICACION DE ALTAMIRA, S.A. DE C.V.

By:	/s/ ANA L. MENDEZ BURKART
Name:	Ana L. Mendez Burkart
Title:	Attorney-in-fact

Signature Page to Indenture

Dated as of the date first written above.

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Trustee, Registrar and Paying Agent

By:	/s/ PATRICK T. GIORDANO
Name:	Patrick T. Giordano
Title:	Vice President

Signature Page to Indenture

Dated as of the date first written above.

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Collateral Agent

By:	/s/ PATRICK T. GIORDANO
Name:	Patrick T. Giordano
Title:	Vice President

Signature Page to Indenture

EXHIBIT A

FORM OF NOTE

(Face of 8.000% Senior Secured Note)

8.000% Senior Secured Notes due 2021

[Global Note Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OR TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR TO SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.

[Restricted Notes Legend]

THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) (1) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (4) TO AN INSTITUTIONAL INVESTOR THAT IS AN ACCREDITED INVESTOR WITHIN THE MEANING OF RULE 501 OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR (5) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.

[Regulation S Legend]

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON IN THE ABSENCE OF THIS REGISTRATION EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.

No.	CUSIP NO. 1 ISIN

McDermott International, Inc. (including any successor thereto) promises to pay to Cede & Co. or registered assigns, the principal sum of             (as may be increased or decreased as set forth on the Schedule of Increases and Decreases attached hereto) on May 1, 2021.

Interest Payment Dates: May 1 and November 1, commencing on November 1, 2014

Record Dates: April 15 and October 15 (whether or not a Business Day)

Reference is made to further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefits under the Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

1	Rule 144A Note CUSIP: 580037 AB5
Rule 144A Note ISIN: US580037AB54
Regulation S Note CUSIP: P64655 AB2
Regulation S Note ISIN: USP64655AB20

MCDERMOTT INTERNATIONAL, INC.

By
Name:
Title:

This is one of the Notes referred to in the
within-mentioned Indenture:

Dated:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:

(Back of 8.000% Senior Secured Note)

8.000% Senior Secured Notes due 2021

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) Interest. McDermott International, Inc., a corporation incorporated under the laws of the Republic of Panama and any successor thereto, as the Issuer, promises to pay interest on the principal amount of this 8.000% Senior Secured Note due 2021 (a “Note”) at a fixed rate of 8.000% per annum. The Issuer will pay interest in U.S. dollars (except as otherwise provided herein) semiannually in arrears on May 1 and November 1, commencing on November 1, 2014 (each, an “Interest Payment Date”) or if any such day is not a Business Day, on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest shall accrue solely as a result of such delayed payment. Interest on the Notes shall accrue from the most recent date to which interest has been paid, or, if no interest has been paid, from and including the date of issuance. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period), at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2) Method of Payment. The Issuer will pay interest on the Notes (except defaulted interest) on the applicable Interest Payment Date to the Persons who are registered Holders at the close of business on the April 15 and October 15 preceding the Interest Payment Date (whether or not a Business Day), even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. If a Holder has given written wire transfer instructions to the Trustee at least ten Business Days prior to the applicable Interest Payment Date, the Issuer will make all payments of principal, premium and interest on such Holder’s Notes by wire transfer of immediately available funds to the account specified in those instructions. Otherwise, payments on the Notes will be made at the office or agency of the Trustee or Paying Agent within the City and State of New York unless the Issuer elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Any payments of principal of this Note prior to Stated Maturity shall be binding upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not noted hereon. The final principal amount due and payable at the maturity of this Note shall be payable only upon presentation and surrender of this Note at an office of the Trustee or the Trustee’s agent appointed for such purposes. Notwithstanding anything to the contrary in this Note or in the Indenture, payments in respect of Global Notes will be made by wire transfer of immediately available funds to the Depositary.

(3) Paying Agent and Registrar. Initially, Wells Fargo Bank, National Association shall act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to any Holder, and the Issuer and/or any Restricted Subsidiaries may act as Paying Agent or Registrar.

(4) Indenture. The Issuer issued the Notes under an Indenture, dated as of April 16, 2014 (the “Indenture”), among the Issuer, the Guarantors thereto, the Trustee and the Collateral Agent. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. The Initial Notes are senior obligations of the Issuer limited to $500,000,000 in aggregate principal amount. The Indenture permits the issuance of Additional Notes subject to compliance with certain conditions.

The payment of principal and interest on the Notes and all other amounts under the Indenture is unconditionally guaranteed, jointly and severally, on a senior basis by the Guarantors. Each Guarantee will be secured by a second-priority Lien on the Collateral owned by such Guarantor, subject to the terms of the Intercreditor Agreement.

(5) Optional Redemption.

(a) The Notes may be redeemed, in whole or in part, at any time prior to May 1, 2017 at the option of the Issuer upon notice in accordance with the provisions of Section 3.3 of the Indenture, at a redemption price equal to 100.0% of the principal amount of the Notes redeemed plus the Applicable Premium (calculated by the Issuer) as of, and accrued and unpaid interest, if any, to (but excluding), the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(b) The Notes are subject to redemption, at the option of the Issuer, in whole or in part, at any time or from time to time on or after May 1, 2017, upon notice in accordance with the provisions of Section 3.3 of the Indenture, at the following redemption prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, on the Notes to be redeemed to (but excluding) the applicable redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period beginning May 1 of the years indicated below:

Year	Redemption Price
2017	104.000%
2018	102.000%
2019 and thereafter	100.000%

(c) At any time or from time to time prior to May 1, 2017, the Issuer, at its option, may on any one or more occasions, upon notice in accordance with the provisions of Section 3.3 of the Indenture, redeem up to 35.0% of the aggregate principal amount of the outstanding Notes issued under the Indenture (calculated after giving effect to any issuance of Additional Notes) with the net cash proceeds of one or more Qualified Equity Offerings (which have not been applied to permanently repay other Indebtedness) at a redemption price equal to 108.000% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to (but excluding) the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:

(1) at least 65.0% of the aggregate principal amount of Notes issued under the Indenture on the Issue Date remains outstanding immediately after giving effect to any such redemption; and

(2) the redemption occurs not more than 180 days after the date of the closing of any such Qualified Equity Offering.

(d) If the Issuer becomes obligated to pay any Additional Amounts as a result of a change in the laws or regulations of any Specified Tax Jurisdiction, or a change in any official position regarding the application or interpretation thereof (including a holding by a court of competent jurisdiction), which is publicly announced or becomes effective on or after the Issue Date (or, if later, on or after the date the relevant Specified Tax Jurisdiction first becomes a Specified Tax Jurisdiction) and such Additional Amounts cannot (as certified in an Officers’ Certificate to the Trustee) be avoided by the use of reasonable measures available to the Issuer, then the Issuer may, at its option, redeem the Notes, in whole but not in part, upon notice in accordance with the provisions of Section 3.3 of the Indenture (such notice to be provided not more than 90 days before the next date on which the Issuer would be obligated to pay Additional Amounts), at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but excluding) the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the redemption date). Notice of the Issuer’s intent to redeem the Notes shall not be effective until such time as it delivers to the Trustee an Opinion of Counsel stating that the Issuer is obligated to pay Additional Amounts because of an amendment to or change in law or regulation or position as described in this paragraph.

(6) Mandatory Redemption. Except as provided in the Indenture, the Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to Notes.

(7) Repurchase at Option of Holder.

(a) If a Change of Control occurs, unless the Issuer at such time has given notice of redemption pursuant to Paragraph (5) hereof with respect to all outstanding Notes, each Holder will have the right to require the Issuer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to a Change of Control Offer at a price in cash equal to 101.0% of the principal amount of Notes repurchased plus accrued and unpaid interest to (but excluding) the date of purchase; provided that no partial redemption shall result in a Note having a principal amount of less than $2,000. Not later than 30 days following any Change of Control unless the Issuer at such time has given notice of redemption pursuant to Paragraph (5) hereof with respect to all outstanding Notes, the Issuer will deliver a notice to each Holder (with a copy to the Trustee) describing the transaction or transactions that constitute the Change of Control and setting forth the procedures governing the Change of Control Offer required by the Indenture.

(b) Following the occurrence of certain Asset Sales, the Issuer may be required to offer to purchase Notes.

(c) Holders of the Notes that are the subject of an offer to purchase will receive notice of a Net Proceeds Offer or the Change of Control Offer, as applicable, pursuant to an Asset Sale or a Change of Control from the Issuer prior to any related purchase date and may elect to have such Notes purchased by completing the form titled “Option of Holder to Elect Purchase” attached hereto.

(8) Notice of Redemption. Notice of redemption shall be delivered at least thirty (30) days but not more than sixty (60) days before the redemption date to each Holder whose Notes are to be redeemed in accordance with the applicable provisions of Article III and Section 12.1 of the Indenture. Notes in denominations larger than $2,000 may be redeemed in part but only in minimum denominations of $2,000 and integral multiples of $1,000 thereof, unless all of the Notes held by a Holder are to be redeemed so long as no partial redemption results in a Note having a principal amount of less than $2,000.

(9) Guarantees; Security. The Notes Obligations are jointly and severally, fully and conditionally, Guaranteed by the Guarantors to the extent set forth in the Indenture. The Notes Obligations are secured by Second Priority Liens on the Collateral as provided in the Collateral Agreements.

(10) Denominations, Transfer, Exchange. The Notes are in registered form without coupons in initial denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of the Notes may be registered and the Notes may be exchanged as provided in the Indenture. The Registrar, any Trustee and the Issuer may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Issuer may require a Holder to pay any stamp or transfer tax or similar government charge required by law or permitted by the Indenture in accordance with Section 2.6(g)(2) of the Indenture. The Registrar is not required (A) to issue, to register the transfer of or to exchange Notes during a period beginning at the opening of business fifteen (15) days before the day of any selection of Notes for redemption and ending at the close of business on the day of such selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

(11) Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

(12) Amendment, Supplement and Waiver. Subject to the following paragraphs, the Indenture, the Notes and the Guarantees may be amended or supplemented with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and, except as set forth in the Indenture, any existing Default or compliance with any provision of the Indenture, the Notes or the Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, including consents obtained in connection with a tender offer or exchange offer for Notes.

Notwithstanding Section 9.2 of the Indenture, without the consent of any of the Holders, the Issuer, the Guarantors and the Trustee and, to the extent applicable, the Collateral Agent, at any time and from time to time, may amend or supplement the Indenture, the Guarantees, the Notes or the Collateral Agreements for any of the following purposes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Issuer’s or a Guarantor’s obligations to the Holders in the case of a merger, consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets or sale, lease, transfer, conveyance or other disposition or assignment in accordance with the Indenture;

(4) to add any Guarantee or to effect the release of any Guarantor from any of its obligations under its Guarantee or the provisions of the Indenture (to the extent in accordance with the Indenture);

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the rights of any Holder;

(6) to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(7) to add to the Collateral securing the Notes Obligations;

(8) to evidence and provide for the acceptance of appointment by a successor trustee or Collateral Agent;

(9) to conform the text of the Indenture, the Guarantees, the Notes or the Collateral Agreements to any provision of the “Description of the Notes” contained in the Offering Circular, to the extent that such provision in such “Description of the Notes” purports to describe a provision of the Indenture, the Guarantees, the Notes or the Collateral Agreements;

(10) to provide for the issuance of Additional Notes in accordance with the Indenture;

(11) with respect to the Collateral Agreements, as provided in the Intercreditor Agreement; or

(12) to provide for the release of Collateral from the Liens securing the Notes when permitted by the Collateral Agreements or the Indenture or required by the Intercreditor Agreement.

With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), the Issuer, the Guarantors and the Trustee and, to the extent applicable, the Collateral Agent may amend or supplement the Indenture, the Notes, the Guarantees or the Collateral Agreements, or, subject to Section 6.4 and Section 6.7 of the Indenture, waive any existing Default or compliance with any provision of the Indenture or the Notes; provided, however, that without the consent of each affected Holder, no amendment, supplement or waiver under this paragraph may (with respect to any Notes held by a non-consenting Holder):

(1) reduce, or change the maturity of, the principal of any Note;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce any premium payable upon redemption of the Notes or change the date on which any Notes are subject to redemption (other than the notice provisions) or waive any payment with respect to the redemption of the Notes; provided, however, that solely for the avoidance of doubt, and without any other implication, any purchase or repurchase of Notes (including pursuant to Section 4.10 and Section 4.14 of the Indenture) shall not be deemed a redemption of the Notes;

(4) make any Note payable in money or currency other than that stated in the Notes;

(5) modify or change any provision of the Indenture or the related definitions to affect the ranking of the Notes or any Guarantee in a manner that adversely affects the Holders;

(6) reduce the percentage of Holders necessary to consent to an amendment or waiver to the Indenture or the Notes;

(7) waive a default in the payment of principal of or premium, if any, or interest on any Notes (except a rescission of acceleration of the Notes by the Holders thereof as provided in the Indenture and a waiver of the payment default that resulted from such acceleration);

(8) impair the rights of Holders to receive payments of principal of or interest on the Notes on or after the due date therefor or to institute suit for the enforcement of any payment on the Notes;

(9) release any Guarantor from any of its obligations under its Guarantee or the Indenture, except as permitted thereunder; or

(10) make any change in these amendment and waiver provisions.

In addition, the consent of Holders representing at least 66 2/3% of the outstanding Notes will be required to release the Liens for the benefit of the Holders of the Notes on all or substantially all of the Collateral, other than any such release in accordance with the Indenture, the Intercreditor Agreement and the Collateral Agreements.

It shall not be necessary for the consent of the Holders under Section 9.2 of the Indenture to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

(13) Defaults and Remedies. Each of the following constitutes an Event of Default:

(1) failure to pay interest on any of the Notes when the same becomes due and payable and the continuance of any such failure for 30 days;

(2) failure to pay principal of or premium, if any, on any of the Notes when it becomes due and payable, whether at Stated Maturity, upon redemption, upon purchase, upon acceleration or otherwise;

(3) failure by the Issuer or any of its Restricted Subsidiaries to comply with any of their respective agreements or covenants described in Section 5.1 of the Indenture, or failure by the Issuer to comply in respect of its obligations to make a Change of Control Offer pursuant to Section 4.14 of the Indenture;

(4) (a) except with respect to Section 4.3 of the Indenture, failure by the Issuer or any Restricted Subsidiary to comply with any other agreement or covenant in any of the Indenture Documents and continuance of this failure for 60 days after notice of the failure has been given to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 25.0% of the aggregate principal amount of the Notes then outstanding, or (b) failure by the Issuer for 120 days after notice of the failure has been given to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 25.0% of the aggregate principal amount of the Notes then outstanding to comply with Section 4.3 of the Indenture;

(5) default by the Issuer or any Restricted Subsidiary under any mortgage, indenture or other instrument or agreement under which there is issued or by which there is secured or evidenced Indebtedness for borrowed money by the Issuer or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default:

(a) is caused by a failure to pay at its Stated Maturity principal on such Indebtedness within the applicable express grace period and any extensions thereof, or

(b) results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other Indebtedness with respect to which an event described in clause (a) or (b) has occurred and is continuing, aggregates $55.0 million or more;

(6) one or more judgments (to the extent not covered by insurance) for the payment of money in an aggregate amount in excess of $55.0 million shall be rendered against the Issuer, any of its Significant Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed;

(7)

(a) the Issuer or any Restricted Subsidiary that is a Significant Subsidiary of the Issuer or group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary of the Issuer, pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case,

(ii) consents to the entry of an order for relief against it in an involuntary case,

(iii) consents to the appointment of a custodian of it or for all or substantially all of its property,

(iv) makes a general assignment for the benefit of its creditors, or

(v) generally is not paying its debts as they become due; or

(b) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Issuer or any Restricted Subsidiary that is a Significant Subsidiary of the Issuer or group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary of the Issuer, in an involuntary case;

(ii) appoints a custodian of the Issuer or any Restricted Subsidiary that is a Significant Subsidiary of the Issuer or group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary of the Issuer or for all or substantially all of the property of the Issuer or any of its Restricted Subsidiaries; or

(iii) orders the liquidation of the Issuer or any Restricted Subsidiary that is a Significant Subsidiary of the Issuer or group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary of the Issuer and the order or decree remains unstayed and in effect for 60 consecutive days; or

(8) (a) any Guarantee from any Restricted Subsidiary that is a Significant Subsidiary of the Issuer or group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary of the Issuer ceases to be in full force and effect (other than in accordance with the terms of such Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid, or (b) any Guarantor denies its liability under the Guarantee of such Guarantor, (other than by reason of release of such Guarantor from its Guarantee in accordance with the terms of the Indenture and the Guarantee); or

(9) the Collateral Agreements shall for any reason cease to create a valid and perfected second-priority Lien (subject to the terms of the Intercreditor Agreement and Permitted Liens) on any portion of the Collateral having a Fair Market Value in excess of $25.0 million (in each case, other than (a) the failure to perfect Liens that are not required to be perfected by the terms of the Indenture or the Collateral Agreements or (b) in accordance with the terms of the Indenture, the Intercreditor Agreement or the terms of the Collateral Agreements).

If an Event of Default (other than an Event of Default specified in clause (7) above with respect to the Issuer) shall have occurred and be continuing under the Indenture, the Trustee, by written notice to the Issuer, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer and the Trustee, may declare all amounts owing under the Notes to be due and payable. Upon such acceleration declaration, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall become due and payable immediately.

If an Event of Default specified in clause (7) above occurs with respect to the Issuer, then all unpaid principal of, and premium, if any, and accrued and unpaid interest, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of the Notes or any other action or notice, to the extent permitted by law.

(14) No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor (in its capacity as such) will have any liability for any indebtedness, obligations or liabilities of the Issuer under the Notes or the Indenture or of any Guarantor under its Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guarantees, to the extent permitted by applicable law.

(15) Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(16) Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

(17) Intercreditor Agreement. THIS NOTE, THE INDENTURE AND THE COLLATERAL AGREEMENTS ARE SUBJECT TO THE TERMS, LIMITATIONS AND CONDITIONS SET FORTH IN THE INTERCREDITOR AGREEMENT. THE TRUSTEE AND EACH HOLDER, BY ITS ACCEPTANCE OF THE INDENTURE, IS DEEMED TO HAVE AUTHORIZED AND INSTRUCTED THE COLLATERAL AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT ON ITS BEHALF. Each Holder, by its acceptance of a Note, agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of this Indenture and the provisions of the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control.

(18) CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes, and either Trustee may use CUSIP numbers in notices of redemption as a convenience to the Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

McDermott International, Inc.

P.O. Box 940519

Houston, Texas 77094-7519

Facsimile: (281) 870-5755

Attention: Liane K. Hinrichs

ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature guarantee:

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, check the box below:

[ ]	Section 4.10	[ ]	Section 4.14

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased: $

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature guarantee:

[INCLUDE IN TRANSFER RESTRICTED NOTES]

CERTIFICATE TO BE DELIVERED UPON

EXCHANGE OF TRANSFER RESTRICTED NOTES

McDermott International, Inc.

P.O. Box 940519

Houston, Texas 77094-7519

Facsimile: (281) 870-5755

Attention: Liane K. Hinrichs

Wells Fargo Bank, National Association

750 N. Saint Paul Place

Suite 1750

Dallas, Texas 75201

Facsimile: (214) 756-7401

Attention: Patrick Giordano

Re: CUSIP NO.

Reference is hereby made to that certain Indenture dated as of April 16, 2014 (the “Indenture”) among McDermott International, Inc., as the Issuer, the guarantors named therein, Wells Fargo Bank, National Association, as Trustee, and Wells Fargo Bank, National Association, as Collateral Agent. Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

This certificate relates to $            principal amount of Notes held in (check applicable space)             book-entry or             definitive form by the undersigned.

The undersigned             (transferor) (check one box below):

☐	hereby requests the Registrar to deliver in exchange for its beneficial interest in the Global Note held by the Depositary a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above), in accordance with Section 2.6 of the Indenture;

☐	hereby requests the Trustee to exchange a Note or Notes to (transferee).

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the periods referred to in Rule 144(d) under the Securities Act of 1933, as amended, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW:

(1) ☐	to the Issuer or any of its subsidiaries; or

(2) ☐	inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A under the Securities Act of 1933, as amended, in each case pursuant to and in compliance with Rule 144A thereunder; or

(3) ☐	outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act of 1933, as amended, in compliance with Rule 904 thereunder.

Unless one of the boxes is checked, the Registrar will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof.

Signature

Signature Guarantee:
(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that each of it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended (“Rule 144A”), and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

[Name of Transferee]

NOTICE: To be executed by an executive officer, if an entity

Dated:

[INCLUDE IN NOTES BEARING THE REGULATION S LEGEND]

CERTIFICATE TO BE DELIVERED UPON

EXCHANGE OF NOTES BEARING THE REGULATION S LEGEND

McDermott International, Inc.

P.O. Box 940519

Houston, Texas 77094-7519

Facsimile: (281) 870-5755

Attention: Liane K. Hinrichs

Wells Fargo Bank, National Association

750 N. Saint Paul Place

Suite 1750

Dallas, Texas 75201

Facsimile: (214) 756-7401

Attention: Patrick Giordano

Re: CUSIP NO.

Reference is hereby made to that certain Indenture dated as of April 16, 2014 (the “Indenture”) among McDermott International, Inc., as the Issuer, the guarantors named therein, Wells Fargo Bank, National Association, as Trustee, and Wells Fargo Bank, National Association, as Collateral Agent. Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

This certificate relates to $             principal amount of Notes held in (check applicable space)             book-entry or             definitive form by the undersigned.

The undersigned             (transferor) (check one box below):

☐	hereby requests the Registrar to deliver in exchange for its beneficial interest in the Global Note held by the Depositary a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above), in accordance with Section 2.6 of the Indenture;

☐	hereby requests the Trustee to exchange a Note or Notes to (transferee).

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the Restricted Period (as defined in the Indenture), the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW:

(1) ☐	to the Issuer or any of its subsidiaries; or

(2) ☐	inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A under the Securities Act of 1933, as amended, in each case pursuant to and in compliance with Rule 144A thereunder; or

(3) ☐	outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act of 1933, as amended, in compliance with Rule 904 thereunder.

Prior to the expiration of the Restricted Period, unless one of the boxes is checked, the Registrar will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof.

Signature

Signature Guarantee:
(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that each of it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended (“Rule 144A”), and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

[Name of Transferee]

NOTICE: To be executed by an executive officer, if an entity

Dated:

SCHEDULE OF INCREASES AND DECREASES OF

8.000% SENIOR SECURED NOTES DUE 2021

The following transfers, exchanges and redemption of this Global Note have been made:

Date of Transfer, Exchange or Redemption	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Amount of this Global Note Following Such Decrease (or Increase)	Signature of Trustee or Note Custodian

EXHIBIT B

[FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED

BY SUBSEQUENT GUARANTORS]

This Supplemental Indenture and Guarantee, dated as of         , 20 (this “Supplemental Indenture” or “Guarantee”), among         (the “New Guarantor”), McDermott International, Inc., as the Issuer, each other then-existing Guarantor under the Indenture referred to below, Wells Fargo Bank, National Association, as Trustee, paying agent and registrar under such Indenture and Wells Fargo Bank, National Association, as Collateral Agent under such Indenture.

W I T N E S S E T H:

WHEREAS, the Issuer, the Guarantors, the Trustee and the Collateral Agent have heretofore executed and delivered an Indenture, dated as of April 16, 2014 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an unlimited aggregate principal amount of 8.000% Senior Secured Notes due 2021 of the Issuer (the “Notes”);

WHEREAS, Section 4.17 and Article X of the Indenture provides that the Issuer will cause any Restricted Subsidiary that guarantees any Indebtedness of the Issuer or any Guarantor under a Credit Facility to execute and deliver a Guarantee pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the Notes and all other obligations of the Issuer under the Indenture on the same terms and conditions as those set forth in the Indenture;

WHEREAS, pursuant to Section 9.1(4) of the Indenture, the Trustee, the Collateral Agent, the Issuer and the Guarantors are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder, to add an additional Guarantor.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuer, the existing Guarantors, the Trustee and the Collateral Agent mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

Definitions

SECTION 1.1 Defined Terms. As used in this Supplemental Indenture, capitalized terms defined in the Indenture or in the preamble or recitals thereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Agreement to be Bound; Guarantee

SECTION 2.1 Agreement to be Bound. The New Guarantor hereby becomes a party to the Indenture as a Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. The New Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

SECTION 2.2 Guarantee. The New Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as a surety, jointly and severally with each other Guarantor, to each Holder and the Trustee, the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the Obligations of the Issuer pursuant to the Notes and the Indenture in accordance with Section 10.1(a) of the Indenture.

ARTICLE III

Miscellaneous

SECTION 3.1 Notices. All notices and other communications to the New Guarantor shall be given as provided in the Indenture to the New Guarantor, at its address set forth below, with a copy to the Issuer as provided in the Indenture for notices to the Issuer.

[Name of New Guarantor]

[                                         ]

[                                         ]

Fax: [                    ]

Attention: [                    ]

SECTION 3.2 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.4 Service of Process. Each of the Issuer and each non-U.S. Guarantor (including, if applicable, the New Guarantor) hereby appoints McDermott, Inc. as its agent for service of process in any suit, action or proceeding with respect to this Supplemental Indenture, the Indenture, the Notes or the Guarantees and for actions brought under federal or state securities laws brought in any federal or state court located in The City of New York.

SECTION 3.5 Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.6 Ratification of Indenture; Supplemental Indentures Part of Indenture; No Liability of Trustee. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of a Note heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or the New Guarantor’s Guarantee.

SECTION 3.7 Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 3.8 Headings. The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

MCDERMOTT INTERNATIONAL, INC.

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

[NEW GUARANTOR], as a Guarantor

By:

Name:

Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

EXHIBIT C

[FORM OF CERTIFICATE TO BE DELIVERED

IN CONNECTION WITH TRANSFERS PURSUANT TO RULE 144A]

McDermott International, Inc.

P.O. Box 940519

Houston, Texas 77094-7519

Facsimile: (281) 870-5755

Attention: Liane K. Hinrichs

Wells Fargo Bank, National Association

750 N. Saint Paul Place

Suite 1750

Dallas, Texas 75201

Facsimile: (214) 756-7401

Attention: Patrick Giordano

Re: McDermott International, Inc. (the “Issuer”) 8.000% Senior Secured Notes due 2021 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $         aggregate principal amount of the Notes (CUSIP No.                     ), we hereby certify that such transfer is being effected pursuant to and in accordance with Rule 144A (“Rule 144A”) under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we hereby further certify that the Notes are being transferred to a person that we reasonably believe is purchasing the Notes for its own account, or for one or more accounts with respect to which such person exercises sole investment discretion, and such person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Notes are being transferred in compliance with any applicable blue sky securities laws of any state of the United States.

The Issuer and you are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

C-1

EXHIBIT D

[FORM OF CERTIFICATE TO BE DELIVERED

IN CONNECTION WITH TRANSFERS PURSUANT TO REGULATION S]

McDermott International, Inc.

P.O. Box 940519

Houston, Texas 77094-7519

Facsimile: (281) 870-5755

Attention: Liane K. Hinrichs

Wells Fargo Bank, National Association

750 N. Saint Paul Place

Suite 1750

Dallas, Texas 75201

Facsimile: (214) 756-7401

Attention: Patrick Giordano

Re: McDermott International, Inc. (the “Issuer”) 8.000% Senior Secured Notes due 2021 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $            aggregate principal amount of the Notes (CUSIP No.                     ), we confirm that such sale has been effected pursuant to and in accordance with Regulation S (“Regulation S”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(1) the offer of the Notes was not made to a person in the United States;

(2) either (a) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (b) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(3) no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable; and

(4) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b) or Rule 904(b) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b) or Rule 904(b), as the case may be.

D-1

The Issuer and you are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

D-2

EXHIBIT E

[Form of Second Lien Pledge and Security Agreement]

[to come]

E-1

SECOND LIEN PLEDGE AND SECURITY AGREEMENT

made by

MCDERMOTT INTERNATIONAL, INC.

and certain of its Subsidiaries

in favor of

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Collateral Agent

Dated April 16, 2014

REFERENCE IS MADE TO THE INTERCREDITOR AGREEMENT DATED AS OF APRIL 16, 2014 (AS AMENDED, SUPPLEMENTED, RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), AMONG MCDERMOTT INTERNATIONAL, INC. (THE “PARENT”), MCDERMOTT FINANCE L.L.C., THE SUBSIDIARIES OF THE PARENT FROM TIME TO TIME PARTY THERETO, CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, AS FIRST PRIORITY AGENT (AS DEFINED THEREIN), AND WELLS FARGO BANK, NATIONAL ASSOCIATION, AS SECOND PRIORITY AGENT (AS DEFINED THEREIN). NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT (AS DEFINED HEREIN), FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THE PROVISIONS OF THIS SECOND LIEN PLEDGE AND SECURITY AGREEMENT OR THE OTHER INDENTURE DOCUMENTS, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL CONTROL.

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(CONTINUED)

6.3.	Pledged Securities	29
6.4.	Proceeds to be Turned Over to the Collateral Agent	30
6.5.	Application of Proceeds	30
6.6.	Code and Other Remedies	31
6.7.	Private Sales, etc.	32
6.8.	Deficiency	33
6.9.	Deposit Accounts/Securities Accounts	33

SECTION 7.	THE COLLATERAL AGENT	33

7.1.	Collateral Agent’s Appointment as Attorney-in-Fact, etc.	33
7.2.	Duty of Collateral Agent	35
7.3.	Execution of Financing Statements	36
7.4.	Authority of Collateral Agent	36
7.5.	Appointment of Co-Collateral Agents	36
7.6.	Actions of the Collateral Agent	36

SECTION 8.	MISCELLANEOUS.	37

8.1.	Amendments in Writing	37
8.2.	Notices	37
8.3.	No Waiver by Course of Conduct; Cumulative Remedies	37
8.4.	Enforcement Expenses; Indemnification	37
8.5.	Successors and Assigns	38
8.6.	Set-Off	38
8.7.	Counterparts	38
8.8.	Severability	38
8.9.	Section Headings	39
8.10.	Integration	39
8.11.	APPLICABLE LAW	39
8.12.	Submission to Jurisdiction; Waivers	39
8.13.	Acknowledgments	40
8.14.	Additional Grantors	40
8.15.	Releases	40
8.16.	WAIVER OF JURY TRIAL	41
8.17.	Riders for Non-U.S. Jurisdictions	41
8.18.	INTERCREDITOR AGREEMENT GOVERNS	41
8.19.	Obligations of Grantors	42
8.20.	Delivery of Collateral	42

ii

(CONTINUED)

SCHEDULE 4.3 — PERFECTED SECOND PRIORITY LIENS

SCHEDULE 4.4 — NAME; JURISDICTION OF ORGANIZATION, ETC.

SCHEDULE 4.5 — INVENTORY

SCHEDULE 4.7 — INVESTMENT PROPERTY

SCHEDULE 4.9 — INTELLECTUAL PROPERTY

SCHEDULE 4.11 — COMMERCIAL TORT CLAIMS

SCHEDULE 4.12 — EXCLUDED PLEDGED COLLATERAL

SCHEDULE 4.13 — DEPOSIT ACCOUNTS AND SECURITIES ACCOUNTS

SCHEDULE 8.2 — NOTICES

EXHIBIT A — ACKNOWLEDGEMENT AND CONSENT

EXHIBIT B — FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT

ANNEX 1 — FORM OF ASSUMPTION AGREEMENT

iii

This Second Lien Pledge and Security Agreement dated as of April 16, 2014 is made by each of the signatories hereto (together with any other grantor that may become a party hereto as provided herein, the “Grantors”), in favor of Wells Fargo Bank, National Association, as Collateral Agent (as defined below) for the ratable benefit of the Secured Parties (as defined below) under the Indenture dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Indenture”) among McDermott International, Inc., a Panamanian corporation (the “Issuer”), the Guarantors (as defined below) and the Trustee (as defined below).

Each Grantor hereby agrees with the Collateral Agent, for the ratable benefit of the Secured Parties, as follows:

SECTION 1. DEFINED TERMS.

1.1. Definitions.

(a) Unless otherwise defined herein, terms defined in the Indenture and used herein have the meanings given to them in the Indenture, and the following terms are used herein as defined in the New York UCC (and if defined in more than one Article of the New York UCC, such terms have the meanings given in Article 9 thereof): Accounts, Account Debtor, As-Extracted Collateral, Certificated Security, Chattel Paper, Commercial Tort Claim, Commodity Account, Commodity Contract, Commodity Intermediary, Documents, Deposit Account, Electronic Chattel Paper, Equipment, Farm Products, Financial Asset, Fixtures, General Intangibles, Goods, Instruments, Inventory, Money, Payment Intangibles, Securities Account, Securities Intermediary, Security, Security Entitlement, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security.

(b) The following terms shall have the following meanings:

“After-Acquired Intellectual Property” has the meaning assigned to such term in Section 5.10(i).

“Agreement” means this Second Lien Pledge and Security Agreement.

“Collateral” has the meaning assigned to such term in Section 3.

“Collateral Account” means any collateral account established by the Collateral Agent as provided in Sections 6.1 or 6.4.

“Collateral Account Funds” means, collectively, the following: all funds (including all trust monies) and investments (including all cash equivalents) credited to, or purchased with funds from, any Collateral Account and all certificates and instruments from time to time representing or evidencing such investments; all Money, notes, certificates of deposit, checks and other instruments from time to time hereafter delivered to or otherwise possessed by the Collateral Agent for or on behalf of any Grantor in substitution for, or in addition to, any or all of the Collateral; and all interest, dividends, cash, instruments and other property from time to time received in, receivable or otherwise distributed to the Collateral Account in respect of or in exchange for any or all of the items constituting Collateral.

“Collateral Agent” means Wells Fargo Bank, National Association, in its capacity as collateral agent under the Indenture until a successor replaces it in accordance with the applicable provisions of the Indenture and thereafter means the successor serving thereunder.

“Contracts” means all contracts and agreements between any Grantor and any other Person (in each case, whether written or oral, or third party or intercompany) as the same may be amended, assigned, extended, restated, supplemented, replaced or otherwise modified from time to time including (i) all rights of any Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of any Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect thereto, (iii) all rights of any Grantor to damages arising thereunder and (iv) all rights of any Grantor to terminate and to perform and compel performance of, such Contracts and to exercise all remedies thereunder.

“Copyright Licenses” means any agreement, whether written or oral, naming any Grantor as licensor or licensee (including those listed in Schedule 4.9 (as such schedule may be amended or supplemented from time to time)), granting any right in, to or under any Copyright, including the grant of rights to publicly perform, display, copy, prepare derivative works or distribute under any Copyright. This term shall exclude implied licenses and any rights obtained or granted under a copyright pursuant to the doctrines of first sale or estoppel.

“Copyrights” means (i) all copyrights arising under applicable Laws, whether registered or unregistered and whether published or unpublished (including those listed in Schedule 4.9 (as such schedule may be amended or supplemented from time to time)), all registrations and recordings thereof, and all applications in connection therewith and rights corresponding thereto throughout the world, including all registrations, recordings and applications in the United States Copyright Office, and all mask works (as defined in 17 USC 901), (ii) the right to, and to obtain, all extensions and renewals thereof, and the right to sue for past, present and future infringements of any of the foregoing, (iii) all proceeds of the foregoing, including license, royalties, income, payments, claims, damages, and proceeds of suit and (iv) all other rights of any kind whatsoever accruing thereunder or pertaining thereto.

“Discharge of First Priority Claims” has the meaning assigned to such term in the Intercreditor Agreement.

“Excluded Accounts” means: (i) Deposit Accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of a Grantor’s employees (including, without limitation, pension fund accounts and 401(k) accounts), (ii) Deposit Accounts exclusively used for taxes (including, without limitation, sales taxes), (iii) Special Purpose Escrow Accounts, (iv) Restricted Cash Collateral Accounts and (v) Fiduciary Accounts.

“Excluded Assets” means: (i) any lease, license, contract, property right (including, without limitation, interests in Inventory) or agreement to which any Grantor is a party or any of its rights or interests thereunder if and only for so long as the grant of a security interest

2

hereunder shall constitute or result in a breach, termination or default under any such lease, license, contract, property right or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable Laws or principles of equity); provided, however, that such security interest shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified above; (ii) all Excluded Accounts; (iii) all Stock and Stock Equivalents of each Captive Insurance Subsidiary; (iv) all Stock and Stock Equivalents of any SPV (as defined in the First Lien Credit Agreement) that has incurred DLV 2000 Permitted Debt (as defined in the First Lien Credit Agreement) that is secured by the Stock or Stock Equivalents of such SPV; and (v) all Stock and Stock Equivalents of North Ocean 105 AS to the extent that, and only for so long as, such Stock and Stock Equivalents are pledged to secure indebtedness (other than the Notes Obligations) of North Ocean 105 AS.

“Fiduciary Account” means any fiduciary or trust account held by a Grantor which is not a Material Account (other than as a result of clause (iv) of the definition thereof).

“First Lien Credit Agreement” means that certain Credit Agreement dated April 16, 2014 (as amended, restated, supplemented or otherwise modified from time to time) among the Issuer, McDermott Finance L.L.C., a Delaware limited liability company, the lenders party thereto, the issuers party thereto and Crédit Agricole Corporate and Investment Bank, as administrative agent and collateral agent for the lenders and the issuers party thereto.

“First Lien Pledge and Security Agreement” means that certain First Lien Pledge and Security Agreement dated as of April 16, 2014 (as amended, restated, supplemented or otherwise modified from time to time) made by the Grantors in favor of Crédit Agricole Corporate and Investment Bank, as administrative agent and collateral agent for the First Priority Creditors (as defined in the Indenture).

“First Priority Agent” has the meaning assigned to such term in the Intercreditor Agreement.

“First Priority Claims” has the meaning assigned to such term in the Intercreditor Agreement.

“First Priority Lien” has the meaning assigned to such term in the Intercreditor Agreement.

“Grantors” has the meaning assigned to such term in the preamble to this Agreement.

“Gratuitous Bailee” means a gratuitous bailee for the Collateral Agent, for the ratable benefit of the Secured Parties.

“Guarantor” has the meaning assigned to such term in the Indenture.

“Holders” has the meaning assigned to such term in the Indenture.

“Indenture” has the meaning assigned to such term in the preamble to this Agreement.

3

“Indenture Documents” has the meaning assigned to such term in the Indenture.

“Insurance” means all insurance policies covering any or all of the Collateral (regardless of whether the Collateral Agent is named as additional insured or loss payee thereof).

“Intellectual Property” means the collective reference to all intellectual property rights arising under applicable Laws, including the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets and the Trade Secret Licenses, and all other intellectual property of any type, including mask works and industrial designs.

“Intellectual Property Security Agreement” means an Intellectual Property Security Agreement in substantially the form of Exhibit B or such other form as may be approved by the Collateral Agent.

“Intercompany Note” means any promissory note evidencing Indebtedness permitted to be incurred pursuant to Section 4.9(b)(6) of the Indenture with respect to any outstanding intercompany obligations and advances owed by or to the Issuer or a Guarantor.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of April 16, 2014 (as amended, supplemented, restated or otherwise modified from time to time), among the Issuer, McDermott Finance L.L.C., the subsidiaries of the Issuer from time to time party thereto, Crédit Agricole Corporate and Investment Bank, as First Priority Agent, and Wells Fargo Bank, National Association, as Second Priority Agent (as defined therein).

“Investment Property” means the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC, including all Certificated Securities and Uncertificated Securities, all Security Entitlements, all Commodity Contracts and all Commodity Accounts and (ii) whether or not otherwise constituting “investment property,” all Pledged Notes, all Pledged Equity Interests and all Pledged Commodity Contracts.

“Issue Date” has the meaning assigned to such term in the Indenture.

“Issuer” has the meaning assigned to such term in the preamble to this Agreement.

“Laws” means, collectively, all international (including any union of countries, or any political subdivision thereof), foreign (including for the avoidance of doubt the laws of any jurisdiction in which any Guarantor is incorporated or registered), federal, state or other political subdivision (including the District of Columbia and any territory or possession of the United States, including those specified in Section 5.2), county, municipal and local constitutions, statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities.

“Licensed Intellectual Property” has the meaning assigned to such term in Section 4.9(a).

“Material Account” means any Deposit Account (other than Excluded Accounts) or Securities Account of a Grantor (i) listed as such on Schedule 4.13, (ii) that serves as the functional replacement of a Deposit Account or Securities Account listed as a “Material

4

Account” on Schedule 4.13, (iii) that regularly receives payments from customers on any material contract that are not transferred to another account that constitutes a Material Account within one Business Day of receipt thereof or (iv) with a minimum daily average balance of at least $5,000,000 (other than any disbursement account that is primarily used to make vendor or other third party payments and which does not receive payments from customers on any material contracts).

“Material Adverse Effect” means a material adverse effect upon (a) the condition (financial or otherwise), business, results of operations or properties of the Issuer and the Grantors taken as a whole; (b) the perfection or priority of the Liens granted pursuant to the Collateral Agreements; (c) the Issuer’s and the Grantors’ ability to perform their respective obligations under the Indenture Documents; or (d) the validity or enforceability against the Issuer and the Grantors of the Indenture Documents or the rights or remedies of the Collateral Agent, the Trustee or the Holders thereunder.

“Material Contract” means any Contract the termination of which could reasonably be expected to have a Material Adverse Effect.

“Material Intellectual Property” has the meaning assigned to such term in Section 4.9(b).

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Notes Obligations” has the meaning assigned to such term in the Indenture.

“Other Taxes” means any stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made under any Indenture Document or from the execution, delivery or registration of, or otherwise with respect to, any Indenture Document.

“Owned Intellectual Property” has the meaning assigned to such term in Section 4.9(a).

“Patent License” means all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to make, use, import, offer for sale, or sell any invention covered in whole or in part by a Patent, including any of the foregoing listed in Schedule 4.9 (as such schedule may be amended or supplemented from time to time). This term shall exclude implied licenses and any rights obtained or granted under a patent pursuant to the doctrines of exhaustion or estoppel.

“Patents” means (i) all United States patents, patents issued by any other country, union of countries or any political subdivision of any of the foregoing, and all reissues and extensions thereof, including any of the foregoing listed in Schedule 4.9 (as such schedule may be amended or supplemented from time to time), (ii) all patent applications pending in the United States or any other country or union of countries or any political subdivision of any of the foregoing and all divisions, continuations and continuations-in-part thereof, including any of the foregoing listed in Schedule 4.9 (as such schedule may be amended or supplemented from time to time), (iii) all rights to, and to obtain, any reissues or extensions of the foregoing and (iv) all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and proceeds of suit.

5

“Pledged Alternative Equity Interests” means all interests of any Grantor in participation or other interests in any equity or profits of any business entity and the certificates, if any, representing such interests and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such interests and any other warrant, right or option to acquire any of the foregoing; provided, however, that Pledged Alternative Equity Interests shall not include any Pledged Stock, Pledged Partnership Interests, Pledged LLC Interests or Pledged Trust Interests.

“Pledged Commodity Contracts” means all commodity contracts listed on Schedule 4.7 (as such schedule may be amended from time to time) and all other Commodity Contracts to which any Grantor is party from time to time.

“Pledged Equity Interests” means all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests, Pledged Trust Interests and Pledged Alternative Equity Interests.

“Pledged LLC Interests” means all interests of any Grantor now owned or hereafter acquired in any limited liability company, including all limited liability company interests listed on Schedule 4.7 hereto under the heading “Pledged LLC Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests and any other warrant, right or option to acquire any of the foregoing.

“Pledged Notes” means all promissory notes now owned or hereafter acquired by any Grantor, including those listed on Schedule 4.7 (as such schedule may be amended or supplemented from time to time) and all Intercompany Notes at any time issued to or held by any Grantor (other than (i) promissory notes in an aggregate principal amount not to exceed $1,000,000 at any time outstanding issued in connection with extensions of trade credit by any Grantor in the ordinary course of business and (ii) promissory notes constituting Cash Equivalents that are held by any Grantor).

“Pledged Partnership Interests” means all interests of any Grantor now owned or hereafter acquired in any general partnership, limited partnership, limited liability partnership or other partnership, including all partnership interests listed on Schedule 4.7 hereto under the heading “Pledged Partnership Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such partnership interests and any interest of such Grantor on the books and records of such partnership and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests and any other warrant, right or option to acquire any of the foregoing.

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“Pledged Securities” means the collective reference to the Pledged Notes and the Pledged Equity Interests.

“Pledged Stock” means all shares of capital stock now owned or hereafter acquired by any Grantor, including all shares of capital stock listed on Schedule 4.7 hereto under the heading “Pledged Stock” (as such schedule may be amended or supplemented from time to time), and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares and any other warrant, right or option to acquire any of the foregoing.

“Pledged Trust Interests” means all interests of any Grantor now owned or hereafter acquired in a Delaware business trust or other trust, including all trust interests listed on Schedule 4.7 hereto under the heading “Pledged Trust Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such trust interests and any interest of such Grantor on the books and records of such trust or on the books and records of any Securities Intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such trust interests and any other warrant, right or option to acquire any of the foregoing.

“Proceeds” means all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Receivable” means all Accounts and any other right to payment for goods or other property sold, leased, licensed or otherwise disposed of or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper or classified as a Payment Intangible and whether or not it has been earned by performance. References herein to Receivables shall include any Supporting Obligation or collateral securing such Receivable.

“Restricted Cash Collateral Accounts” means any restricted cash collateral account held by a Grantor where the deposits or proceeds of such account are used primarily to support letters of credit and exposure from Hedging Obligations, and which is not a Material Account (other than as a result of clause (iv) of the definition thereof).

“Secured Parties” means the holders of the Notes Obligations (including the Holders, the Trustee and the Collateral Agent).

“Securities Act” means the Securities Act of 1933, as amended.

“Special Purpose Escrow Account” means any escrow account held by a Grantor in connection with holdbacks for acquisitions or similar matters, and which is not a Material Account (other than as a result of clause (iv) of the definition thereof).

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“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), partnership or membership interests, equity participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or similar business entity, whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Trade Secret License” means any agreement, whether written or oral, providing for the grant by or to any Grantor of any right in, to or under any Trade Secret, including any of the foregoing listed in Schedule 4.9 (as such schedule may be amended or supplemented from time to time). This term shall exclude implied licenses and any rights obtained or granted under a trade secret pursuant to the doctrine of estoppel.

“Trade Secrets” means (i) all trade secrets and all other confidential or proprietary information and know-how whether or not reduced to a writing or other tangible form, (ii) all documents and things embodying, incorporating or describing such Trade Secrets, and (iii) the right to sue for past, present and future misappropriations of any Trade Secret, and all proceeds of the foregoing, including royalties, income, payments, claims, damages and proceeds of suit.

“Trademark License” means any agreement, whether written or oral, providing for the grant by or to any Grantor of any right in, to or under any Trademark, including any of the foregoing referred to in Schedule 4.9 (as such schedule may be amended or supplemented from time to time). This term shall exclude implied licenses and any rights obtained or granted under a trademark pursuant to the doctrines of first sale or estoppel.

“Trademarks” means (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, designs and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country, union of countries, or any political subdivision of any of the foregoing, or otherwise, and all common-law rights related thereto, including any of the foregoing listed in Schedule 4.9 (as such schedule may be amended or supplemented from time to time), (ii) the right to, and to obtain, all renewals thereof, (iii) the goodwill of the business symbolized by the foregoing and (iv) the right to sue for past, present and future infringements or dilution of any of the foregoing or for any injury to goodwill, and all proceeds of the foregoing, including royalties, income, payments, claims, damages and proceeds of suit.

“Trustee” means Wells Fargo Bank, National Association, until a successor replaces it in accordance with the applicable provisions of the Indenture and thereafter means the successor serving under the Indenture.

“UCC Letter of Credit” means “Letter of Credit” (and in plural, “Letters of Credit”) as defined in the New York UCC.

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“UCC Letter of Credit Rights” means “Letter-of-Credit Rights” as defined in the New York UCC.

“UETA” has the meaning assigned to such term in Section 4.3.

1.2. Other Definitional Provisions.

(a) The words “hereof,” “herein,” “hereto” and “hereunder” and similar words refer to this Agreement as a whole, and not to any particular Article, Section, subsection or clause in this Agreement.

(b) Unless otherwise expressly indicated herein, (i) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement and (ii) the words “above” and “below”, when following a reference to a clause or a sub-clause of this Agreement, refer to a clause or sub-clause within, respectively, the same Section or clause.

(c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to the property or assets such Grantor has granted as Collateral or the relevant part thereof.

(d) The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to the Notes Obligations means the unconditional, final and irrevocable payment in full, in immediately available funds, of all of the Notes Obligations, unless otherwise specified, other than indemnification and other contingent obligations not then due and payable.

(e) Each agreement defined in this Section 1 shall include all appendices, exhibits and schedules thereto. References in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified, unless (i) the prior written consent of the Holders of a majority in principal amount of the then outstanding Notes is required under the Indenture for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained or (ii) it is otherwise specified that such reference refers to such agreement as of a particular date.

(f) References in this Agreement to any statute shall be to such statute as amended or modified, together with any successor legislation, in each case in effect at the time any such reference is operative unless it is otherwise specified that such reference refers to such statute as of a particular date.

(g) The term “including” when used in any Indenture Document means “including without limitation” except when used in the computation of time periods. The phrase “in the aggregate”, when used in any Indenture Document, means “individually or in the aggregate,” unless otherwise expressly noted. All references to the Holders herein shall, where appropriate, include any Secured Party.

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SECTION 2. [INTENTIONALLY OMITTED.]

SECTION 3. GRANT OF SECURITY INTEREST; CONTINUING LIABILITY UNDER COLLATERAL.

(a) Each Grantor hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in such Grantor’s right, title and interest in and to the following property, in each case, wherever located and whether now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Notes Obligations:

(i) all Accounts;

(ii) all As-Extracted Collateral;

(iii) all cash and Cash Equivalents;

(iv) all Chattel Paper;

(v) all Collateral Accounts and all Collateral Account Funds;

(vi) all Commercial Tort Claims, including those from time to time specifically described on Schedule 4.11;

(vii) all Contracts;

(viii) all Documents;

(ix) all Equipment;

(x) all General Intangibles;

(xi) all Goods;

(xii) all Instruments;

(xiii) all Insurance;

(xiv) all Intellectual Property;

(xv) all Inventory;

(xvi) all Investment Property (it being understood that, to the extent such Investment Property constitutes shares issued by a company incorporated in the Cayman Islands, each Grantor holding such Investment Property hereby mortgages by way of first legal mortgage its right, title and interest in such Investment Property in favor of the Collateral Agent);

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(xvii) all UCC Letters of Credit and UCC Letter of Credit Rights;

(xviii) all Financial Assets;

(xix) all Deposit Accounts;

(xx) all Securities Accounts;

(xxi) all Security Entitlements;

(xxii) all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time pertain to or evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon; and

(xxiii) all Proceeds, goodwill, products, accessions, rents and profits of any and all of the foregoing and all collateral security, Supporting Obligations and guarantees given by any Person with respect to any of the foregoing;

provided that, notwithstanding any other provision set forth in this Section 3, this Agreement shall not, at any time, constitute a grant of a security interest in any property that is, at such time, an Excluded Asset, and the term “Collateral” and each of the defined terms incorporated therein shall exclude the Excluded Assets.

(b) Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under and in respect of the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any other Secured Party, (ii) each Grantor shall remain liable under each of the agreements included in the Collateral, including any Receivables, any Contracts and any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related hereto nor shall the Collateral Agent nor any other Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including any agreements relating to any Receivables, any Contracts or any agreements relating to Pledged Partnership Interests or Pledged LLC Interests and (iii) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral, including any agreements relating to any Receivables, any Contracts and any agreements relating to Pledged Partnership Interests or Pledged LLC Interests.

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SECTION 4. REPRESENTATIONS AND WARRANTIES.

Each Grantor hereby represents and warrants to the Collateral Agent and the Secured Parties that:

4.1. [Intentionally Omitted].

4.2. Title; No Other Liens. Such Grantor owns or licenses or otherwise has the right to use each item of the Collateral free and clear of any and all Liens, including Liens arising as a result of such Grantor becoming bound (as a result of merger or otherwise) as grantor under a security agreement entered into by another Person, except for Liens expressly permitted by Section 4.12 of the Indenture. No effective financing statement, mortgage or other public notice indicating the existence of a Lien with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of (i) the First Priority Agent pursuant to the First Lien Pledge and Security Agreement or as are expressly permitted by the First Lien Credit Agreement and (ii) the Collateral Agent pursuant to this Agreement or as are expressly permitted by the Indenture.

4.3. Perfected Second Priority Liens. The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 4.3 (all of which, in the case of all filings and other documents referred to on Schedule 4.3, have been (or shall be) delivered to the Collateral Agent in duly completed and duly executed form, as applicable, and may be filed by the Collateral Agent at any time) and payment of all filing fees, will constitute valid fully perfected security interests in all of the Collateral in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Notes Obligations, enforceable in accordance with the terms hereof, to the extent such security interest in such Collateral can be perfected by (i) the filing of a financing statement under the Uniform Commercial Code of any jurisdiction, (ii) the filing with the United States Patent and Trademark Office or the United States Copyright Office of an Intellectual Property Security Agreement or other filing, (iii) the possession of such Collateral by the Collateral Agent (or, prior to the Discharge of First Priority Claims, the First Priority Agent, as Gratuitous Bailee) under applicable Laws of the United States and of any state (including the District of Columbia) thereof or (iv) execution and delivery by the applicable Grantor, the applicable Securities Intermediary or depositary institution, as applicable, and the Collateral Agent (or, prior to the Discharge of First Priority Claims, the First Priority Agent, as Gratuitous Bailee) of an agreement granting control to the Collateral Agent (or, prior to the Discharge of First Priority Claims, the First Priority Agent, as Gratuitous Bailee) over such Collateral that is a Material Account, and (b) are prior to all other Liens on the Collateral, except for Liens expressly permitted by Section 4.12 of the Indenture. Without limiting the foregoing, within the time periods and to the extent required by the Indenture (including, without limitation, Section 4.20 of the Indenture) or this Agreement, each Grantor has taken, or shall take, all actions necessary or desirable under (x) the applicable Laws of the United States and any state (including the District of Columbia) thereof and (y) applicable Laws as required by Section 4.20 of the Indenture to establish the Collateral Agent’s “control” (or, prior to the Discharge of First Priority Claims, if such Grantor shall have used commercially reasonable efforts to establish the Collateral Agent’s “control”, but shall nevertheless be unable to establish the Collateral Agent’s “control”, to establish the First Priority Agent’s “control”, as Gratuitous Bailee) (i) within the meanings of Sections 8-106 and 9-106 of the New York UCC or any analogous provision of the UCC over any Securities Accounts included in the Collateral and over any portion of the Investment

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Property constituting Certificated Securities, Uncertificated Securities or Security Entitlements, in each case to the extent constituting a Material Account or a “financial asset” that is credited to a Material Account, (ii) within the meaning of Section 9-107 of the New York UCC or any analogous provision of the UCC over all UCC Letter of Credit Rights, (iii) within the meaning of Section 9-105 of the New York UCC or any analogous provision of the UCC over all Electronic Chattel Paper, (iv) within the meaning of Section 16 of the Uniform Electronic Transaction Act (as in effect in the applicable jurisdiction, the “UETA”) over all “transferable records” (as defined in UETA) and (v) within the meaning of Section 9-104 of the New York UCC or any analogous provision of the UCC over all Deposit Accounts included in the Collateral to the extent constituting a Material Account.

4.4. Name; Jurisdiction of Organization, etc. On the Issue Date, such Grantor’s exact legal name (as indicated on the public record of such Grantor’s jurisdiction of formation or organization), jurisdiction of organization, organizational identification number, if any, and the location of such Grantor’s chief executive office or sole place of business are specified on Schedule 4.4. Each Grantor is organized solely under the law of the jurisdiction so specified and has not filed any certificates of domestication, transfer or continuance in any other jurisdiction. Except as otherwise indicated on Schedule 4.4, for each Grantor organized or formed under the laws of any political subdivision of the United States, the jurisdiction of each such Grantor’s organization of formation is required to maintain a public record showing the Grantor to have been organized or formed. Except as specified on Schedule 4.4, as of the Issue Date no such Grantor has changed its name, jurisdiction of organization, chief executive office or sole place of business or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) within the past five years and has not within the last five years become bound (whether as a result of merger or otherwise) as a grantor under a security agreement entered into by another Person, which has not heretofore been terminated.

4.5. Inventory.

(a) On the Issue Date, the Inventory of each Grantor (other than Inventory in transit, Inventory located outside the United States and Inventory which in the aggregate does not constitute a material portion of the Inventory included in the Collateral) is kept only at the locations listed on Schedule 4.5.

(b) Any Inventory now or hereafter produced by any Grantor included in the Collateral have been and will be produced in compliance in all material respects with the requirements of all applicable Laws, including the Fair Labor Standards Act, as amended.

(c) No material portion of the Inventory included in the Collateral is in the possession of an issuer of a negotiable document (as determined by Section 7-104 of the New York UCC) therefor or is otherwise in the possession of any bailee or warehouseman.

4.6. Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.

4.7. Investment Property.

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(a) Schedule 4.7 hereto sets forth under the headings “Pledged Stock,” “Pledged LLC Interests,” “Pledged Partnership Interests” and “Pledged Trust Interests,” respectively, all of the Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests owned by any Grantor as of the Issue Date, and such Pledged Equity Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective issuers thereof indicated on such schedule. Schedule 4.7 sets forth under the heading “Pledged Notes” all of the Pledged Notes owned by any Grantor as of the Issue Date, and all of such Pledged Notes have been duly authorized, authenticated or issued, and delivered and are the legal, valid and binding obligation of the issuers thereof enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principals of equity, regardless of whether considered in a proceeding in equity or at law, and constitute all of the issued and outstanding inter-company indebtedness evidenced by an Instrument or Certificated Security of the respective issuers thereof owing to such Grantor.

(b) The shares of Pledged Equity Interests pledged by such Grantor hereunder constitute all of the issued and outstanding shares of all classes of Stock owned by such Grantor in each issuer thereof.

(c) The Pledged Equity Interests have been duly and validly issued and, except as set forth on Schedule 4.7 hereto, are fully paid and nonassessable (to the extent applicable).

(d) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except Liens expressly permitted by Section 4.12 of the Indenture, and except as set forth on Schedule 4.7, as of the Issue Date, there are no outstanding warrants, options or other rights to purchase, or shareholder, equityholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests.

4.8. Receivables.

(a) No amount payable to such Grantor under or in connection with any Receivable that is included in the Collateral in excess of $1,000,000 is evidenced by any Instrument or Tangible Chattel Paper which has not been delivered to the Collateral Agent (or, prior to the Discharge of First Priority Claims, to the First Priority Agent, as Gratuitous Bailee) or constitutes Electronic Chattel Paper that has not been subjected to the “control” (within the meaning of Section 9-105 of the New York UCC) of the Collateral Agent (or, prior to the Discharge of First Priority Claims, if such Grantor shall have used commercially reasonable efforts to establish the Collateral Agent’s “control”, but shall nevertheless be unable to establish the Collateral Agent’s “control”, of the First Priority Agent, as Gratuitous Bailee).

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(b) Each Receivable that is included in the Collateral (i) is and will be the legal, valid and binding obligation of the Account Debtor in respect thereof, representing an unsatisfied obligation of such Account Debtor, (ii) is and will be enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principals of equity, regardless of whether considered in a proceeding in equity or at law, (iii) is not and will not be subject to any setoffs, defenses, taxes or counterclaims (except with respect to refunds, returns and allowances in the ordinary course of business) and (iv) is and will be in compliance with all applicable Laws, except where the failure to comply with this Section 4.8(b) with respect to each Receivable could not reasonably be expected to have a Material Adverse Effect.

4.9. Intellectual Property.

(a) Schedule 4.9 lists all Copyrights, Patents, and Trademarks which are registered with the U.S. Patent and Trademark Office or the U.S. Copyright Office or are the subject of an application for registration with any such Governmental Authority, in each case which is owned by such Grantor in its own name on the Issue Date (collectively, the “Owned Intellectual Property”). Except as set forth in Schedule 4.9, such Grantor is the exclusive owner of the entire and unencumbered right, title and interest in and to all material Owned Intellectual Property and is otherwise entitled to grant to others the right to use (and, where applicable, itself use) all such material Owned Intellectual Property. Such Grantor has a valid and enforceable right to use all Intellectual Property used by, or licensed to others by, such Grantor which is not Owned Intellectual Property (collectively, the “Licensed Intellectual Property”), in each case, which is material to such Grantor’s business, pursuant to one of the written material Copyright Licenses, Patent Licenses, Trademark Licenses, and/or Trade Secret Licenses listed on Schedule 4.9 and subject to the terms thereof.

(b) On the Issue Date, all Owned Intellectual Property and all Licensed Intellectual Property, in each case, which is material to such Grantor’s business (collectively, the “Material Intellectual Property”), is valid, subsisting, unexpired and enforceable and has not been abandoned. The operation of such Grantor’s business as currently conducted or as contemplated to be conducted does not infringe, constitute a misappropriation of, dilute, or otherwise violate the Intellectual Property of any other Person where the same could reasonably be expected to have a Material Adverse Effect.

(c) No claim has been asserted that the use of the Material Intellectual Property does or may infringe upon or constitute a misappropriation of the rights of any other Person.

(d) To such Grantor’s knowledge, no decision or judgment has been rendered by any Governmental Authority or arbitrator in the United States or outside the United States which would materially limit or cancel the validity or enforceability of, or such Grantor’s rights in, any Material Intellectual Property. Such Grantor is not aware of any uses of any item of Material Intellectual Property that could reasonably be expected to lead to such item becoming invalid or unenforceable including unauthorized trademark uses by third parties and uses which were not supported by the goodwill of the business connected with Trademarks and Trademark Licenses.

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(e) No action or proceeding is pending, or, to such Grantor’s knowledge, threatened, on the Issue Date (i) seeking to limit, cancel or invalidate any Owned Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold by such Grantor infringe any patent, trademark, copyright, or misappropriate any trade secret or violate any other right of any other Person, or (iii) alleging that any Material Intellectual Property is being licensed or sublicensed in violation of any intellectual property or any other right of any other Person, in each case, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect. To such Grantor’s knowledge, no Person is engaging in any activity that infringes upon or misappropriates, or is otherwise an unauthorized use of, any Material Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination of any of the Material Intellectual Property.

(f) With respect to each Copyright License, Trademark License, Trade Secret License and Patent License which license constitutes Material Intellectual Property or the loss of which could otherwise have a Material Adverse Effect: (i) such license is binding and enforceable against the other party thereto; (ii) such license will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the rights and interests granted herein (including, but not limited to, the enforceability of such rights and interests with respect to each such license), nor will the grant of such rights and interests (or the enforceability thereof) constitute a breach or default under such license or otherwise give the licensor or licensee a right to terminate such license; (iii) such Grantor has not received any notice of termination or cancellation under such license; (iv) such Grantor has not received any notice of a breach or default under such license, which breach or default has not been cured; and (v) such Grantor is not in breach or default in any material respect, and no event has occurred that, with notice and/or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such license.

(g) Except as set forth on Schedule 4.9, such Grantor has made all filings and recordations and paid all required fees and taxes to maintain each and every item of registered Material Intellectual Property in full force and effect and to protect and maintain its interest therein.

(h) To the knowledge of such Grantor, (i) none of the Trade Secrets that constitute Material Intellectual Property have been used, divulged, disclosed or appropriated to the detriment of such Grantor for the benefit of any other Person without permission of such Grantor; and (ii) no employee, independent contractor or agent of such Grantor has misappropriated any Trade Secrets of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of such Grantor where the same could reasonably be expected to have a Material Adverse Effect.

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(i) Such Grantor has taken commercially reasonable steps to exercise quality control over any licensee of such Grantor’s Trademarks.

4.10. UCC Letters of Credit and UCC Letter of Credit Rights. With respect to any UCC Letters of Credit that are by their terms transferable, each Grantor will, upon receipt of a written request from the Collateral Agent (or, prior to the Discharge of the First Priority Claims, to the extent such actions have been taken with respect to the First Priority Liens), use commercially reasonable efforts to cause all issuers and nominated Persons under UCC Letters of Credit in which the Grantor is the beneficiary or assignee to (a) consent to the assignment of such UCC Letter of Credit to the Collateral Agent (or, prior to the Discharge of First Priority Claims, if such Grantor shall have used commercially reasonable efforts to cause such consent to be obtained, but shall nevertheless be unable to obtain such consent, the First Priority Agent, as Gratuitous Bailee) and (b) agree that, upon receipt of written notice received from the Collateral Agent that an Event of Default has occurred and so long as such Event of Default is continuing, it shall cause, subject to the rights of the First Priority Agent under the Intercreditor Agreement, all payments thereunder to be made to the Collateral Account. With respect to any UCC Letters of Credit that are not transferable, each Grantor shall, upon receipt of a written request from the Collateral Agent (or, prior to the Discharge of the First Priority Claims, to the extent such actions have been taken with respect to the First Priority Liens), use commercially reasonable efforts to obtain the consent of the issuer thereof and any nominated Person thereon to the assignment of the proceeds of such released UCC Letter of Credit to the Collateral Agent (or, prior to the Discharge of First Priority Claims, if such Grantor shall have used commercially reasonable efforts to obtain such consent, but shall nevertheless be unable to obtain such consent, the First Priority Agent, as Gratuitous Bailee) in accordance with Section 5-114(c) of the New York UCC.

4.11. Commercial Tort Claims. As of the Issue Date, Schedule 4.11 hereto sets forth all Commercial Tort Claims of each Grantor that, to each such Grantor’s knowledge, has a value, individually or in the aggregate, in excess of $1,000,000.

4.12. Contracts. No amount payable to such Grantor under or in connection with any Contract that is included in the Collateral which has a value in excess of $1,000,000 individually or $5,000,000 in the aggregate is evidenced by any Instrument or Tangible Chattel Paper which has not been delivered to the Collateral Agent (or, prior to the Discharge of First Priority Claims, to the First Priority Agent, as Gratuitous Bailee) or constitutes Electronic Chattel Paper that is not under the “control” (within the meaning of Section 9-105 of the New York UCC) of the Collateral Agent (or, prior to the Discharge of First Priority Claims, if such Grantor shall have used commercially reasonable efforts to establish the Collateral Agent’s “control”, but shall nevertheless be unable to establish the Collateral Agent’s “control”, of the First Priority Agent, as Gratuitous Bailee). Notwithstanding any representation, warranty, covenant or other provision contained herein to the contrary, the failure of any Grantor to deliver to the Collateral Agent the original Certificated Securities, Instruments and Tangible Chattel Paper described on Schedule 4.12 shall not constitute a breach, Default or an Event of Default hereunder.

4.13. Deposit Accounts; Securities Accounts. Set forth on Schedule 4.13, as of the Issue Date is a description of all Deposit Accounts and Securities Accounts of the Grantors, including the name of (A) the applicable Grantor, (B) in the case of a Deposit Account, the depository institution and whether such account is a Material Account or an Excluded Account, (C) in the case of a Securities Account, the Securities Intermediary or issuer, as applicable, and whether such account is a Material Account and (D) the jurisdiction where such account is located.

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SECTION 5. COVENANTS.

Each Grantor covenants and agrees with the Collateral Agent and the Secured Parties that, as of the Issue Date and until the termination of this Agreement in accordance with its terms:

5.1. Covenants in Indenture.

Each Grantor shall take, or shall refrain from taking, as the case may be, each action that is within its control and is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Grantor or any of its Subsidiaries.

5.2. Delivery and Control of Instruments, Chattel Paper, Negotiable Documents and Investment Property.

(a) If any of the Collateral having a value in excess of $1,000,000 individually or $5,000,000 in the aggregate is or shall become evidenced or represented by any Instrument, Certificated Security, Negotiable Document or Tangible Chattel Paper, such Instrument (other than checks received in the ordinary course of business), Certificated Security, Negotiable Documents or Tangible Chattel Paper shall be promptly delivered to the Collateral Agent (or, prior to the Discharge of First Priority Claims, to the First Priority Agent, as Gratuitous Bailee), duly endorsed in a manner reasonably satisfactory to the Collateral Agent (and the First Priority Agent, if applicable), to be held as Collateral pursuant to this Agreement. Without limiting the generality of the foregoing, all of such property owned by any Grantor as of the Issue Date and represented in such form shall be delivered on or before the Issue Date.

(b) If any of the Collateral having a value in excess of $1,000,000 individually or $5,000,000 in the aggregate is or shall become Electronic Chattel Paper such Grantor shall ensure that (i) a single authoritative copy shall exist which is unique, identifiable, unalterable (except as provided in clauses (iii), (iv) and (v) of this paragraph), (ii) such authoritative copy identifies the Collateral Agent (or, prior to the Discharge of First Priority Claims, if such Grantor shall have used commercially reasonable efforts to identify the Collateral Agent, but shall nevertheless be unable to so identify the Collateral Agent, the First Priority Agent, as Gratuitous Bailee) as the assignee and is communicated to and maintained by the Collateral Agent or its designee (or the First Priority Agent or its designee, if applicable), (iii) copies or revisions that add or change the assignee of the authoritative copy can only be made with the participation of the Collateral Agent (and the First Priority Agent, if applicable), (iv) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy and not the authoritative copy and (v) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

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(c) If any Collateral having a value in excess of $1,000,000 individually or $5,000,000 in the aggregate is or shall become an Uncertificated Security, such Grantor shall cause the issuer thereof, if such issuer is a Subsidiary of the Issuer, either (i) to register the Collateral Agent (or, prior to the Discharge of First Priority Claims, if such Grantor shall have used commercially reasonable efforts to register the Collateral Agent, but shall nevertheless be unable to so register the Collateral Agent, the First Priority Agent, as Gratuitous Bailee) as the registered owner of such Uncertificated Security, upon original issue or registration of transfer or (ii) to agree in writing with such Grantor and the Collateral Agent (or, prior to the Discharge of First Priority Claims, if such Grantor shall have used commercially reasonable efforts to cause such agreement with the Collateral Agent, but shall nevertheless be unable to cause such agreement with the Collateral Agent, the First Priority Agent, as Gratuitous Bailee) that such issuer will comply with instructions with respect to such Uncertificated Security originated by the Collateral Agent (or, prior to the Discharge of First Priority Claims, the First Priority Agent, as Gratuitous Bailee, as applicable) without further consent of such Grantor, such agreement to be in substantially the form of Exhibit A, and such actions shall be taken on or prior to the Issue Date with respect to any such Uncertificated Securities owned as of the Issue Date by any Grantor.

(d) If any of the Collateral is or shall become evidenced or represented by a Commodity Contract having a value in excess of $1,000,000 individually or $5,000,000 in the aggregate, such Grantor shall, upon receipt of written request from the Collateral Agent (or, prior to the Discharge of the First Priority Claims, to the extent such actions have been taken with respect to the First Priority Liens), cause the Commodity Intermediary with respect to such Commodity Contract to agree in writing with such Grantor and the Collateral Agent (or, prior to the Discharge of First Priority Claims, if such Grantor shall have used commercially reasonable efforts to cause such agreement with the Collateral Agent, but shall nevertheless be unable to cause such agreement with the Collateral Agent, the First Priority Agent, as Gratuitous Bailee) that such Commodity Intermediary will apply any value distributed on account of such Commodity Contract as directed by the Collateral Agent (or, prior to the Discharge of First Priority Claims, the First Priority Agent, as Gratuitous Bailee, as applicable) without further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Collateral Agent (or, prior to the Discharge of First Priority Claims, the First Priority Agent, as Gratuitous Bailee, as applicable).

(e) In addition to and not in lieu of the foregoing, if any issuer of any Investment Property is a Mortgaged Vessel Owning Subsidiary (as defined in the First Lien Credit Agreement) of the Issuer and is organized under the law of, or has its chief executive office in, a jurisdiction outside of the United States, each Grantor shall take such additional actions, including causing such issuer to register the pledge on its books and records, as may be reasonably requested by the Collateral Agent (or, prior to the Discharge of the First Priority Claims, to the extent such actions have been taken with respect to the First Priority Liens), under the laws of such jurisdiction to insure the validity, perfection and priority of the security interest of the Collateral Agent. Notwithstanding anything herein to the contrary, each interest in any limited liability company or limited partnership that is a Subsidiary (other than any such Subsidiary that

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is organized under the law of, or has its chief executive office in, a jurisdiction outside of the United States) and pledged hereunder shall either (a) be represented by a certificate, shall be a “security” within the meaning of Article 8 of the New York UCC and shall be governed by Article 8 of the New York UCC, or (b) not be represented by a certificate, in which case, no Grantor shall take any action to cause such interest to be or become a “security” within the meaning of, or to be governed by, Article 8 of the UCC as in effect under the laws of any state having jurisdiction and shall not cause or permit any such limited liability company or limited partnership to “opt in” or to take any other action seeking to establish any interest in such limited liability company or limited partnership comprising the Collateral as a “security” or to become certificated, in each case, without promptly delivering all certificates evidencing such interest to the Collateral Agent (or, prior to the Discharge of First Priority Claims, the First Priority Agent, as Gratuitous Bailee) in accordance with Section 5.2(a).

(f) In the case of any transferable UCC Letters of Credit in excess of $1,000,000 individually or $5,000,000 in the aggregate, each Grantor shall use commercially reasonable efforts to obtain the consent of any issuer thereof to the transfer of such UCC Letters of Credit to the Collateral Agent (or, prior to the Discharge of First Priority Claims, the First Priority Agent, as Gratuitous Bailee). In the case of any other UCC Letter of Credit Rights in excess of $1,000,000 individually or $5,000,000 in the aggregate, each Grantor shall use commercially reasonable efforts to obtain the consent of the issuer thereof and any nominated Person thereon to the assignment of the proceeds of the related UCC Letter of Credit in accordance with Section 5-114(c) of the New York UCC.

(g) In accordance with the terms of the Intercreditor Agreement, all Pledged Collateral delivered to the First Priority Agent shall be held by the First Priority Agent as Gratuitous Bailee solely for the purpose of perfecting the security interest therein granted under this Agreement.

5.3. Maintenance of Insurance.

(a) Such Grantor will maintain insurance in accordance with Section 4.19(b) of the Indenture, and furnish to the Collateral Agent, upon written request, with a copy of such insurance policies.

(b) Such Grantor will deliver to the Collateral Agent, on behalf of the Secured Parties, (i) on the Issue Date, a certificate dated as of a recent date showing the amount and types of insurance coverage as of such date, (ii) upon reasonable request of the Collateral Agent from time to time (or, prior to the Discharge of the First Priority Claims, to the extent delivered to the First Priority Agent), reasonably detailed information as to the insurance carried, (iii) promptly following receipt of notice from any insurer, a copy of any notice of cancellation or material change in coverage from that existing on the Issue Date and (iv) forthwith, notice of any cancellation or nonrenewal of coverage by such Grantor. To the extent applicable, the Collateral Agent shall be named as additional insured on all such liability insurance policies of such Grantor and the Collateral Agent shall be named as loss payee on all property and casualty insurance policies of such Grantor.

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5.4. Payment of Notes Obligations.

Such Grantor shall pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, assessments and governmental charges or levies imposed upon the Collateral or in respect of income or profits therefrom, as well as all claims of any kind (including claims for labor, materials and supplies) against or with respect to the Collateral, except that no such tax, assessment or charge need be paid if (i) the amount or validity thereof is currently being contested in good faith by appropriate proceedings, reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor and such proceedings could not reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Collateral or any interest therein, or (ii) the failure to so pay and discharge would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5. Maintenance of Perfected Security Interest; Further Documentation.

(a) Except as otherwise expressly permitted by the Indenture, such Grantor shall maintain each of the security interests created by this Agreement as a perfected security interest under (x) applicable Laws of the United States and of any state thereof and (y) applicable Laws as required by Section 4.20 of the Indenture having at least the priority described in Section 4.3 and shall defend such security interest against any claims and demands of any Persons (other than the Secured Parties), subject to the provisions of Section 8.15.

(b) Such Grantor shall furnish to the Secured Parties from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the assets and property of such Grantor as the Collateral Agent may reasonably request, all in reasonable detail.

(c) At any time and from time to time, upon the written request of the Collateral Agent (or, prior to the Discharge of the First Priority Claims, to the extent such actions have been taken with respect to the First Priority Liens), and at the sole expense of such Grantor, such Grantor shall promptly and duly authorize, execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Collateral Agent may reasonably request to be taken (or, prior to the Discharge of the First Priority Claims, to the extent such further actions have been taken with respect to the First Priority Liens), whether in the United States or outside the United States, for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, the filing of any financing or continuation statements under the UCC (or other similar Laws) in effect in any jurisdiction within or without the United States with respect to the security interests created hereby and in the case of Investment Property and any other relevant Collateral, taking any actions necessary to enable the Collateral Agent (or, prior to the Discharge of First Priority Claims, if such Grantor shall have used commercially reasonable efforts to enable the Collateral Agent, but shall nevertheless be unable to so enable the Collateral Agent, the First Priority Agent, as Gratuitous Bailee) to obtain “control” (within the meaning of the UCC) with respect thereto.

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5.6. Changes in Locations, Name, Jurisdiction of Incorporation, etc. Such Grantor shall not, except upon at least 10 days’ prior written notice (or such shorter period consented to by the Collateral Agent in writing) to the Collateral Agent and delivery to the Collateral Agent of duly authorized and, where required, executed copies of all additional financing statements and other documents reasonably requested by the Collateral Agent (or, prior to the Discharge of the First Priority Claims, to the extent such additional financing statements and other documents have been delivered to the First Priority Agent with respect to the First Priority Liens) to maintain the validity, perfection and priority of the security interests provided for herein:

(a) change its legal name, jurisdiction of organization or the location of its chief executive office or sole place of business from that referred to in Section 4.4; or

(b) change its legal name, identity or structure to such an extent that any financing statement filed by the Collateral Agent in connection with this Agreement would become misleading.

5.7. Notices. Such Grantor shall advise the Collateral Agent promptly, in reasonable detail, of:

(a) any Lien on any of the Collateral (other than any Lien expressly permitted by Section 4.12 of the Indenture) which would adversely affect the ability of the Collateral Agent to exercise any of its remedies hereunder; and

(b) the occurrence of any other event of which such Grantor becomes aware that could reasonably be expected to have a Material Adverse Effect or a material adverse effect upon the aggregate value of the Collateral or on the security interests created hereby.

5.8. Investment Property.

(a) If such Grantor shall become entitled to receive or shall receive any stock or other ownership certificate (including any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of Pledged Equity Interests in any issuer thereof, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of or other ownership interests in the Pledged Securities, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Secured Parties, hold the same in trust for the Secured Parties and promptly deliver the same to the Collateral Agent (or, prior to the Discharge of First Priority Claims, the First Priority Agent, as Gratuitous Bailee) in the exact form received, duly endorsed by such Grantor to the Collateral Agent (or the First Priority Agent), if required, together with an undated stock power or similar instrument of transfer covering such certificate duly executed in blank by such Grantor and with, if the Collateral Agent (or the First Priority Agent) so requests, signature guaranteed, to be held by the Collateral Agent (or the First Priority Agent), subject to the terms hereof, as additional collateral

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security for the Notes Obligations. Any sums paid upon or in respect of the Pledged Securities upon the liquidation or dissolution of any issuer thereof shall be paid over to the Collateral Agent (or, prior to the Discharge of First Priority Claims, the First Priority Agent, as Gratuitous Bailee) to be held by it hereunder as additional collateral security for the Notes Obligations if an Event of Default then exists, and in case any distribution of capital shall be made on or in respect of the Pledged Securities or any property shall be distributed upon or with respect to the Pledged Securities pursuant to the recapitalization or reclassification of the capital of any issuer thereof or pursuant to the reorganization thereof, the property so distributed shall, if an Event of Default then exists, and unless otherwise subject to a perfected security interest in favor of the Collateral Agent (or the First Priority Agent), be delivered to the Collateral Agent (or, prior to the Discharge of First Priority Claims, the First Priority Agent, as Gratuitous Bailee) to be held by it hereunder as additional collateral security for the Notes Obligations. If any sums of money or property so paid or distributed in respect of the Pledged Securities shall be received by such Grantor in violation of the immediately preceding sentence, such Grantor shall, until such money or property is paid or delivered to the Collateral Agent (or, prior to the Discharge of First Priority Claims, the First Priority Agent, as Gratuitous Bailee), hold such money or property in trust for the Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Notes Obligations.

(b) Without the prior written consent of the Collateral Agent, such Grantor shall not (i) vote to enable, or take any other action to permit, any Subsidiary of the Issuer that is an issuer of Pledged Securities to issue any stock, partnership interests, limited liability company interests or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock, partnership interests, limited liability company interests or other equity securities of any nature of any such issuer (except, in each case, pursuant to a transaction expressly permitted by the Indenture), (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, any of the Investment Property or Proceeds thereof or any interest therein (except, in each case, pursuant to a transaction expressly permitted by the Indenture), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement or any Lien expressly permitted thereon pursuant to Section 4.12 of the Indenture, (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Collateral Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof or any interest therein or (v) without the prior written consent of the Collateral Agent, cause or permit any Subsidiary of the Issuer that is an issuer of any Pledged Partnership Interests or Pledged LLC Interests which are not securities (for purposes of the New York UCC) on the Issue Date to elect or otherwise take any action to cause such Pledged Partnership Interests or Pledged LLC Interests to be treated as securities for purposes of the New York UCC; provided, however, notwithstanding the foregoing, if any issuer of any Pledged Partnership Interests or Pledged LLC Interests takes any such action in violation of the provisions in this clause (v) or any non-Subsidiary of the Issuer that is an issuer takes any of the foregoing actions, such Grantor shall promptly notify the Collateral Agent in writing of any such election or action and, in such event, shall take all steps necessary or advisable to establish the Collateral Agent’s (or, prior to the Discharge

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of First Priority Claims, if such Grantor shall have used commercially reasonable efforts to establish the Collateral Agent’s, but shall nevertheless be unable to so establish the Collateral Agent’s, the First Priority Agent’s, as Gratuitous Bailee) “control” thereof.

(c) In the case of each Grantor which is an issuer of Pledged Securities, such Grantor agrees that (i) it shall be bound by the terms of this Agreement relating to the Pledged Securities issued by it and shall comply with such terms insofar as such terms are applicable to it, (ii) it shall notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Section 5.8(a) with respect to the Pledged Securities issued by it and (iii) the terms of Sections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 with respect to the Pledged Securities issued by it. In addition, each Grantor which is either an issuer or an owner of any Pledged Security hereby consents to the grant by each other Grantor of the security interest hereunder in favor of the Collateral Agent and to the transfer of any Pledged Security to the Collateral Agent or its nominee following the occurrence and during the continuance of an Event of Default and to the substitution of the Collateral Agent or its nominee as a partner, member, shareholder or other equityholder of the issuer of the related Pledged Security.

5.9. Receivables. Other than in the ordinary course of business, such Grantor shall not, with respect to Receivables that constitute Collateral (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable in any manner that could adversely affect the value thereof.

5.10. Intellectual Property.

(a) Such Grantor (either itself or through licensees) shall, in the exercise of its reasonable business judgment, taking into account the Secured Parties’ interests under this Agreement, (i) continue to use each owned Trademark material to its business, (ii) maintain commercially reasonable quality of products and services offered under such Trademarks and take all necessary steps to ensure that all licensed users of such Trademarks comply with such Grantor’s quality control requirements and maintain reasonable quality, (iii) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademarks unless the Collateral Agent, for the ratable benefit of the Secured Parties, shall obtain a perfected security interest in such mark pursuant to this Agreement and the Intellectual Property Security Agreement, and (iv) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.

(b) Such Grantor (either itself or through licensees), subject to the exercise of its reasonable business judgment, taking into account the Secured Parties’ interests under this Agreement, shall not do any act, or omit to do any act, whereby any Patent owned by such Grantor material to its business may become forfeited, abandoned or dedicated to the public.

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(c) Such Grantor (either itself or through licensees), subject to the exercise of its reasonable business judgment, taking into account the Secured Parties’ interests under this Agreement, shall not (and shall not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material portion of Copyrights owned by such Grantor and material to its business may become invalidated or otherwise impaired. Such Grantor shall not (either itself or through licensees) do any act whereby any material portion of such Copyrights may fall into the public domain.

(d) Such Grantor shall notify the Collateral Agent promptly if it knows or suspects that any application or registration relating to any Material Intellectual Property owned by a Grantor may become forfeited, abandoned or dedicated to the public, or of any adverse determination (including the institution of, or any such determination in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any such Material Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.

(e) Upon request of the Collateral Agent (or, prior to the Discharge of the First Priority Claims, to the extent such actions have been taken with respect to the First Priority Liens), such Grantor shall execute and deliver, and have recorded in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, any and all agreements, instruments, documents, and papers as the Collateral Agent may request (or, prior to the Discharge of the First Priority Claims, to the extent such agreements, instruments, documents, and papers have been executed and delivered and so recorded with respect to the First Priority Liens) to evidence the Collateral Agent’s security interest in any Copyright, Patent, Trademark or other Intellectual Property of such Grantor.

(f) Such Grantor, subject to the exercise of its reasonable business judgment, taking into account the Secured Parties’ interests under this Agreement, shall take reasonable and necessary steps, including in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of Material Intellectual Property, including the payment of required fees and taxes, the filing of responses to office actions issued by the United States Patent and Trademark Office and the United States Copyright Office, the filing of applications for renewal or extension, the filing of affidavits of use and affidavits of incontestability, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees, and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings.

(g) Such Grantor (either itself or through licensees), subject to the exercise of its reasonable business judgment, taking into account the Secured Parties’ interests under this Agreement, shall not, without the prior written consent of the Collateral Agent, discontinue use of or otherwise abandon any of its registered Owned Intellectual Property, or abandon any application or any right to file an application for any patent, trademark, or copyright, unless such Grantor shall have previously determined that such use or the pursuit or maintenance of such Intellectual Property is no longer desirable in the conduct of such Grantor’s business and that the loss thereof could not reasonably be expected to have a Material Adverse Effect.

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(h) In the event that any Material Intellectual Property is infringed, misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) promptly notify the Collateral Agent after it learns thereof and sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.

(i) Such Grantor agrees that, should it obtain an ownership interest in any item of intellectual property which is not, as of the Issue Date, a part of the Intellectual Property Collateral (the “After-Acquired Intellectual Property”), (i) the provisions of Section 3 shall automatically apply thereto and (ii) any such After-Acquired Intellectual Property, and in the case of trademarks, the goodwill of the business connected therewith or symbolized thereby, shall automatically become part of the Collateral.

(j) Such Grantor shall furnish to the Collateral Agent from time to time upon the Collateral Agent’s reasonable request therefor reasonably detailed statements and amended schedules further identifying and describing the Owned Intellectual Property and Licensed Intellectual Property and such other materials evidencing, or reports pertaining to, the Owned Intellectual Property and Licensed Intellectual Property as the Collateral Agent may from time to time reasonably request.

5.11. Contracts.

(a) Such Grantor shall perform and comply in all material respects with all its obligations under the Contracts that constitute Collateral, except where the failure to so perform and comply could not reasonably be expected to have a Material Adverse Effect.

(b) Such Grantor shall not amend, modify, terminate, waive or fail to enforce any provision of any Contract that constitutes Collateral in any manner which could reasonably be expected to have a Material Adverse Effect.

(c) Such Grantor shall exercise promptly and diligently each and every material right which it may have under each Material Contract that constitutes Collateral (other than any right of termination), except where the failure to so exercise could not reasonably be expected to have a Material Adverse Effect.

(d) Such Grantor shall not permit to become effective in any document creating, governing or providing for any permit, lease, license or Material Contract that constitutes Collateral, a provision that would limit the creation, perfection or scope of, or exercise or enforcement of remedies in connection with, a Lien on such permit, lease, license or Material Contract in favor of the Collateral Agent for the ratable benefit of the Secured Parties unless such Grantor believes, in its reasonable judgment, that such prohibition is usual and customary in transactions of such type.

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5.12. Commercial Tort Claims. Such Grantor shall advise the Collateral Agent promptly after such Grantor becomes aware of any Commercial Tort Claim held by such Grantor individually or in the aggregate in excess of $1,000,000 and shall promptly execute and deliver to the Collateral Agent a supplement to Schedule 4.11 in form and substance reasonably satisfactory to the Collateral Agent listing such Commercial Tort Claim, which supplement shall take effect without further action on the part of any party hereto or beneficiary hereof and shall make such Commercial Tort Claim collateral security subject to this Agreement.

5.13. Deposit Accounts. For each Deposit Account that is a Material Account, such Grantor shall (a) if such Grantor opens a Deposit Account that is reasonably expected to be (or at any time becomes or replaces) a Material Account, promptly notify the Collateral Agent thereof and (b) pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, use commercially reasonable efforts to cause the depositary bank to comply at any time with instructions from the Collateral Agent (or, prior to the Discharge of First Priority Claims, the First Priority Agent, as Gratuitous Bailee) to such depositary bank directing the disposition of funds from time to time credited to such Deposit Account, without further consent of such Grantor. The Collateral Agent agrees not to provide any such depositary bank any such instructions unless an Event of Default has occurred and is continuing.

5.14. Financial Assets. If any Securities, whether certificated or uncertificated, or other Investment Property now or hereafter acquired by any Grantor are held by such Grantor or its nominee through a Securities Intermediary in a Securities Account that is a Material Account, such Grantor shall (a) if such Grantor opens a Securities Account that is reasonably expected to be (or at any time becomes) a Material Account, promptly notify the Collateral Agent thereof and (b) pursuant to an agreement in form and substance satisfactory to the Collateral Agent use commercially reasonable efforts to cause such Securities Intermediary to agree to comply with entitlement orders or other instructions from the Collateral Agent (or, prior to the Discharge of First Priority Claims, the First Priority Agent, as Gratuitous Bailee) to such Securities Intermediary as to such Securities or other Investment Property without further consent of such Grantor. The Collateral Agent agrees not to provide any such Securities Intermediary any such entitlement orders or other instructions unless an Event of Default has occurred and is continuing.

SECTION 6. REMEDIAL PROVISIONS.

6.1. Certain Matters Relating to Receivables.

(a) The Collateral Agent shall have the right (but shall in no way be obligated), at the expense of the Secured Parties if an Event of Default does not then exist, to make test verifications of the Receivables that are included in the Collateral in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Collateral Agent may reasonably require in connection with such test verifications.

(b) Each Grantor hereby agrees to use its commercially reasonable efforts to continue to collect all amounts due or to become due to such Grantor under the Receivables and any Supporting Obligation and diligently exercise each material right it

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may have under any Receivable and any Supporting Obligation, in each case, at its own expense. If required by the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be promptly (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Collateral Agent (or, prior to the Discharge of First Priority Claims, the First Priority Agent, as Gratuitous Bailee) if required, in a Collateral Account maintained under the sole dominion and control of the Collateral Agent (or, prior to the Discharge of First Priority Claims, the First Priority Agent, as Gratuitous Bailee), subject to withdrawal by the Collateral Agent (or, prior to the Discharge of First Priority Claims, the First Priority Agent) for the account of the Secured Parties only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c) At the Collateral Agent’s request, but on a confidential basis in accordance with the Collateral Agent’s policies and procedures, during the continuance of an Event of Default each Grantor shall make available to the Collateral Agent original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables that are included in the Collateral, including original orders, invoices and shipping receipts. Any remedies provided in this Section 6.1 shall be subject to the Intercreditor Agreement.

6.2. Communications with Obligors; Grantors Remain Liable.

(a) The Collateral Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables and parties to the Contracts to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Receivables or Contracts that constitute Collateral

(b) The Collateral Agent may at any time after the occurrence and during the continuance of an Event of Default notify, or require any Grantor to so notify, the Account Debtor or counterparty on any Receivable or Contract that constitutes Collateral of the security interest of the Collateral Agent therein. In addition, after the occurrence and during the continuance of an Event of Default, the Collateral Agent may upon written notice to the applicable Grantor, notify, or require any Grantor to notify, the Account Debtor or counterparty to make all payments under such Receivables and Contracts directly to the Collateral Agent.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables and Contracts that constitutes Collateral to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. No Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) or Contract by reason of or arising out of this Agreement

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or the receipt by any Secured Party of any payment relating thereto, nor shall any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) or Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times. Any remedies provided in this Section 6.2 shall be subject to the Intercreditor Agreement.

6.3. Pledged Securities.

(a) Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the relevant Grantor that the Collateral Agent (acting upon the instructions of the Secured Parties in accordance with the terms of the Indenture) intends to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Equity Interests and all payments made in respect of the Pledged Notes, to the extent not prohibited by the Indenture, and to exercise all voting and corporate and other ownership (or other similar) rights with respect to the Pledged Securities; provided, however, that no vote shall be cast or corporate or other ownership right exercised or other action taken which would materially impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Indenture, this Agreement or any other Indenture Document.

(b) If an Event of Default shall occur and be continuing and the Collateral Agent shall have given notice to the relevant Grantor that the Collateral Agent (acting upon the instructions of the Secured Parties in accordance with the terms of the Indenture) intends to exercise its rights pursuant to this Section 6.3(b): (i) all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right, but shall be under no obligation, to exercise or refrain from exercising such voting and other consensual rights; (ii) the Collateral Agent shall have the right, without notice to any Grantor (where permitted by applicable Laws), any such notice being expressly waived by each Grantor, to transfer all or any portion of the Investment Property to its name or the name of its nominee or agent; and (iii) the Collateral Agent shall have the right, without notice to any Grantor, to exchange any certificates or instruments representing any Investment Property for certificates or instruments of smaller or larger denominations. In order to permit the Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request (or, prior to the Discharge of the First Priority Claims, to the extent such proxies, dividend payment orders and other instruments shall have been executed and delivered to the First Priority Agent) and each Grantor acknowledges that the Collateral Agent may utilize the power of attorney set forth herein.

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(c) Each Grantor hereby authorizes and instructs each issuer of any Pledged Securities pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Collateral Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each such issuer shall be fully protected in so complying, and (ii) upon any such instruction following the occurrence and during the continuance of an Event of Default, pay any dividends or other payments with respect to the Investment Property, including Pledged Securities, directly to the Collateral Agent. Any remedies provided in this Section 6.3 shall be subject to the Intercreditor Agreement.

6.4. Proceeds to be Turned Over to the Collateral Agent.

In addition to the rights of the Secured Parties specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, cash equivalents, checks and other near-cash items shall, if requested in writing by the Collateral Agent, be held by such Grantor in trust for the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Collateral Agent, if required). All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Secured Parties) shall continue to be held as collateral security for all the Notes Obligations and shall not constitute payment thereof until applied as provided in Section 6.5. Any remedies provided in this Section 6.4 shall be subject to the Intercreditor Agreement.

6.5. Application of Proceeds. At such intervals as may be agreed upon by the Issuer and the Collateral Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Collateral Agent’s election, subject to the payment over provisions set forth in the Intercreditor Agreement, the Collateral Agent may apply all or any part of the net Proceeds (after deducting fees and reasonable out-of-pocket expenses as provided in Section 6.6) constituting Collateral realized through the exercise by the Collateral Agent of its remedies hereunder, whether or not held in any Collateral Account, in payment of the Notes Obligations in the following order:

First, to the Collateral Agent, to pay incurred and unpaid fees and expenses of the Secured Parties under the Indenture Documents; and

Second, as set forth in Section 6.10 of the Indenture.

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6.6. Code and Other Remedies.

(a) If an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of the Secured Parties and acting upon the instructions, may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Notes Obligations, all rights and remedies of a secured party under the New York UCC (whether or not the New York UCC applies to the affected Collateral) or its rights under any other applicable Laws or in equity. Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by applicable Laws referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances collect, receive, appropriate and realize upon the Collateral, or any part thereof, and may sell, lease, license, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Each Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by applicable Laws, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable Laws) all rights of redemption, stay or appraisal which it now has or may at any time in the future have under any Laws now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by applicable Laws, at least ten days notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely effect the commercial reasonableness of any sale of the Collateral. Each Grantor agrees that it would not be commercially unreasonable for the Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. To the extent permitted by applicable Laws, each Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. To the extent permitted by applicable Laws, and so long as an Event of Default is continuing, the Collateral Agent shall have the right to enter onto the property where any Collateral is located and take possession thereof with or without judicial process.

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(b) The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Parties hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Notes Obligations and only after such application and after the payment by the Collateral Agent of any other amounts required by any provision of law, including Section 9-615(a) of the New York UCC, need the Collateral Agent account for the surplus, if any, to any Grantor. If the Collateral Agent sells any of the Collateral upon credit, the Grantor will be credited only with payments actually made by the purchaser and received by the Collateral Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Collateral Agent may resell the Collateral and the Grantor shall be credited with proceeds of the sale. To the extent permitted by applicable Laws, each Grantor waives all claims, damages and demands it may acquire against any Secured Party arising out of the exercise by any Secured Party of any rights hereunder.

(c) In the event of any disposition of any of the Intellectual Property, the goodwill of the business connected with and symbolized by any Trademarks subject to such disposition shall be included, and the applicable Grantor shall, to the extent commercially reasonable and feasible under the circumstances, supply the Collateral Agent or its designee with such Grantor’s know-how and expertise, and with documents and things embodying the same, relating to the manufacture, distribution, advertising and sale of products or the provision of services relating to any Intellectual Property subject to such disposition, and such Grantor’s customer lists and other records and documents relating to such Intellectual Property and to the manufacture, distribution, advertising and sale of such products and services.

Any remedies provided in this Section 6.6 shall be subject to the Intercreditor Agreement.

6.7. Private Sales, etc.

(a) Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Equity Interests, by reason of certain prohibitions contained in the Securities Act, applicable state securities laws or other applicable Laws, and may be compelled to resort to one or more private sales thereof, including, without limitation, to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The

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Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Equity Interests for the period of time necessary to permit the issuer thereof to register such securities for public sale under the Securities Act, under applicable state securities laws or other applicable Laws, even if such issuer would agree to do so.

(b) Each Grantor agrees to use commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Equity Interests pursuant to this Section 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Secured Parties, that the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing under the Indenture or a defense of payment.

Any remedies provided in this Section 6.7 shall be subject to the Intercreditor Agreement.

6.8. Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Notes Obligations and the reasonable fees and disbursements of any outside attorneys employed by any Secured Party to collect such deficiency.

6.9. Deposit Accounts/Securities Accounts. Upon the occurrence of an Event of Default and during continuation thereof, the Collateral Agent may prevent withdrawals or other dispositions of funds in Deposit Accounts and Securities Accounts subject to control agreements or held with any Secured Party.

Any remedies provided in this Section 6.9 shall be subject to the Intercreditor Agreement.

SECTION 7. THE COLLATERAL AGENT.

7.1. Collateral Agent’s Appointment as Attorney-in-Fact, etc.

(a) Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

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(i) in the name of such Grantor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or Contract or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Receivable or Contract or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may request (or, prior to the Discharge of the First Priority Claims, to the extent such agreements, instruments, documents and papers have been executed and delivered and recorded with respect to the First Priority Liens) to evidence the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv) execute, in connection with any sale provided for in Section 6.6 or 6.7, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at

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any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Collateral Agent agrees that, except as provided in Section 7.1(b), it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement; provided, however, that unless an Event of Default has occurred and is continuing or time is of the essence, the Collateral Agent shall not exercise this power without first making demand on the Grantor and the Grantor failing to promptly comply therewith.

(c) The expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due Notes under the Indenture, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Collateral Agent on demand.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2. Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. Neither the Collateral Agent, nor any other Secured Party nor any of their respective officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Secured Parties hereunder are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty upon any Secured Party to exercise any such powers. The Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be responsible to any Grantor for any act or failure to act hereunder, except to the extent that any such act or failure to act is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from their own gross negligence or willful misconduct in breach of a duty owed to such Grantor.

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7.3. Execution of Financing Statements. Each Grantor acknowledges that pursuant to Section 9-509(b) of the New York UCC and any other applicable Laws, each Grantor authorizes the Collateral Agent to file or record financing or continuation statements, and amendments thereto, and other filing or recording documents or instruments with respect to the Collateral, without the signature of such Grantor, in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect or maintain the perfection of the security interests of the Collateral Agent under this Agreement. Each Grantor agrees that such financing statements may describe the collateral in the same manner as described in this Agreement or as “all assets,” “all personal property” or words of similar effect, regardless of whether or not the Collateral includes all assets or all personal property of such Grantor, or such other description as the Collateral Agent, in its sole judgment, determines is necessary or advisable that is of an equal or lesser scope or with greater detail. A photographic or other reproduction of this Agreement shall, where permitted by applicable Laws, be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

7.4. Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the other Secured Parties, be governed by the Indenture and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

7.5. Appointment of Co-Collateral Agents. At any time or from time to time, in order to comply with any applicable requirement of law, the Collateral Agent may appoint another bank or trust company or one of more other Persons, either to act as co-agent or agents on behalf of the Secured Parties with such power and authority as may be necessary for the effectual operation of the provisions hereof and which may be specified in the instrument of appointment (which may, in the discretion of the Collateral Agent, include provisions for indemnification and similar protections of such co-agent or separate agent).

7.6. Actions of the Collateral Agent. The Collateral Agent shall not be liable with respect to any action taken or omitted by it in accordance with the instructions of the Holders in accordance with the Indenture. The Collateral Agent shall not be under any obligation to take or consent to any action that is within the discretion of the Collateral Agent under the provisions hereof or under any Indenture Documents, except upon the written instructions of the Holders in accordance with the Indenture. For purposes of determining actions authorized or consented by the Holders, the Collateral Agent shall be entitled to rely conclusively, and shall be fully protected in so relying, upon the Trustee’s determination or calculation of the requisite consent obtained from the Holders under the terms of the Indenture.

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SECTION 8. MISCELLANEOUS.

8.1. Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each affected Grantor and the Collateral Agent subject to any consents required under Article IX of the Indenture; provided that any provision of this Agreement imposing obligations on any Grantor may be waived by the Collateral Agent in a written instrument executed by the Collateral Agent.

8.2. Notices. All notices, requests and demands to or upon the Collateral Agent or any Grantor hereunder shall be effected in the manner provided for in Section 12.1 of the Indenture; provided that any such notice, request or demand to or upon any Grantor shall be addressed to such Grantor at its notice address set forth on Schedule 8.2.

8.3. No Waiver by Course of Conduct; Cumulative Remedies. No Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4. Enforcement Expenses; Indemnification.

(a) Each Grantor agrees to pay or reimburse each Secured Party for its reasonable out-of-pocket costs and expenses incurred in enforcing or preserving any rights under this Agreement and the other Indenture Documents to which such Grantor is a party, including the reasonable fees and disbursements of outside counsel to each Secured Party and outside counsel to the Collateral Agent.

(b) Each Grantor agrees to pay, and to hold the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits and reasonable out-of-pocket costs, expenses or disbursements of any kind or nature whatsoever with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or Other Taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c) Each Grantor agrees to pay, and to hold the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits and reasonable out-of-pocket costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Issuer would be required to do so pursuant to Section 7.6 and 11.5 of the Indenture.

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(d) The agreements in this Section shall survive repayment of the Notes Obligations and all other amounts payable under the Indenture and the other Indenture Documents.

8.5. Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Collateral Agent and the Secured Parties, and their respective permitted successors and assigns; provided that, except as otherwise permitted by the Indenture, no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent and any attempted assignment without such consent shall be null and void.

8.6. Set-Off. Each Grantor hereby irrevocably authorizes each Secured Party at any time and from time to time, while an Event of Default shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party to or for the credit or the account of such Grantor, or any part thereof in such amounts as such Secured Party may elect, against and on account of the obligations and liabilities of such Grantor to such Secured Party hereunder and claims of every nature and description of such Secured Party against such Grantor, in any currency, whether arising hereunder, under the Indenture or under any other Indenture Document, as such Secured Party may elect, whether or not any Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Each Secured Party shall notify such Grantor promptly of any such set-off and the application made by such Secured Party of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of set-off) which such Secured Party may have. Any remedies provided in this Section 8.6 shall be subject to the Intercreditor Agreement.

8.7. Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart hereof.

8.8. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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8.9. Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10. Integration. This Agreement, together with all of the other Indenture Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. Delivery of an executed signature page of this Agreement shall be as effective as delivery of a manually executed counterpart hereof.

8.11. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAWS PROVISIONS.

8.12. Submission to Jurisdiction; Waivers. Each of the parties hereto hereby irrevocably and unconditionally:

(a) agrees that any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York sitting in New York County or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each party hereto hereby accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts, except that the Collateral Agent or any of the Secured Parties may, in their sole discretion, bring legal action or proceedings in other appropriate jurisdictions with respect to the enforcement of its rights with respect to the Collateral. Each of the parties hereto hereby irrevocably waives any right to any other jurisdiction to which it may be entitled on account of domicile, residence or otherwise and waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that such party may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions;

(b) consents to the service of any and all process in any such action or proceeding by the mailing (by registered or certified mail, postage prepaid) of copies of such process to such Grantor at its address referred to in Section 8.2 or to the Issuer at its address referred to in Section 8.2. Each Grantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws;

(c) agrees that nothing contained in this Section 8.12 shall affect the right of the Collateral Agent or any Secured Party to serve process in any other manner permitted by applicable Laws or commence legal proceedings or otherwise proceed against any Grantor in any other jurisdiction;

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(d) to the extent that such Grantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), hereby irrevocably waives such immunity in respect of its obligations hereunder; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.12 any special, exemplary, punitive or consequential damages.

8.13. Acknowledgments. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Indenture Documents to which it is a party;

(b) no Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Indenture Documents, and the relationship between the Grantors, on the one hand, and the Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Indenture Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.

8.14. Additional Grantors. Each Subsidiary of the Issuer that is required to become a party to this Agreement pursuant to Section 4.20 of the Indenture shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

8.15. Releases

(a) At such time as the Collateral Agent has been notified in writing that the Notes Obligations shall have been paid in full, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Collateral Agent shall deliver to such Grantor any Collateral held by the Collateral Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b) If any of the Collateral shall be sold or otherwise disposed of by any Grantor to a Person that is not the Issuer or a Restricted Subsidiary in a transaction permitted by the Indenture, then the Collateral Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary for the release of the Liens created hereby on such Collateral. At

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the request and sole expense of the Issuer and the Grantors, a Grantor shall be released from its obligations hereunder in the event that all the Pledged Equity Interests in such Grantor shall be sold or otherwise disposed of in a transaction permitted by the Indenture; provided that the Issuer shall have delivered to the Collateral Agent, at least three Business Days (or such lesser period permitted in writing by the Collateral Agent) prior to the date of the proposed release, a written request for such release identifying the relevant Grantor and the terms of the relevant sale or other disposition in reasonable detail, including the price thereof and any expenses incurred in connection therewith, together with an Officer’s Certificate from the Issuer, accompanied by an Opinion of Counsel, stating that such transaction is in compliance with the Indenture and the other Indenture Documents.

(c) Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement originally filed in connection herewith without the prior written consent of the Collateral Agent, subject to such Grantor’s rights under Sections 9-509(d)(2) and 9-518 of the New York UCC.

8.16. WAIVER OF JURY TRIAL. EACH GRANTOR AND THE COLLATERAL AGENT WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INDENTURE DOCUMENT.

8.17. Riders for Non-U.S. Jurisdictions.

(a) Notwithstanding anything set out to the contrary in this Agreement or any other Indenture Document to the contrary, the obligations and liabilities of J. Ray McDermott (Norway) AS under any provision of this Agreement or any other Indenture Document to which it is a party shall not include any obligations or liabilities to the extent they would constitute unlawful financial assistance within the meaning of Section 8-7 and/or 8-10, cfr. Section 1-4, of the Norwegian Companies Act of 13 June 1997 no. 44, and the obligations and liabilities of J. Ray McDermott (Norway) AS under this Agreement or any other Indenture Document only apply to the extent permitted by those provisions of the Norwegian Companies Act of 13 June 1997 no. 44.

(b) The total liability of J. Ray McDermott (Norway) AS under this Agreement or any other Indenture Document to which it is a party shall never exceed $1,000,000,000 plus interest thereon and fees, costs and expenses as set out in this Agreement or any other Indenture Document.

8.18. INTERCREDITOR AGREEMENT GOVERNS. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR ITSELF AND FOR THE RATABLE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL CONTROL.

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8.19. Obligations of Grantors. To the extent that the obligations of any Grantor hereunder shall conflict, or shall be inconsistent, with the obligations of such Grantor under the First Lien Pledge and Security Agreement, the provisions of the First Lien Pledge and Security Agreement shall control.

8.20. Delivery of Collateral. Notwithstanding anything herein to the contrary, prior to the Discharge of First Priority Claims, to the extent any Grantor is required hereunder to deliver Collateral to the Collateral Agent for purposes of possession and “control” (as such term is used herein) or otherwise grant the Collateral Agent “control” (as such term is used herein) of such Collateral and is unable to do so as a result of having previously delivered such Collateral or granted such “control” to the First Priority Agent in accordance with the terms of the First Lien Pledge and Security Agreement, such Grantor’s obligations hereunder with respect to such delivery and/or “control” shall be deemed satisfied by the delivery to (or “control” by) the First Priority Agent, as Gratuitous Bailee.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each of the undersigned has caused this Pledge and Security Agreement to be duly executed and delivered as a deed as of the date first above written.

McDermott International, Inc.
as Parent and LC Borrower

By:
Name:	Steven D. Oldham
Title:	Vice President, Treasurer and Investor Relations

McDermott Finance L.L.C.
as Term Borrower

By:
Name:	Steven D. Oldham
Title:	Treasurer

[McDermott – Second Lien Pledge and Security Agreement]

Chartering Company (Singapore) Pte. Ltd.	J. Ray McDermott West Africa Holdings, Inc.
DeepSea (Americas) LLC	J. Ray McDermott West Africa, Inc.
Deepsea (Europe) Limited	Malmac Sdn. Bhd.
Deepsea Group Limited	McDermott Asia Pacific Pte. Ltd.
Deepsea (UK) Limited	McDermott Australia Pty. Ltd.
Deepsea (US) Incorporated	McDermott Caspian Contractors, Inc.
Eastern Marine Services, Inc.	McDermott Eastern Hemisphere, Ltd.
Global Energy - McDermott Limited	McDermott Engineering, LLC
Hydro Marine Services, Inc.	McDermott Far East Inc.
International Vessels Ltd	McDermott Gulf Operating Company, Inc.
J. Ray Holdings, Inc.	McDermott International Investments Co., Inc.
J. Ray McDermott (Aust.) Holding Pty. Limited	McDermott International Trading Co., Inc.
J. Ray McDermott (Caspian), Inc.	McDermott International Vesssels, Inc.
J. Ray McDermott Canada Holding, Ltd.	McDermott Marine Construction Limited
J. Ray McDermott Canada, Ltd.
J. Ray McDermott Contractors, Inc.	McDermott Middle East, Inc.
McDermott Offshore Services Company, Inc.
J. Ray McDermott Engineering Services Private Limited	McDermott Old JV Office, Inc.
J. Ray McDermott Far East, Inc.	McDermott Overseas, Inc.
J. Ray McDermott International, Inc.	McDermott Subsea Engineering, Inc.
J. Ray McDermott Kazakhstan Limited Liability Partnership	McDermott Trade Corporation
J. Ray McDermott Logistic Services Private Limited	North Atlantic Vessel, Inc.
J. Ray McDermott (Norway), AS	OPI Vessels, Inc.
J. Ray McDermott (Qingdao) Pte. Ltd.	Sabine Realty, Inc.
J. Ray McDermott Solutions, Inc.

J. Ray McDermott Technology, Inc.

J. Ray McDermott Underwater Services, Inc.	SparTEC, Inc.

By:
	Name:	Steven D. Oldham
	Title:	Treasurer

[McDermott – Second Lien Pledge and Security Agreement]

J. Ray McDermott Holdings, LLC
J. Ray McDermott, S.A.
McDermott, Inc.
McDermott Investments, LLC
McDermott International Management, S. de RL

By:
Name:	Steven D. Oldham
Title:	Vice President, Treasurer

DeepSea (Holland) B.V.
J. Ray McDermott (Luxembourg) S.ar.l.
J. Ray McDermott (Nigeria) Limited
J. Ray McDermott Investments B.V.
McDermott Overseas Investment Co. N.V.
McDermott Holdings (U.K.) Limited
McDermott International B.V.
McDermott International Marine Investments N.V.
McDermott Serviços Offshore do Brasil Ltda.
PT. Baja Wahana Indonesia
Singapore Huangdao Pte. Ltd.
Varsy International N.V.

By:
Name:	Steven D. Oldham
Title:	Authorized Person

[McDermott – Second Lien Pledge and Security Agreement]

J. Ray McDermott de Mexico, S.A. de C.V.
McDermott Marine Mexico, S.A. de C.V.
Servicios de Fabricacion de Altamira, S.A. de C.V.
Servicios Profesionales de Altamira, S.A. de C.V.

By:
Name:	Ana L. Mendez Burkart
Title:	Attorney-in-fact

[McDermott – Second Lien Pledge and Security Agreement]

Executed as a Deed by J. Ray McDermott International Vessels, Ltd.

By:
Name:	Steven D. Oldham
Title:	Treasurer

Witnessed
By:
Name:	Robert E. Stumpf
Title:	Assistant Secretary

Executed as a Deed by McDermott Cayman Ltd.

By:
Name:	Steven D. Oldham
Title:	Treasurer

Witnessed
By:
Name:	Robert E. Stumpf
Title:	Assistant Secretary

Executed as a Deed by Offshore Pipelines International, Ltd.

By:
Name:	Steven D. Oldham
Title:	Treasurer

Witnessed
By:
Name:	Robert E. Stumpf
Title:	Assistant Secretary

[McDermott – Second Lien Pledge and Security Agreement]

Executed as a Deed by OPMI, Ltd.

By:
Name:	Steven D. Oldham
Title:	Treasurer

Witnessed
By:
Name:	R. E. Stumpf
Title:	Assistant Secretary

[McDermott – Second Lien Pledge and Security Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:	Patrick T. Giordano
Title:	Vice President

[McDermott – Second Lien Pledge and Security Agreement]